EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by Fig Publishing, Inc. (“Fig”). The offering statement was originally filed by Fig on December 21, 2015, and has been amended by Fig on multiple occasions since that date. The offering statement, as amended by pre-qualification amendments, was qualified by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2016. Since that date, certain post-qualification amendments to the offering statement have also been qualified by the SEC.

Different classes of securities have already been offered by Fig under the offering statement, as amended and qualified. Each such class has consisted of a separate series of non-voting preferred stock of Fig, par value $0.0001 per share. The purpose of this post-qualification amendment is to add to the offering statement, as amended and qualified, the offering of an additional class of securities, consisting of a new, separate series of non-voting preferred stock of Fig, par value $0.0001 per share. The classes of securities already offered under the offering statement, and the additional class of securities being added to the offering statement by means of this post-qualification amendment or other post-qualification amendments, are as follows:

Already Offered:	Qualification Date:

Fig Game Shares – PSY2	September 29, 2016
Fig Game Shares – Wasteland 3	March 17, 2017
Fig Game Shares – Pillars of Eternity II	May 10, 2017
Fig Game Shares – Phoenix Point	June 12, 2017

Being Added Hereby:

Fig Game Shares – CTT	Pending

Each separate series of non-voting preferred stock of Fig, par value $0.0001 per share, is governed by different payment and liquidation terms. Proceeds from the sale of all such securities shall be used by Fig for its general operations and working capital needs.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular that is not designated as a Preliminary Offering Circular is delivered and the offering statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	Dated July 11, 2017

Fig Publishing, Inc.

Up to 952 Fig Game Shares – CTT

$250 per Share

This Regulation A, Tier 2 offering is for shares of a particular series of non-voting preferred stock, par value $0.0001 per share, of Fig Publishing, Inc., a Delaware corporation (together with our consolidated entities, “we”, our “Company” or “Fig”). We call this series “Fig Game Shares – CTT”. We are offering a maximum of 952 Fig Game Shares – CTT at $250 per share, on a best efforts basis. We have already issued 248 Fig Game Shares – CTT, for $250 per share, in a separate offering. If all shares in this offering are sold, a total of 1,200 Fig Game Shares – CTT will be outstanding. This offering is being conducted to raise money for our general operations and working capital needs.

Fig Game Shares – CTT are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with video game developer Interdimensional Games Incorporated (“iDGi”). Under this license agreement (the “CTT License Agreement”), we will co-publish the video game Consortium: The Tower (“CTT”), which will be licensed to us and developed by iDGi. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for iDGi and a revenue share for Fig, in the proportions described in greater detail in this offering circular. See “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT”.

●	Fig will pay a minimum of 85% the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% (and up to 100%) of the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, if in its view business conditions permit it, subject to applicable law.

For greater detail regarding the revenue sharing and payment of dividends described, see “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT” and “Our Dividend Policy”.

Amounts will only become available for such sharing and payment of dividends if and when CTT generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. In all events, our board of directors may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. Dividends on Fig Game Shares – CTT will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as CTT is successfully developed and published and CTT sales receipts begin to be received. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – CTT, in proportion to the number of shares held.

An investment in our Fig Game Shares – CTT is not an investment in any game, game developer or license agreement. Proceeds from this offering may be used to fund the development of other games, as well as other expenditures not related to CTT. There is no trading market for Fig Game Shares – CTT and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. As a result, investors should be prepared to retain their Fig Game Shares – CTT for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding Fig Game Shares – CTT is expected to be the opportunity to receive dividends on the basis described above.

Fig Game Shares – CTT will be available for purchase exclusively on Fig.co. Fig Game Shares – CTT will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrar Fig Game Shares – CTT. Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 11.

	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Fig (2)
Per Share	1	$250	$0.00	$250
Total Maximum	952	$238,000	$0.00	$238,000

(1)	We do not intend to use commissioned sales agents or underwriters. The securities being offered hereby will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934.

(2)	Does not reflect the deduction of expenses of the offering, which we will pay, and which we estimate will be approximately $50,000.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Fig Publishing, Inc.

599 Third St., Suite 211

San Francisco, CA 94107

(415) 689-5605

Fig.co

Information contained on Fig.co is not incorporated by reference into this offering circular, and you should not consider information contained on Fig.co to be part of this offering circular.

The date of this offering circular is                 , 2017

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

Throughout this offering circular, unless the context requires otherwise, references to “Fig Game Shares” include all of the separate series of non-voting preferred stock, par value $0.0001 per share, that we have outstanding as of the date of this offering circular, with each series reflecting the economic performance of a different, particular video game co-publishing license agreement that we have entered into with a third-party video game developer. In addition, unless the context requires otherwise, references to the “Shares” refer only to the particular series of Fig Game Shares being offered pursuant to this offering circular. References to our board of directors (our “Board”) in this offering circular refer to only one person, Justin Bailey, who is the sole director on our Board. See “Directors, Executive Officers and Other Significant Individuals”.

This offering circular contains trademarks, service marks and trade names that are the property of their respective owners.

Some of the statements in this offering circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating our forward-looking statements. These factors include, among other things:

(1)	national, international and local economic and business conditions that could affect our business;

(2)	markets for our products and services;

(3)	our cash flows;

(4)	our operating performance;

(5)	our financing activities including through the continuing sale of Fig Game Shares;

(6)	our tax status;

(7)	industry developments affecting our business, financial condition and results of operations;

(8)	our ability to compete effectively;

(9)	governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations;

(10)	our ability to continue as a going concern; and

(11)	our ability to continue to source and finance the development of, and our ability to successfully publish, video games.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be given to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements in order to update our forward-looking statements beyond the date of this offering circular.

SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read all the information contained in this offering circular, including, but not limited to, the “Risk Factors” section.

Our Business

Fig is a crowdpublisher of video games. We identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from, sales of video games developed by third-party video game developers with whom we enter into publishing license agreements.

We work with video game developers through all phases of a game’s publication, from funding its development to supporting its commercial release. Initially, we work to identify and source games that we believe are likely to be commercial successes and whose development we can fund in whole or in substantial part We then work with the developer to create a crowdpublishing campaign, which we host on our Parent’s website, Fig.co. Each campaign has a fundraising goal, and if the goal is reached, we agree to fund the development of and publish the game. Following the campaign, we work with the developer while they develop the game to help make sure the game will do well commercially, taking a light touch compared to traditional publishers and allowing the developer creative freedom. When the game is ready for commercial launch we publicize the game and work with the developer and any co-publishers to distribute and sell the game.

We believe that our crowdpublishing model, involving pledges and investments from the gaming and fan community, provides us with several advantages: the ability to assess public interest in a game before it is developed, solicit feedback for a game, and reduce marketing costs and the overall cost of capital required to create a game. In particular:

●	By requiring a certain threshold of public support for a game prior to being committed to publish it, we believe we are better able to publish games that have a higher likelihood of being commercially successful. Additionally, we believe that basing our greenlighting decisions, in part, on public support allows us to publish innovative or non-traditional games that may not fit the commercial requirements of a traditional publisher, but which nevertheless resonate with the public.

●	We do not exert creative control over the video games publish, unlike traditional publishers. We believe that the public commentary and feedback provided to developers on our platform, throughout the campaign and throughout the development process help to provide creative input to developers while letting them stay true to their vision for the game’s development.

●	A typical successful crowdpublishing campaign on our platform has hundreds or thousands of individual participants, between rewards pledgees and those who invest in securities. We believe that this broad-based involvement allows us to spend less on marketing than traditional publishers, while still achieving positive results.

●	We believe that the securities we offer, which are tied to the economic success of particular games, allow us to raise capital at a lower cost, and on a better scale compared to our capital requirements, than we might otherwise be able to achieve.

We believe that involving the community of gamers and fans in our game publishing will result in games that are more aligned with consumer demand, more creatively innovative and more commercially successful.

Our platform, Fig.co, has attracted over 80,000 crowdpublishing backers as of June 30, 2017. Backers are people who have made a pledge in the rewards portion of a crowdpublishing campaign, or have invested in securities in the investment portion of a crowdpublishing campaign. Our video game email newsletter list consists of approximately 100,000 contacts. Our crowdpublishing campaigns have a success rate of over 78%, measured in terms of fundraising goals reached, compared to a 37% crowdfunding success rate on Kickstarter in 2016 for the video game and board game category, as reported by ICO Partners in January 2017. From January 1, 2016 through June 30, 2017, we hosted four of the top ten successful crowdfunding campaigns, measured in terms of aggregate rewards pledged and investments reserved or made, as applicable. We have not yet recognized significant revenue from our operations.

1

Our Process

We work with video game developers through all phases of a game’s development, from funding to the completion of development to commercial launch.

Sourcing

We work to identify and source game development projects that we believe are likely to result in commercially successful games and whose development we can fund in whole or in substantial part. We do not require developers to transfer their core intellectual property rights, or rights to derivative works including prequels, sequels or spinoffs, in order to get us to publish their games. We believe this approach to intellectual property ownership provides us with an advantage over traditional video game publishers in attracting talented developers with exciting game ideas. For the six-month period ended June 30, 2017, we entered into agreements with developers and launched campaigns for approximately 5% of the projects for which we reviewed pitches.

Crowdpublishing

Once we have sourced a game, we work with the developer to create a crowdpublishing campaign, which we host on our platform, Fig.co. We work with the developer to set a fundraising goal, which is the amount we believe the developer needs, in addition to whatever amounts are available to it from other funding sources, to successfully develop the game. Our input into the setting of the fundraising goal is based on a number of factors, including our assessment of the developer’s business and experience, our discussions with the developer, our knowledge of the video game industry, our discussions with contacts in the video game industry and our preliminary estimation of the game’s commercial potential.

The funding portion of our platform has two principal aspects, pledges and investment. Pledges operate through a traditional rewards-based crowdfunding mechanism, in which funds are pledged to the developer by backers in exchange for rewards – for example, digital downloads, t-shirts, figurines, posters or in-game content that enhance the game-playing experience. Pledged amounts go directly to the developer. Additionally, we use our platform to offer and sell specific series of our capital stock, which have dividend rights that track the economic performance of the associated game. We solicit and receive investment reservations, and accept investments, directly through Fig.co. Only after a crowdpublishing campaign has succeeded in reaching its fundraising goal and we have otherwise completed the offering of the securities do we release investment proceeds to ourselves and close the offering.

Pursuant to our publishing license agreements with developers, once a campaign has reached its fundraising goal, we are committed to funding the development of and publishing the game. The aggregate of the rewards-based contributions, investment amounts (both reservations and investments, as applicable) and additional amounts that we may decide to commit all count towards the campaign’s fundraising goal. We maintain discretion to deem a campaign a success by contributing additional funds to cover any shortfall in a campaign’s fundraising goal. We then set the amount of development funds to be provided to the developer. We refer to this amount as the Fig Funds. We set the Fig Funds based on a further assessment of the same factors we considered in setting the fundraising goal with the developer, now further informed by our assessment of the gaming and fan community’s reaction to the game through its participation in the crowdpublishing campaign. As a result, Fig Funds are correlated to the amount of proceeds we have raised from the sale of the securities associated with the game. Historically, Fig Funds have at least equaled the aggregate proceeds from the offering of the associated securities, and have in several cases been significantly greater.

Development

We call the stage following greenlighting and providing Fig Funds to a developer, the development phase of a game. During this phase, we are in regular contact with the developer and receive game builds. We do not take creative control, as traditional publishers frequently do. Additionally, we do not emphasize milestones as much as traditional publishers. While this potentially may result in delayed or over-budget games, we believe that the reduction in a developer’s overhead costs as a result of our lighter approach leads to lower overall game development costs and a final product that is better aligned with what the developer envisions and what consumers want. Throughout the development process, we help to facilitate community and customer awareness of the game and we encourage active engagement between developers and fans through our platform. For example, through our platform, developers can solicit feedback on development and design choices made during the course of game development through our platform. We may also help developers with localization and other distribution-related development efforts such as porting to other game systems, or qualifying on a distribution platform, particularly for video game consoles. We intend to label and market each game in accordance with the applicable principles and guidelines of the Entertainment Software Rating Board, or ESRB, an independent self-regulatory body that assigns ratings and enforces advertising guidelines for the interactive software industry.

In addition to the foregoing, we provide general advice and consultation to developers including in regard to which technologies to use for developing games, which consoles or other platforms to focus on and other matters of business strategy. We do this most extensively when dealing with less experienced developers. We also connect developers with third-party vendors to assist with development, and provide ongoing advice and assistance as well.

2

Commercial Launch

When a game is ready to be commercially launched, we assist with storefront certifications and approvals, help publicize the game and facilitate distribution, both through our platform and through storefronts. We offer games for sale through our Fig.co platform and also help the developer distribute the game through storefronts, such as Steam. If requested by a developer, we can assist with quality assurance and certification efforts for which we may charge an additional fee. Our level of involvement varies by developer and by distribution channel, ranging from providing the developer with our advice and input, to us completely handling the commercial launch.

Marketing. Our crowdpublishing campaigns help raise awareness of a game and galvanize fans, which helps to build a game community. We amplify the marketing and promotion of our crowdpublishing campaigns through our own marketing and public relations efforts. We aim to involve the community of Fig backers in the marketing of games as much as we can, because we believe that genuine grassroots involvement, driven by loyal and invested fans, represents a powerful marketing asset for our games.

Distribution. We identify and secure agreements with third-party distributors to distribute, deliver, transmit, stream, resell, wholesale or otherwise exploit our games. A typical distributor fee is 30% of the amount the consumer pays. Major third-party digital distributors of games, also known as storefronts, include Steam, Xbox One Store, PlayStation Store, Apple AppStore, Google Play Store, Gog.com, EA Origin and Humble Bundle.

We sell the games that we publish directly on our affiliated website, Fig.co, which we expect will continue to have a strong search engine optimization, or SEO, ranking for each of our games, due in part to the fact that each game will have already been the subject of a completed crowdpublishing campaign on Fig.co. For our games, Fig.co is usually a high, and occasionally the top, search result. As part of our standard publishing license agreement terms, Fig.co is a pre-approved distribution channel through which we can sell games to the public. We believe that Fig.co has the potential to grow into an important distribution channel for our games.

Games Licensed

As of June 30, 2017, we had 13 games licensed for publishing. See “Our Business – Games Licensed.” This does not include licenses that have expired, that we have sold our rights to or from which we otherwise do not have a right to future revenue. Of those 13 games, 12 are in development and one is in a state of limited commercial release. We may generate revenue from games prior to their commercial launch if, for example, the game is released in a pre-launch state on a service such as Steam Early Access.

Current Game – CTT

CTT is the game associated with the series of Fig Game Shares being offered hereby. It is being developed by third-party video game developer Interdimensional Games Incorporated, or iDGi or the Developer.

CTT is the sequel to the critically acclaimed game Consortium, and will be the second in a planned trilogy of games based in the same Consortium universe. As with the first Consortium game, CTT will be a non-linear, single player, first-person, immersive simulation game. The story takes place in the year 2042 in futuristic London, England, where the player is dropped into the center of a highly unusual hostage situation occurring inside a massive skyscraper. In CTT, players will sneak, fight, explore, and talk their way through an interactive standalone story.

iDGi anticipates that the game’s development, which is currently ongoing, will be completed by the end of March 2018. Consistent with our publishing license agreement with iDGi, the Developer will retain all CTT intellectual property.

Market Opportunity

Our goal is to provide game developers and game fans a more balanced and sustainable approach to game publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and self-publishing with rewards-only crowdfunding. The following are anecdotal views based on our industry experience.

3

Traditional Publishing Arrangements

In traditional publishing arrangements, particularly with large video game publishers, a publisher provides funding to a developer for a particular video game’s development in exchange for the intellectual property rights to the game, which include distribution rights as well as rights to sequels and other derivative works, including film and merchandise rights. The intellectual property rights to a game are a developer’s most important asset, and we believe that turning those rights over to a publisher not only relinquishes creative control over the game but also creates a developer-publisher relationship that is similar to an employment relationship. A developer is paid a royalty that is typically less than half of the net revenue earned from a game. The formulas by which developers earn royalties can be disproportionately favorable to the publisher. Most publishing deals require the developer to effectively “pay back” a game’s development advances, with the result that the publisher takes all the game’s revenue until it has received, typically, two to three times the amount advanced; and only thereafter does the developer receive any proceeds from sales of the game.

Smaller and mid-tier video game publishers and developers sometimes enter into co-publishing arrangements. In a co-publishing arrangement, there may be a syndicate of publishers who may, in conjunction with the developer, manage the distribution of the game in ways that vary from game to game and from distribution channel to distribution channel. This allows the syndicate to take advantage of the expertise or focus of each publisher, including the relationships that the developer and any co-publishers may have with specific distributors or channels, in order to help ensure the optimal distribution of the game.

Self-Publishing with Rewards-Only Crowdfunding

Rewards-only crowdfunding has made the self-publishing of video games a more viable option for developers, but rewards-only crowdfunding alone has its limits. We believe developers have found it difficult to raise enough money through rewards-only crowdfunding to meet an entire game development budget and additionally finance post-development marketing and distribution efforts.

Our Alternative—Crowdpublishing

As described in “—Our Process”, our crowdpublishing model is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

Our Parent

We were incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation (our “Parent”).

4

Fig Game Shares

All of our crowdpublishing campaigns include an offering of securities, which we call Fig Game Shares, issued by us, which pay returns based on the economic performance of the particular game that is the subject of the crowdpublishing campaign.

Sharing of Sales Receipts and Determination of Dividends

Provided a game is successfully developed and published, sales receipts received from the sales of the game are generally shared as follows:

(1)	receipts net of distributor fees and sales taxes will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the publishing license agreement for the game;

(2)	we may or may not be paid a service fee, depending on the particular crowdpublishing campaign;

(3)	to the extent we provide Fig Funds to the developer in excess of the aggregate gross proceeds from the sale of the associated series of Fig Game Shares, we may keep an allotment from the Fig revenue share for ourselves. The remainder of the Fig revenue share is available to distribute to holders of the associated series of Fig Game Shares;

(4)	we will pay a specified portion of the Fig revenue share amount available for distribution to the holders of the associated series of Fig Game Shares, in the form of dividends, subject to our dividend policy.

The first two steps above are governed by the publishing license agreement and the second two steps are governed by our dividend policy — together, they determine the ultimate amounts that will be paid out to holders of Fig Game Shares.

Revenue Sharing Formula

The formula and discussion of the CTT License Agreement below describe how sales of CTT will lead to Fig’s revenue share for CTT, and are qualified in their entirety by reference to the agreement itself, which is filed as an exhibit to the offering statement of which this offering circular is a part. For further discussion of the revenue sharing terms of the CTT License Agreement, see “The Current Game, Developer and Shares” and “—CTT License Agreement Material Terms”.

Receipts from Distributors - Fig Service Fee - iDGi’s Revenue Share = Fig’s Revenue Share

●	Receipts from Distributors are equal to gross sales receipts from end customers, net of distributor fees and sales taxes.

●	Fig Service Fee equals 5% of Receipts from Distributors or $50,000, at Fig’s option.

●	Fig’s Revenue Share will be determined based on the final Fig Funds amount. Fig’s revenue share will equal the amount of Fig Funds divided by $1.0 million. As of June 30, 2017, Fig has provided Fig Funds in the aggregate amount of $226,000 to iDGi, and is permitted under the CTT License Agreement to provide Fig Funds up to an aggregate maximum amount of $300,000. As a result, Fig’s revenue share will be between 22.6% and 30%.

We commit to providing final Fig Funds at least equal to the number of shares of Fig Game Shares – CTT outstanding after the completion of this offering times $250. As a result, Fig’s Revenue Share will at least equal the aggregate proceeds from the sale of Fig Game Shares – CTT outstanding after the completion of this offering (including, but not limited to, those shares sold pursuant hereto) divided by $1.0 million.

●	iDGi’s Revenue Share, along with that of any third-party co-publishers, is equal to 100% minus Fig’s Revenue Share, and therefore will be between 77.4% and 70%.

5

Dividend Formula

The formula and discussion below describe how Fig’s Revenue Share, which is derived from the CTT License Agreement as discussed above, leads to distributions to holders of Fig Game Shares – CTT. For further discussion of our dividend policy, see “Our Dividend Policy”.

Dividend Rate x (Fig’s Revenue Share x Fig Game Shares – CTT Allotment Percentage) = Aggregate Amount Distributable to Holders of Fig Game Shares – CTT

●	Dividend Rate for Fig Game Shares – CTT equals 85%, or such greater amount as may be declared by our Board, up to 100%, subject to applicable law and our dividend policy.

●	Fig’s Revenue Share is determined as discussed above under the subheading “Revenue Sharing Formula.”

●

Fig Game Shares – CTT Allotment Percentage. To the extent, if any, that the final Fig Funds amount exceeds the number of shares of Fig Game Shares – CTT outstanding after the completion of this offering times $250, the corresponding portion of Fig’s Revenue Share will be retained by Fig and not made available for distribution to holders of Fig Game Shares – CTT.

For example, as of June 30, 2017, the Fig Funds provided to iDGi equaled $226,000 and there were 248 Fig Game Shares – CTT outstanding; consequently, if no shares are sold in this offering, approximately 73% (equal to $226,000 - (248 x $250) / $226,000) of Fig’s Revenue Share would be retained by Fig and not made available for distribution to holders of Fig Game Shares – CTT, and the Fig Game Shares – CTT Allotment Percentage would equal 27% (100% minus 73%). Alternatively, if 656 Fig Game Shares – CTT are sold in this offering, the Fig Game Shares – CTT Allotment Percentage would be 100%. Moreover, if more than 656 Fig Game Shares – CTT are sold in this offering, the Fig Game Shares – CTT Allotment Percentage would still be 100%, because we would increase the Fig Funds amount correspondingly. In particular, if all 952 Fig Game Shares – CTT being offered hereby are sold in this offering, then the Fig Game Shares – CTT Allotment Percentage would still be 100% and we would increase the Fig Funds to the maximum amount we are permitted to provide under the CTT License Agreement, which is $300,000.

●	Aggregate Amount Distributable to Holders of Fig Game Shares – CTT is the amount that will be distributed to holders of Fig Game Shares – CTT, subject to applicable law and our dividend policy. Aggregate distributions will be divided pro rata among all outstanding Fig Game Shares – CTT.

Illustrative Revenue Sharing and Dividend Example

The table below presents an illustrative and simplified example of the revenue sharing and dividend formulas operating together. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the CTT License Agreement, the retail price, minus the distributor’s fee and sales taxes, is collected by iDGi or Fig. For purposes of this table, gross receipts are assumed to be $1.0 million. The ending amount, at the bottom of the last column of the table, is the amount available for dividends per each Fig Game Share – CTT from that $1.0 million of gross sales revenue.

6

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of CTT sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that CTT will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay iDGi, Fig and the holders of Fig Game Shares – CTT as contemplated below.

Assumed Gross Sales Revenue(1)	Minus Distributors’ Fees and the Fig Service Fee (33.5%)(2)	Equals Adjusted Gross Revenue	Of which, Developer’s Revenue Share(3)	Of which, Fig’s Revenue Share(3)	Multiplied by Dividend Rate	Equals Dividends(4)	Equals Dividends Per Share(4)
$1,000,000	$335,000	$665,000	$514,710	$150,290	85%	$127,747	$141.31

(1)	We expect the initial retail price of CTT will be $29.99. However, the retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster in order to spur sales volumes.

(2)	30% of the retail price is a typical amount for a distributor currently to charge for selling a game such as CTT. Additionally, we will receive a service fee equal to either (i) $50,000 or (ii) 5% of the gross receipts net of distributor fees and sales taxes, at Fig’s election. For purposes of this table, we assume the service fee will be equal to 5% of the Assumed Gross Sales Revenue shown.

(3)	Fig’s revenue share will be determined based on the final Fig Funds amount, but in all events will be between 22.6% and 30%. This table assumes no increase in Fig Funds from the $226,000 provided to iDGi as of June 30, 2017, and consequently assumes that Fig’s revenue share is 22.6%. See “The Current Game, Developer and Shares – CTT License Agreement”.

(4)	Assumes 656 of the securities being offered hereby are sold, bringing the total number of Fig Game Shares – CTT outstanding to 904, which would represent aggregate issuance proceeds of $226,000, which is equal to the Fig Funds amount provided to iDGi as of June 30, 2017. If more, or fewer, securities are sold in this offering, Fig’s Revenue Share and aggregate dividend payments would change, but per share dividend payments would not change. This is because the final Fig Funds will be at least equal to the number of shares of Fig Game Shares – CTT outstanding after the completion of this offering times $250, and if fewer than 656 Fig Game Shares – CTT are sold in this offering, a proportionately smaller amount of Fig’s revenue share will be made available for distribution to holders of Fig Game Shares – CTT by operation of the Fig Game Shares – CTT Allotment Percentage. See the discussion above under the subheading “Dividend Formula”.

For greater detail regarding the revenue sharing and payment of dividends described above, see “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT” and “Our Dividend Policy”.

Other Key Aspects of Fig Game Shares

The proceeds of all of our multiple, separate series of Fig Game Shares, including the Shares offered hereby, go into our general account, and are used to support our operations and business activities generally. Fig Game Shares are all, regardless of the series of Fig Game Shares, capital stock of Fig without any rights to vote on any matters. See “Description of Company Securities”. Each series of Fig Game Shares differs from each other in that each series pays holders of those securities dividends, if any, based on our revenue share from a separate, particular, game.

An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from the offering of a particular series of Fig Game Shares may be used to fund the development of games other than the game with which that series of Fig Game Shares is associated, as well as other expenditures not related to the game with which that series of Fig Game Shares is associated.

7

The Offering

Issuer	Fig Publishing, Inc.

Securities Offered	A maximum of 952 shares of a series of non-voting preferred stock, par value $0.0001 per share, which we call our “Fig Game Shares – CTT”. Fig Game Shares – CTT are shares of capital stock of Fig with no voting rights, which are designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with video game developer Interdimensional Games Incorporated (“iDGi”). Under this license agreement (the “CTT License Agreement”), we will co-publish the video game Consortium: The Tower (“CTT”), which will be licensed to us and developed by iDGi. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared among iDGi, Fig and holders of Fig Game Shares – CTT, as further described below under “— Sharing of Sales Receipts and Determination of Dividends”.

Number of Securities Outstanding prior to this Offering	248 Fig Game Shares – CTT. If all shares in this offering are sold, a total of 1,200 Fig Game Shares – CTT will be outstanding.

Price per Share	$250

Offering Type	Regulation A, Tier 2 offering of shares, being made by us on a best efforts basis.

Offering Proceeds	We expect to raise up to a maximum of $238,000 of aggregate gross proceeds from the sale of the Fig Game Shares – CTT offered in this offering, assuming all 952 of these shares are sold at an offering price of $250 per share. We determined that the crowdpublishing campaign for CTT on Fig.co that concluded in May 2016 was a success. The campaign raised $98,000 in rewards-based crowdfunding for iDGi and reservations were received for the purchase of approximately $250,000 of Fig Game Shares – CTT. At the closing of this offering, to the extent reconfirmed reservations for Fig Game Shares – CTT exceed the maximum $238,000 amount of this offering, we will have discretion as to which reservations to accept, although we currently anticipate accepting reservations on a first-come, first-served basis. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $50,000, will be paid by us. See “Plan of Distribution”.

Use of Proceeds	This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of multiple games that we have agreed to publish under various co-publishing license agreements (presumably, but not necessarily, including the game whose potential sales receipts will underlie any dividends that will be declared on the Fig Game Shares being offered in this offering);

●	Marketing and other publishing efforts in support of the multiple games we are publishing;

●	Outreach to find new games that we would consider publishing; and

●	Other general activities and operations.

8

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Given the current, early stage of our business, in which we have entered into licenses to publish video games that are still being developed, we expect to spend most of any proceeds raised to support the development of such games; a lesser amount on identifying new games to publish; and an amount on game marketing and other publishing efforts that will be low at first but will increase as more of our licensed games approach the completion of their development stages. Whether we raise the maximum amount in this offering, or less, we expect to pursue this same use of proceeds at proportional levels of spending.

See “Use of Proceeds”.

Sharing of Sales Receipts and Determination of Dividends	Fig Game Shares – CTT are designed to reflect the economic performance of the CTT License Agreement, which we have entered into with iDGi. Under the CTT License Agreement, we will co-publish CTT. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for iDGi and a revenue share for Fig, in the proportions described in greater detail in this offering circular. We expect that, in the ordinary course of business, Fig will collect most or all of the CTT sales receipts from distributors (other than when Fig itself acts as a distributor), net of distributor fees and sales taxes, and then allocate such receipts among ourselves, iDGi and any third-party co-publisher for CTT. As of the date of this offering circular, iDGi has not engaged any third-party co-publishers for CTT. See “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT”.

●	Fig will pay a minimum of 85% of the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, in the form of dividends, subject to our dividend policy.
●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – CTT allotment (and up to 100%) to the holders of Fig Game Shares – CTT, if in its view business conditions permit it.

For greater detail regarding the revenue sharing and payment of dividends described, see “—Fig Game Shares—Sharing of Sales Receipts and Determination of Dividends”, “The Current Game, Developer and Shares – Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT” and “Our Dividend Policy”.

Timing of Dividends

Dividends on Fig Game Shares – CTT will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as CTT is successfully developed and published and CTT sales receipts begin to be received.

See “Our Dividend Policy”.

Where to Buy	Fig Game Shares – CTT will be available for purchase exclusively on Fig.co. These Fig Game Shares will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrar for Fig Game Shares – CTT.

We do not intend to use commissioned sales agents or underwriters. The securities being offered hereby will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934. See “Plan of Distribution”.

9

No Voting Rights	Holders of Fig Game Shares – CTT are not entitled to vote on any matters, including, but not limited to, any matters relating to the development of CTT. See “Description of Company Securities”.

Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

No Trading Market; Transfer Restrictions	There is no trading market for Fig Game Shares – CTT and we do not expect one to develop, in part because we have imposed certain transfer restrictions on these shares. As a result, investors should be prepared to retain their Fig Game Shares – CTT for as long as these shares remain outstanding, and should not expect to benefit from any share price appreciation. The principal economic benefit of holding Fig Game Shares – CTT is expected to be the opportunity to receive dividends based on sales of CTT, as described herein. See “Description of Company Securities”.

Characterization of Fig Game Shares as “Preferred”

We characterize our Fig Game Shares as “preferred” stock because, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of each separate series of Fig Game Shares have a preference over holders of other securities of the Company in the receipt of (x) all dividends and other distributions declared or accrued on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset (as defined in “Description of Company Securities – Preferred Stock”) corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset, and, depending on the particular campaign, subject to the application of the Fig Game Shares Allotment Percentage. Holders are not entitled to any additional amounts. See “Description of Company Securities – Preferred Stock”.

As a result, in the event of our liquidation or a similar event, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights with respect to other assets of ours, and no rights with respect to our assets generally, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.”

Certain U.S. Federal Income Tax Considerations	Fig Game Shares – CTT should be treated as stock of our Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fig Game Shares – CTT, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Fig Game Shares – CTT. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court. In addition, it is possible that the Internal Revenue Service could successfully assert that the issuance of Fig Game Shares – CTT could be taxable to us. Please see “Certain U.S. Federal Income Tax Considerations”. Before deciding whether to invest in Fig Game Shares – CTT, you should consult your tax advisor regarding possible tax consequences.

Risk Factors	These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors”.

10

RISK FACTORS

The Fig Game Shares offered hereby are highly speculative and involve a high degree of risk of loss of your investment. Prospective investors should give careful consideration to the following actual and potential risk factors in evaluating the merits and suitability of investing in our Fig Game Shares. Before deciding to invest in our Fig Game Shares, you should carefully consider the following risk factors as well as other information contained in this offering circular and the exhibits to the offering statement in which this offering circular has been filed with the SEC.

The sections “Risks Related to Our Business” and “Risks Related to Fig Game Shares” contain risks that apply generally to all series of Fig Game Shares. For a description of the particular risks that additionally apply to the Fig Game Shares being offered in this offering, please see “Risks Related to The Current Game, Developer and Shares,” below.

Risks Related to Our Business

We have a limited operating history, which may make it difficult to evaluate the potential success of our business and to assess our future viability.

We were incorporated in Delaware on October 8, 2015 as a wholly owned subsidiary of our Parent. We have only recently begun operations and have to date relied substantially on our Parent for support in the conduct of our business. We have not yet earned significant revenue and we have a limited operating history, which may make it difficult to evaluate our business and assess our future viability and prospects. Investing in our Fig Game Shares is highly speculative because it entails significant risk that we may never become commercially viable. We have limited experience to date successfully marketing and distributing games. We are transitioning from a company focused on identifying developers, negotiating license agreements and raising funds, including through the sale of Fig Game Shares, to a company that is also capable of publishing, distributing and earning revenue from games. We may not be successful in our transition. As a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.

Our independent registered public accounting firm has expressed in its report on our audited financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenue from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. To date, we have depended substantially on our Parent to fund our operations and there is a risk that we and our Parent may be unable to obtain the financing, on acceptable terms or at all, necessary to continue our operations. As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included as part of this offering circular a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result were we unable to continue as a going concern. If we cannot continue as a going concern, holders of our Fig Game Shares may lose their entire investments.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Fig Game Shares.

Because we operate with minimal employees of our own and depend on our Parent for the conduct of a portion of our administrative operations, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in an accurate, complete and timely manner. This could harm our business and holders of our Fig Game Shares.

As an issuer of securities under Regulation A, we do not expect to be required to assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, our independent registered public accounting firm has not assessed the effectiveness of our internal control over financial reporting and will not as a result of this offering be required to assess the effectiveness of our internal control over financial reporting. As a result of the foregoing, for the foreseeable future, there will not be any attestation from us or our independent registered public accounting firm concerning our internal control over financial reporting.

11

A significant portion of our operations have been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent, which is also in the early stages of its business. Our Parent has no obligation to continue to support our operations.

Our Parent was formed in October 2014 and began operations in April 2015. Our Parent is currently in the early stages of its business and has a limited operating history. We are dependent on the continued support of our Parent. A significant portion of our operations has been and will continue to be conducted with the assistance of, including the financial assistance of, our Parent. Therefore, risks regarding our operations and financial condition are also subject to the risk that our Parent may reduce its operational or financial support.

The games that we publish, including those associated with Fig Game Shares, typically have lengthy development cycles of one to three years before they are ready to be sold commercially. See “The Current Game, Developer and Shares” for the anticipated delivery date of the game described in this offering circular. If we fail to generate sufficient revenue or we have liquidity problems, our Parent may be unwilling or unable to continue assisting us operationally or financially. In any such case, we may be forced to significantly delay, scale back or discontinue our operations.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all.

At the current stage of our business, we cannot rely on existing Fig Service Fee arrangements, and we likely cannot rely on existing revenue sharing arrangements, to finance our operations. In order to support our projected operating expenses for the next 12 months, we may need to raise additional capital, from our Parent, which has been an ongoing source of support for our business, or from other sources including the sale of Fig Game Shares, or from a combination of sources. Financing is expensive and time-consuming, and there may not be sufficient investor or commercial interest to enable us, or our Parent, to obtain such funds on attractive terms or at all. There can be no assurance that financial support from our Parent or from other sources will be available in the amounts and at the times needed for us to continue to operate and grow our revenue-generating operations and improve our financial position.

In the event we breach the terms of a license agreement, we would have limited recourse and holders of our Fig Game Shares could be adversely affected.

If we were to breach our license agreement with a developer, the developer would have the right to terminate the license agreement. If a license agreement were terminated, we would no longer have rights to publish the game associated with such agreement or to receive royalties from sales of the game. If a developer terminated a license agreement due to our material breach, there would not be any mechanism for us to receive development funds we previously provided to that developer. It is part of our business strategy to attract talented developers by offering them license terms that are less restrictive than terms available from more traditional publishers. However, these less restrictive terms – such as not requiring developers to give us ownership rights to their intellectual property – mean that we will have fewer means available to us than a traditional publisher to enforce our rights under the license agreement or compel a developer to continue with development, return development funds or take other actions beneficial to us.

In the event a developer breaches the terms of a license agreement, we would have limited recourse and the game may not be developed as expected, on time or at all.

Each license agreement is between us and a developer. Holders of our Fig Game Shares have no rights under our license agreements, whether as third-party beneficiaries or otherwise. In the event that we terminate any license agreement due to a material breach by a developer – for example, if it fails to deliver a game on time or at all – there unlikely to be any funds available to make dividend payments to holders of the relevant series of Fig Game Shares.

12

We intend to enforce all contractual obligations to the extent we deem necessary and in our best interests and those of our stockholders, including but not limited to holders of our Fig Game Shares. However, there can be no assurance that a developer can or will honor the terms of its license agreement or successfully develop the game. Even if a developer or a substituted party were able to resume performance under the associated license agreement and we decided to make or resume making dividend payments to the holders of associated Fig Game Shares, the delay might effectively reduce the value of any recovery that holders of such Fig Game Shares might receive.

Furthermore, in the event that a developer defaults or breaches the terms of a license agreement and we elect to terminate the license agreement, we would no longer have rights to publish the game or receive sales receipts. Holders of the associated Fig Game Shares may lose their entire investment and their opportunity to receive dividends in the event a developer defaults or breaches the terms of a license agreement.

We may not have the right to distribute a game on all platforms on which it may be played. In addition, developers are not typically required to deliver their respective games for all of the licensed platforms.

Each license agreement grants us the right to publish and distribute a game on certain platforms, which may not include all potential platforms on which such game may be played. Furthermore, a license agreement may limit the exclusivity of the distribution rights with respect to the licensed platforms to a specific distribution, which for example, may include a specified geographic region. A game may be successful on platforms that are not the licensed platforms, the revenue from the sale of which we may not share in. Holders of Fig Game Shares will not benefit from any dividends from sales of a game on platforms that are not the licensed platforms.

We have incurred losses since our inception and we expect to continue to incur losses for the foreseeable future. We expect our operations to continue to consume substantial amounts of cash.

For the period from our inception on October 27, 2014 to September 30, 2015, the fiscal year ended September 30, 2016 and the semiannual period ended March 31, 2017, we reported a net loss of approximately $ 0.4 million, $2.2 million and $2.8 million, respectively. We expect to continue to incur losses for the foreseeable future and we expect that these losses may increase, as we continue identifying and negotiating with developers and entering into new license agreements and thereby incurring more costs, even though the earlier games we have licensed may still be in development and therefore not yet generating sales. If a lack of available capital means that we are unable to expand our operations or otherwise take advantage of business opportunities, our business, financial condition and results of operations could be adversely affected.

We expect that, in order to maintain and grow our operations, we will need to publish multiple games. There can be no assurance that we will be able to publish enough games to sustain our business model.

The selection of commercially successful games from among undeveloped or incompletely developed games is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other, similar risks. We intend to hedge these risks in part by developing multiple games and so giving ourselves multiple chances of publishing successful games. Expanding the number of games that we publish should also allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, if we fail to publish enough games, we may fail to publish a sufficient number of successful games to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to publish a sufficient number of successful games to achieve revenues that exceed our costs and margins that justify our continued operations.

13

Our license agreements omit many of the restrictive provisions contained in traditional publisher and distributor agreements with game developers. The omission of these provisions reduces the means available to us to enforce the performance of a developer under the license agreement and may increase the risk that a developer may not develop a game on time and as planned.

In many traditional video game publishing deals, the publisher takes an ownership interest in the developer’s intellectual property rights in the game being developed. Our license agreements are not secured by any such ownership interests or guaranteed or insured by any third party. Therefore, we will be more limited than a traditional publisher in our ability to pursue remedies against the developer if a game is not developed on time or as planned.

Many traditional video game publishing deals involve “advances against royalties”, pursuant to which the funding provided by the publisher to the developer to develop the game is treated as pre-paid royalties and the developer must effectively “pay back” such funding through reductions of up to 100% in post-development royalties. We do not treat the Fig Funds, paid to developers to assist in the development of the games, in this way. Fig Funds are non-recoupable (except in certain circumstances if the license agreement is terminated). As a result, we do not recoup our development expenses as the “first money out” from the game’s sales revenue, and a developer may generate profit prior to our being repaid our Fig Funds development expenses..

In many traditional video game publishing deals, the publisher provides funding to the developer subject to strict milestone provisions. Typically, our license agreements do not involve milestone provisions. Without milestone provisions or with less strict milestone provisions, a developer receiving Fig Funds payments may feel less incentive to develop the game at a pace and to the standards (and in particular, to the intermediate standards imposed prior to the completion of development) that a traditional publisher might be able to impose.

Our license agreement typically relate to one game title only and not to any derivative works stemming from such game, including prequels, sequels or spin-offs.

The license agreements we enter into do not permit us to publish any derivative works of a developer’s game, including any prequels, sequels, spin-offs or other video games based upon or otherwise featuring any of the settings, characters or “universe” of the game created by a developer. Neither we nor the holders of our Fig Game Shares will benefit from sales of any of the foregoing and these sales may reduce sales of the game we are publishing on the licensed platforms.

We may experience significant fluctuations in game sales receipts due to a variety of factors.

Sales of games we publish may experience significant fluctuations due to a variety of factors, including the timing of a game’s release, a game’s popularity, seasonality of demand, competitive new game launches and other factors. In addition, the retail price of a game is subject to discounting by the publisher, co-publishers and by distributors (typically, but not always, with the acquiescence of the publisher). A game that sells well may maintain its retail price for a year or more, although games with lower sales are typically discounted faster, in order to spur sales volumes. Our expectations of game sales are based on certain assumptions and projections and our operating results will be adversely affected by a failure of the games we publish to meet sales expectations. There can be no assurance that we can maintain consistent sales receipts for any game and any significant fluctuations in sales of a particular game may adversely affect the amount of, our ability to make, dividend payments to the holders of the associated Fig Game Shares.

A game may have a short life cycle or otherwise fail to generate significant sales receipts.

The video game industry is characterized by short shelf-lives and the frequent introduction of new games. Many video games do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development and distribution. A significant percentage of the sales of new games generally occurs within the first three months following the release of a game. Any competitive, financial, technological or other factor which impairs our ability to introduce and sell games at commercial launch could adversely affect our business and the amount of, or our ability to pay, dividends to holders of Fig Game Shares.

14

Our ability to increase the sales of any game may be limited and unsuccessful publishing of any game may reduce or eliminate the dividends that might otherwise have been paid to holders of Fig Game Shares based on the sales receipts from such game.

There can be no assurance that we will publish any game in a manner that creates value for the associated Fig Game Shares. A game may be marketed through a diverse spectrum of advertising and promotional programs and strategies. Our ability and the ability of any other co-publishers and distributors on the licensed platforms to publish and distribute a game is dependent in part upon the success of these programs and strategies. If the marketing for a game fails to resonate with consumers or advertising rates or other media placement costs increase, game sales may fail to grow or may decline, which could ultimately negatively affect our business and our ability to pay dividends to holders of Fig Game Shares.

If a developer delivers its game for some but not all licensed platforms, this may result in reduced game sales.

In order for us to successfully distribute a game and receive revenue from game sales, a developer may need to develop versions of its game which are not yet optimized for some or all of the licensed platforms or updated versions of the licensed platforms. Owners of licensed platforms may establish restrictive conditions for a developer and the game and as a result the game may not work well or at all on that licensed platform. As new platforms are released or updated, a developer may encounter problems developing versions of the game for use on those platforms and may need to devote resources to the creation, support and maintenance of the game on those platforms. If a developer is unable to successfully increase the number of platforms on which the game is made available or if the versions of a game created for new platforms do not function well, are not attractive to consumers or do not work as well on newer versions of the platforms, our business could suffer and our ability to pay dividends to holders of Fig Game Shares could be adversely affected.

The process of developing and publishing new video games is lengthy, expensive and uncertain.

Considerable time, effort and resources are required to complete the development of a new video game. A developer may experience delays in developing a game. Delays, expenses, technical problems or difficulties could force the abandonment of, or compel material changes to the design and build of, the game. In addition, the costs associated with developing a game for new platforms could increase development expenses. Additionally, if a developer does not provide a game on a timely basis, we may be unable to publish such game within our expected cost parameters or at all. We include agreed-upon game delivery dates in the license agreements that we enter into with game developers. However, game developers may not always be able to achieve those delivery dates, and if they fail to do so, we may have little practical recourse for maximizing the value of our rights. Additionally, the costs of publishing a game may be higher than anticipated. Any financial, technological or other factor which delays or impairs our ability to introduce and sell a game in a timely and cost-effective manner could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Many independent video game developers may from time to time experience business difficulties.

Difficulties can arise for game developers in the development of the games for a number of reasons. For example, game development is a lengthy process, which must be financed by funding sources other than presales of the game. In addition, game development can be a complex process, subject to creative and technical challenges. Unforeseen delays can often arise, putting stress on timetables, budgets and funding resources. By working with game developers and providing them with game development funds in advance of a game’s completion, we are exposed to the risks of our developers experiencing such difficulties.

There can be no assurance that that any particular game that we agree to publish will succeed in the market.

The selection of commercially successful games from among undeveloped or incompletely developed games is a difficult undertaking, subject to numerous risks, including the risks of failing to correctly anticipate market preferences, failing to publish a game at a time when it can attract market attention and sales, failing to develop a game to a sufficiently sophisticated level so that it can win a lucrative audience, overdeveloping a game so that its initial costs cannot be recouped and other, similar risks. There can be no assurance that any particular game that we agree to publish will succeed in the market. To the extent we are unable to pick a sufficient number of commercially successful games, our business would suffer and our ability to pay dividends to holders of Fig Game Shares would be adversely affected.

15

We may allocate time and resources across any of the games we publish, in our discretion.

Holders of a particular series of Fig Game Shares will receive dividends from us pursuant to our dividend policy, to the extent that we receive revenue from sales of that game. The success of games not associated with a given series of Fig Game Shares would not, under our dividend policy, support the payment of dividends to that series of Fig Game Shares. Therefore, the holders of a particular series of Fig Game Shares may have an interest in us devoting as much of our marketing and other publishing resources as possible to the game associated with their series of Fig Game Shares, rather than to other games, in order to maximize that game’s sales. However, we intend to distribute our marketing and other publishing efforts across our games in a manner that serves our interests and those of our stockholders as a whole. As a result, we may allocate resources among games in a way that holders of particular series of Fig Game Shares may disagree with. None of our series of Fig Game Shares provide their holders with voting rights.

Any loss or deterioration of our relationships with developers may adversely affect our business.

We work closely with each developer to distribute and market a game. We believe that strong relationships with developers are crucial to successfully publish a game and to build and expand our business. However, we may not be able to maintain good and mutually beneficial relationships with all our developers. Any loss or deterioration of a relationship with a developer could adversely affect the development of the associated game, our efforts to successful publish the game and, ultimately, the availability of dividends for the holders of the Fig Game Shares associated with that game.

A developer may have a limited operating history, which could make it difficult for us to evaluate the developer’s future prospects and for the developer to deliver a developed game on time and as planned.

It may be especially difficult for us to select a commercially successful game before it is developed if the developer has a limited operating history. A new developer frequently faces unanticipated problems, expenses and delays when facing not only the challenges of developing a new game but also establishing and growing a new business. A new developer may present additional risk compared to an established developer. If a developer fails to develop a game on time and as planned, it could harm our business and adversely affect the availability of dividends for the holders of the Fig Game Shares associated with that game.

The procedures we use to evaluate and select a potential developer and game may not reveal all relevant risks or other information regarding the developer or game and may result in an inaccurate assessment of the commercial prospects of a game.

Prior to entering into a license agreement with a developer, we conduct due diligence on the developer and, among other things, seek to estimate game sales. However, our evaluation process and due diligence may not uncover all facts necessary to accurately project the sales of a particular game or otherwise judge the commercial prospects of a game accurately. We may make an inaccurate assessment of the commercial prospects of a game, which could adversely affect our performance and the availability of dividends for the holders of the Fig Game Shares associated with that game.

A developer, or we, may fail to anticipate changing consumer preferences.

Our business is subject to all of the risks generally associated with the video game industry, which is cyclical in nature and characterized by periods of significant growth and rapid declines. Our future operating results and ability to pay dividends to holders of Fig Game Shares will depend on numerous factors beyond our control, including:

●	Critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted;

●	The ability of distributors on licensed platforms to generate cash receipts from sales of games;

●	The ability of any co-publishers to successfully publish games on their licensed platforms;

●	Each developer’s ability to maintain technological solutions and employee expertise sufficient to respond to changes in demand in regard to their games and licensed platforms;

●	International, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

●	Changes in consumer demographics; and

●	The availability of other forms of entertainment competing for the time of game consumers.

16

In order to plan for promotional activities, we, each developer, any other co-publishers and the licensed platforms must each anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of a technological type of video game or a video game genre or the video game industry as a whole could cause sales of a game to decline dramatically, or never materialize at all. The period of time necessary to develop a game or enter into agreements with licensed platforms is difficult to predict. During this period, the projected consumer appeal of a particular game could decrease, which could adversely affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

If a developer were to experience a change of control during the development of a game, the impact on our business would be uncertain.

If a developer were to be acquired or experience a change of control, directly or indirectly, during the development of a game, the development of that game may be disrupted. We typically do not permit developers to assign our agreements to another party without our consent. In change of control scenarios not involving the assignment of our agreements, we would likely have less influence, and possibly none, on the extent to which the change of control would affect performance under the license agreement. For example, we could not guarantee that the new management or controlling parties of the developer would adequately perform under the license agreement, and we might not have sufficient resources to pursue successful remedies against the developer. If a change of control in a developer led to a termination of the license agreement, we would under certain circumstances require that the developer repay the Fig Funds. However, we might not have sufficient resources to pursue successful remedies against the developer. This may adversely affect our business and our ability to pay dividends on the Fig Game Shares associated with that game.

A developer may seek additional funding to develop its game in addition to the Fig Funds payments that we provide.

A developer may seek funding to develop a game from various sources and not all of those sources may be certain at the time we enter into a license agreement with a developer and begin providing Fig Funds. These sources may be subject to milestone payments and other restrictive provisions or may not materialize in a timely manner or at all. We endeavor to work with developers who are able to source an entire development budget (including the Fig Funds and amounts raised from the rewards portion of the crowdpublishing campaign on Fig.co). However, there can be no assurance that developers will be ready, willing or able to obtain the funds that are necessary to complete the development of a game, as and when they are needed. Shortfalls in funding for the development of a game could adversely affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

We, in consultation with a developer, may sell a game in a pre-launch state prior to its completion, at a price lower than the anticipated retail price of the completed game, which would result in lower revenue generated by those sales.

In part for marketing purposes and in part to assist with bug testing, we, in consultation with a developer, may offer a game for sale in a pre-launch state on a third-party platform such as Steam Early Access at a price that is lower than what is expected to be the retail price of the completed game. Revenue generated from these pre-launch sales would be subject to the revenue share of the developer’s license agreement with us; however, it is likely that pre-launch sales would replace post-launch sales that might have generated more revenue. To the extent that pre-launch sales at a lower price replace post-launch sales at a higher price, and the marketing effort represented by the pre-launch sales does not ultimately generate a sufficient sales increase, the overall revenue received from a game could be adversely affected.

17

In the event we sell a game in a pre-launch state prior to its completion, any reviews or impressions generated by players’ experience with the pre-launch version of the game may generate negative publicity for the game.

In part for marketing purposes and in part to assist with bug testing, we, in consultation with a developer, may offer a game for sale in a pre-launch state on a third-party platform such as Steam Early Access. Testing and debugging typically requires that a game be played for an extended number of hours. By distributing a game in a pre-launch state to a large number of players, a game’s creator can benefit from such players’ playing time to help test and debug the game prior to its completion and launch. However, exposing the game to a large number of players in a pre-launch state runs the risk of generating negative publicity due to the game’s lack of polish or incomplete condition. Any negative publicity due to the release of a game in its pre-launch state could negatively affect sales of the game.

Our business strategy depends on our maintaining productive relationships with many distributors. Certain distributors may control a disproportionate share of the market for the delivery of video games, which may result in distribution arrangements with unfavorable terms.

We cannot predict whether and under what terms and conditions distributors on licensed platforms will agree to distribute a game, and we and any other co-publishers may not be able to attract a sufficient number of distributors to sell such game. For example, distributors may not view an agreement to sell a game as an attractive value proposition due to any number of factors, such as the assumptions and estimates used to determine the estimated future sales receipts of such game. As a result, we or any other co-publishers may be forced to revise the terms of distribution agreements. There are many third-party distributors that make video games available for sale, but certain of these distributors control a disproportionate share of the market for the distribution of video game products, which could lead to unfavorable terms with such distributors. If we or any other co-publishers fail to attract distributors on the licensed platforms or such distributors demand terms that substantially reduce the potential cash receipts from a game, our business and the availability of dividends for the holders of the Fig Game Shares associated with that game could be adversely affected.

Furthermore, under our license agreements, a developer must typically consent to our use of each distributor (other than Fig.co), which consent may not be unreasonably withheld. If we are unable to secure developer consent for a particular distributor, sales of the game maybe adversely affected.

There is intense competition among video game publishers for promotional support from distributors. Promotional support includes, for example, highlighting a game on a distributor’s storefront landing page. To the extent that the numbers of games and game platforms increase, competition may intensify which may require us to increase our marketing expenditure. Distributors typically devote the most and highest quality promotional support to those products expected to be best sellers or editorially featured. We cannot be certain that a game will achieve or maintain “best seller” status or be editorially featured. Due to increased competition for promotional support from distributors, distributors are in an increasingly better position to negotiate favorable terms of sale, including significant price discounts. Each game will constitute a small percentage of most distributors’ sales volume. We cannot be certain that distributors will provide the games we publish with adequate levels of promotional support on acceptable terms.

If the developer or a co-publisher receives the sales receipts before Fig under a license agreement, it may refuse, fail or become unable to make payments to which we are entitled.

If a developer or co-publisher receives game sales receipts before Fig in compliance with the applicable license arrangements, our future success will depend in part on our receiving payments from them equal to Fig’s agreed revenue share. A developer or co-publisher may dispute its obligations to pay us, or may be unwilling or unable to make payments to which we are entitled. In such an event, although we may have direct or indirect audit rights with a developer or co-publisher, we may become involved in a dispute regarding the payment of such amounts, including possible litigation. Disputes of this nature could harm relationships and could be costly and time-consuming to pursue. Payment defaults by, or the insolvency or business failure of, developers or co-publishers could negatively affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game. To hedge against these risks, we seek under our license agreements to have the developer deliver to us an agreed number of valid Steam game keys for the associated game on agreed licensed platforms. A Steam game key is used in the sale and digital distribution of a game, and unlocks a game for use and ownership once it is purchased and activated by the end-user consumer. In the event we are underpaid, we can then sell the Steam game keys in an amount sufficient to offset any underpayments. However, there can be no assurance that this will be an effective or sufficient way to offset the lost revenue we may experience from underpayments from developers or co-publishers.

18

We are dependent upon the key executives and personnel of our Company and our Parent.

Our success is dependent on the efforts of certain key personnel, including our CEO and sole director, Justin Bailey and our COO, Jonathan Chan. Our success is also dependent on the efforts of certain other personnel of our Parent. The loss of the services of one or more of our, or our Parent’s, key employees could adversely affect our business and prospects. Our success is also dependent upon our ability, and the ability of our Parent, to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the video game industry is intense and we and our Parent may each have difficulty hiring or retaining necessary personnel. If we or our Parent fails to hire and retain the necessary personnel, our business could be adversely affected along with the availability of dividends for the holders of our Fig Game.

There may be actual, potential or perceived conflicts of interest among Fig, our Parent, developers and their respective directors, officers, employees, members and managers and these conflicts may not be resolved in your favor.

Justin Bailey, our Chief Executive Officer and sole director, receives a salary, benefits and equity compensation from our Parent. Mr. Bailey is the CEO and a director of our Parent. Our Parent holds all the outstanding shares of our common stock, which is our only voting security, and thus our Parent has sole control over us. Our Parent provides us with management and administrative services, including the services of Justin Bailey and is compensated for the provision of such services. Jonathan Chan, our COO, also receives a salary, benefits and equity compensation from our Parent, where he serves as COO and as a director. See “Interests of Management and Others in Certain Transactions”. These relationships may represent actual, potential or perceived conflicts of interest between us and our Parent, for example in circumstances where our officers and director are faced with decisions that could have different implications for us and our Parent. Any such conflicts may not be resolved in your favor.

There may be actual, potential or perceived conflicts of interest between Fig, our Parent, developers and the Advisory Board members of our Parent and these conflicts may not be resolved in your favor.

Our Parent has entered into various agreements with video game developers, which we refer to as Studio Partner Agreements. Pursuant to each of these Studio Partner Agreements, each developer received warrants to purchase shares of our Parent’s common stock that vest and become exercisable when the developer launches a rewards crowdfunding campaign on Fig.co and engages us to publish one of its games. These Studio Partner Agreements may give rise to actual or perceived conflicts of interest. For example, the recipients of our Parent’s equity securities under the Studio Partner Agreements may launch a rewards crowdfunding campaign on Fig.co with the intention of having its warrant vest or increasing the value of such securities, rather than conducting a successful campaign that benefits us and the holders of our Fig Game Shares.

Our Parent has also entered into agreements with the members of its Advisory Board, which we refer to as Advisory Board Agreements. Pursuant to each of these Advisory Board Agreements, the advisors have received options from our Parent to purchase shares of our Parent’s common stock that vest and become exercisable upon the recipient joining the Advisory Board of our Parent. These Advisory Board Agreements may give rise to actual or perceived conflicts of interest. For example, the members of our Parent’s Advisory Board may weigh the interests of our Parent’s securities more heavily than our interests or those holders of our Fig Game Shares or our other game development partners when advising our Parent on our business, including our relations with developers (including their own companies), distributors and other third parties.

We have no established procedures for identifying such real or perceived conflicts and minimizing the extent to which we might favor (as a matter of fact or as a matter of perception) any such developer’s interests over the interests of such other parties. We intend to distribute our marketing and other publishing efforts across games, and otherwise operate our business, in a manner that serves our interests and those of our stockholders as a whole. Nevertheless, real or perceived conflicts of interest between developers with whom we have relationships and other parties may arise, we do not have established procedures for identifying such real or perceived conflicts and minimizing their effects, and these conflicts may not be resolved in your favor.

19

Dependence on third-party network suppliers may adversely affect our business.

Our success may depend in part upon the capacity, reliability and performance of third-party network infrastructures. Distributors on licensed platforms depend on third parties to provide uninterrupted and error-free service through their telecommunications networks in order to distribute a game or for customers to play a game. This service is subject to physical, technological, security and other risks. These risks include physical damage, power loss, telecommunications failure, capacity limitation, hardware or software failures, defects and breaches of physical and cyber security by computer viruses, system break-ins and others. In any such event, players of games we publish may experience interruptions or delays in their ability to purchase or play such games. Any failure on the part of distributors or their third-party suppliers to ensure that a high data transmission capacity is achieved and maintained could significantly reduce customer demand for any particular game we publish and adversely affect our business and the availability of dividends for the holders of the Fig Game Shares associated with that game.

The video game industry is subject to the increasing regulation of content, consumer privacy and distribution. Non-compliance with laws and regulations could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

The video game industry is subject to increasing regulation of content, consumer privacy, distribution and online hosting and delivery in the various countries where we intend to publish games. Such regulation could harm our business by limiting the size of the potential market for our publishing activities and by requiring additional efforts on our part to address varying regulations. For example, data protection laws in the United States and Europe impose various restrictions on websites. If we, a developer, any co-publishers and distributors on the licensed platforms do not successfully respond to these regulations, game sales may decrease and our business may suffer. Generally, any failure by us, any developer, any co-publishers or any distributors on the licensed platforms to comply with laws and regulatory requirements applicable to our business may, among other things, adversely affect our ability to collect game sales receipts and could subject us to damages, lawsuits, administrative enforcement actions and civil and criminal liability.

Competition in the video game industry is intense and, as a result, we may not be able to achieve our publishing goals, which could adversely affect our business.

Competition in the video game industry is intense. Many new games are introduced each year on a variety of platforms, but only a relatively small number of “hit” titles account for a significant portion of total sales. Competitors of ours range from large established companies to emerging start-ups and we expect new competitors to continue to emerge throughout the world. If competing publishers publish games more successfully than us or distribute games more successfully than our distributors, our sales receipts may decline, which may adversely affect our ability to pay dividends to holders of Fig Game Shares.

Relatively few games achieve significant market acceptance in the video game industry. Each game competes with games that may be developed and published by companies that are substantially larger and have better access to funds than we do. In addition, other companies not currently in the video game industry, including media companies and film studios, may increase their focus on the video game industry and may become significant competitors of ours. Current and future competitors may also gain access to wider distribution networks than we can. Increased competition may also result in price reductions, reduced gross margins and loss of market share for games, any of which could ultimately have a material adverse effect on sales of the games we publish and may adversely affect our ability to pay dividends to holders of Fig Game Shares.

Game sales may depend upon the performance, popularity and availability of particular licensed platforms.

Our revenue is dependent on a small number of platforms that may decline in popularity for reasons beyond our control. Additional development costs to adapt to a new platform may be high and require a complete redesign of a video game’s code base. If a new platform for which new software is developed or modified does not attain significant market penetration, our business could be harmed. From time to time, shortages of physical consoles that may be used to access a game on a licensed platform may negatively affect the sales of games. For example, in 2017, Nintendo acknowledged a shortage of its Switch consoles. We cannot ensure that any platform will be available in sufficient quantity, maintain its popularity or that a game will be playable on any new platform.

20

If a game contains defects, the game’s reputation and our reputation could be harmed and game sales could be adversely affected.

A game is a complex software program and is difficult to develop, manufacture (in the case of games distributed in physical copy) and distribute. Although a developer and distributors may have quality controls in place to detect defects in the software or physical copies of a game, these quality controls may be subject to human error, overriding and resource constraints and may not be effective in detecting defects in a game before it has been reproduced and released into the marketplace. The occurrence of defects or malfunctions could result in product recalls, product returns and the diversion of our resources, which could adversely affect game sales and our results of operations. Any of these occurrences could also result in the loss of or delay in market acceptance of the game and a loss of sales, which could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Sales receipts from a game may be reduced by the proliferation of “cheating” programs and scam offers that may seek to exploit a game and its players, which could affect the game-playing experience and lead players to stop playing the game.

Unrelated third parties may develop “cheating” programs that enable players to exploit vulnerabilities in a game, play them in an automated way or obtain unfair advantages over other players of a game who do play fairly. These programs degrade the experience of players who play the game fairly. In addition, unrelated third parties may attempt to scam players of a game with fake offers of game benefits. If a developer or distributor is unable to devote their resources to discover and disable these programs quickly, a game’s reputation may become damaged and players may stop playing the game. This may result in lost sales receipts from players who may have purchased a game, increased costs relating to developing technological measures to combat such programs and activities, legal claims relating to the diminution in value of the game’s virtual currency and goods and increased customer service costs needed to respond to dissatisfied players. These occurrences could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Games may be subject to piracy by a variety of organizations and individuals and if a developer and platforms are not successful in combating and preventing piracy, our business could be harmed.

Highly organized pirate operations in the video game industry have been expanding globally. In addition, the proliferation of technology designed to circumvent the protection measures integrated into games, the availability of broadband access to the Internet and the ability to download pirated copies of games from various Internet sites all have contributed to ongoing and expanded piracy. Although developers and platforms take steps to make the unauthorized copying and distribution of a game more difficult, their efforts may not be successful. This could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

If a game was found to contain hidden, objectionable content, sales of a game could drop and our business could suffer.

Throughout the history of the video game industry, many video games have been designed to include certain hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. However, in several cases, the hidden content or features were included but unauthorized. From time to time, such hidden content and features have contained profanity, graphic violence and sexually explicit or otherwise objectionable material. If such content or features are included in any game that we publish, this may adversely affect the game’s reputation, causing our business to suffer.

21

To the extent a game is distributed as a physical copy, we may be subject to various additional risks.

To the extent a distributor on a licensed platform distributes a game in physical copy, the distributor must work with physical retailers, secure adequate supplies of physical copies of the game and ensure that retailers maintain effective inventory and cost controls. Physical copies of games generally require working with independent manufacturers and if those manufacturers do not provide physical copies of a game on favorable terms without delays, the distributor will be unable to deliver the game on competitive terms to retailers when they require them. Additionally, video game retailers typically have a limited amount of physical shelf space and marketing and promotional resources. We cannot be certain that manufacturers will provide physical copies of a game on favorable terms without delays and that retailers will provide a game with adequate levels of shelf space and promotional support on acceptable terms.

If a developer or its game infringes the intellectual property rights of others, disputes and litigation could negatively affect sales of the game.

Some of the images and other content in a developer’s game may inadvertently infringe the intellectual property rights of others. Although developers make efforts to ensure that games do not violate the intellectual property rights of others, it is possible that third parties may still claim infringement. Infringement claims against a developer or us, whether valid or not, may be time consuming and expensive to defend. Such claims or litigation could require us to stop publishing a game, require a developer to redesign the game or require an additional license to distribute the game, all of which would be costly and may adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

If a developer is not granted trademark, patent and copyright protection for its game, such developer may have difficulty safeguarding its designs, potentially resulting in competitors adopting them and undercutting game sales.

Our success will depend, in part, on each developer’s ability to obtain and enforce intellectual property rights over its game. No assurance can be given that any intellectual property rights of a developer will not be challenged, invalidated or circumvented or that any rights granted will provide competitive advantages. Any challenge, invalidation or circumvention of the intellectual property rights in a game may adversely affect our right to publish the game pursuant to our license agreement. There is no assurance that we or any developer will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. A developer’s failure to adequately protect its intellectual property could result in competitors using its game designs, which would impair our ability to successfully publish the game. Such an event could adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Our Parent owns all of our common stock, and therefore has effective control over our decision-making.

Our Parent owns, and will be able to exercise voting rights with respect to, all of our outstanding common stock. Our common stock is entitled to one vote per share, while the holders of Fig Game Shares will not have voting rights. As a result, our Parent will continue to hold all of the voting power of our outstanding capital stock following each offering of Fig Game Shares. This gives our Parent effective control over our decision-making. Our Parent is entitled to vote its shares in its own interest, which may not always be in the interests of our stockholders generally or in the interest of holders of a particular series of Fig Game Shares.

You may not have remedies if the actions of our director or officers adversely affect the value of any particular series of our Fig Game Shares.

Holders of a particular series of Fig Game Shares may not have any remedies if any action by our director or officers has an adverse effect on only that series of Fig Game Shares. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that, subject to any applicable provisions of a company’s certificate of incorporation, a board of directors generally owes an equal duty to all stockholders and does not have separate or additional duties to any subset of stockholders. Judicial opinions in Delaware involving stock that track interests of a particular asset have established that decisions by directors or officers involving differing treatment of holders of such shares may be judged under the business judgment rule. In some circumstances, our director or officers may be required to make a decision that is viewed as adverse to the holders of a particular series of Fig Game Shares. Under the principles of Delaware law and the business judgment rule referred to above, you may not be successful in challenging such a decision on the grounds that it had a disparate impact upon the holders of one series of Fig Game Shares.

22

We may dispose of our assets without your approval.

Our amended and restated certificate of incorporation does not provide voting rights to holders of Fig Game Shares. As a result, we, or all or substantially all of our assets, may be sold or otherwise disposed of, without any person having to seek the approval of any holders of Fig Game Shares. The only stockholder approval that would be required for a sale or other disposal of all or substantially all of our assets would be the approval of the holders of our common stock.

The requirements of complying on an ongoing basis with Regulation A under the Securities Act may strain our resources, aid competitors and divert management’s attention.

Because we are conducting, and have in the past conducted, an offering pursuant to Regulation A under the Securities Act, we are subject to certain ongoing reporting requirements. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources compared to non-reporting companies. The requirements of Regulation A make it more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, as well as qualified officers. Moreover, as a result of the disclosure of information in this offering circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties. In the video game industry, in particular, commercial agreements, including publishing agreements, are highly confidential. Because we publicly file the license agreements associated with our series of Fig Game Shares, our competitors and those with whom we do business may have an advantage when negotiating terms with us or competing with us to publish the same game.

If we become subject to regulations governing investment companies, broker-dealers or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers” and “investment advisers” are permitted to conduct their business activities. We believe we have conducted our business in a manner that does not make us an investment company, broker-dealer or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay dividends to holders of Fig Game Shares.

Risks Related to Fig Game Shares

There are numerous risks with respect to how we structure our business and the structure of our Fig Game Shares. Only investors who can bear the loss of their entire investment should purchase our Fig Game Shares.

Our business model and licensing approach, and the terms of our Fig Game Shares, are novel. As with any new business model, and any new investment opportunity, there are numerous risks, including the risks outlined in this “Risk Factors” section. However, because of the newness of our business model, and our securities, there may possibly be additional risks and uncertainties that we are unable to reasonably foresee at this time. An investment in our Fig Game Shares is highly risky and speculative. Our Fig Game Shares are suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in our Fig Game Shares, you should not purchase them.

23

Any dividends paid to holders of a particular series of Fig Game Shares will reflect the economic performance of only one game. Therefore, any decrease in the popularity of such game would adversely affect the financial performance of the associated Fig Game Shares.

Because any dividends paid to holders of each series of Fig Game Shares reflect the economic performance of only one game, any decrease in the popularity of such game would adversely affect the financial performance of the Fig Game Shares associated with that game. The receipts we may receive with respect to a particular game will be driven by the performance and popularity of the game. We cannot guarantee how long each game that we publish will sustain its level of popularity. To prolong the lifespan of a game, the game’s developer may need to improve and update it from time to time, on a timely basis, with new features that appeal to existing game players and attract new game players. Nevertheless, consumers may lose interest in a game over time, or competitors may introduce more popular games that compete with such game, the game may lose its popularity and this may cause our sales receipts for such game to decrease. Poor or mediocre reviews of such game on a distributor’s website or in other media could cause sales of the game to significantly decrease, which may ultimately adversely affect our ability to pay dividends to holders of the associated Fig Game Shares.

An investment in our Fig Game Shares is not an investment in any game, game developer or license agreement. Proceeds from this offering may be used to fund the development of other games, as well as other expenditures not related to the game that is associated with the series of Fig Game Shares being offered.

An investment in our Fig Game Shares represents an investment in Fig and will be used for our general operations and working capital needs. An investment in any series of our Fig Game Shares represents an opportunity for investors to support the development and publication of all the games we license and all of our business activities generally, in return for the opportunity to receive dividends from us that reflect a portion of our revenue, if any, from sales of a particular game.

The Fig Game Shares do not provide investors with an interest in any game or developer, nor do they represent an interest in any license agreement, distribution agreement or other agreement, obligation or asset associated with any particular game or developer. The developers and distributors with which we contract are entities separate and distinct from us, and the Fig Game Shares do not represent any obligation on the part of or any interest in any such third parties. Holders of Fig Game Shares may look only to us for dividend payments with respect to any Fig Game Shares held by them.

Our Board may decide not to pay a dividend or to reduce the size of a dividend if our Board believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations.

We have and intend to continue to issue multiple series of Fig Game Shares and to pay dividends to the holders of each series of Fig Game Shares separately, in each case based on the economic performance of a game to which that particular series of Fig Game Shares relates. Our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes doing so would be necessary or prudent in order to avoid a material adverse effect on our financial condition or results of operations. If that occurs, the unpaid dividend amount would accrue for future payment. However, if our Board decides not to pay a dividend or to reduce the size of a dividend because we were facing difficult financial or operating conditions, there can be no assurance as to whether or when those conditions might improve and whether or when we would reinstate dividend payments or pay past-due dividend amounts. In addition, dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

If we fail to provide a sufficiently large Fig Funds amount to support the development of a game, or otherwise fail to provide sufficient support to the publication of the game, the game may not reach its full commercial potential, and our ability to pay dividends to holders of the related Fig Game Shares could be adversely affected.

In order to maximize the amount from which our Board may declare dividends to the holders of a particular series of Fig Game Shares, we must succeed in maximizing the commercial potential of the related game. We may fail to maximize the commercial potential of a particular game for a variety of reasons, including, for example, failing to provide Fig Funds large enough to support the development of the game to a commercially attractive level of sophistication, failing to market the game effectively or failing to provide other publishing services in an effective manner. If we are unable to deploy the Fig Funds and our other services in a way that helps a game reach its full commercial potential, our ability to pay dividends to holders of the related Fig Game Shares, and the size of the amount from which our Board may declare dividends to the holders of the related Fig Game Shares, could be adversely affected. In particular, if we were to raise proceeds from the offering of a particular series of Fig Game Shares, and then pay Fig Funds which amount did not reflect any of the proceeds raised, the holders of those Fig Game Shares would still be eligible to receive dividends pursuant to our dividend policy, but to the extent the Fig Funds were too small to successfully develop the game, the commercial success of the game would suffer and the size of the amount from which our Board may declare dividends would likely be reduced.

24

We do not plan to subject our allocation of game sales receipts, determination of dividends or allocation of Game Shares Assets to stand-alone audits.

The determination of the amount of dividends (if any) to pay to holders of a particular series of Fig Game Shares will be made by the application of Fig’s formula for allocating sales receipts from the related game and determining the portion of Fig’s revenue share that will be payable as dividends to such holders. The application of this revenue sharing and dividend formula for a particular series of Fig Game Shares will be undertaken on a regular basis by Fig’s accounting staff. In addition, the determination of the particular Fig assets and liabilities attributable to a particular game over which the holders of the related series of Fig Game Shares would have preferential rights in our liquidation, or from which such holders may receive distributions, will be made by the application of the definition of “Game Shares Asset” set forth in the certificate of designations for that series of Fig Game Shares to Fig’s assets and liabilities.

We have not had, and do not plan to have, the calculations resulting from, or the methodologies underlying, our revenue sharing and dividend formula, or our application of the Game Shares Assets definition, subjected to stand-alone audits. As a result, our allocations of revenue and assets to each series of Fig Game Shares will not be audited. There can be no assurance that there will not be errors or misstatements in those calculations, methodologies and applications, which could reduce our revenue share from a particular game, the dividends available to holders of the related series of Fig Game Shares or the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or some combination of the foregoing.

If we were to enter bankruptcy or similar proceedings, there could be no assurance that holders of Fig Game Shares would be able to recover their investments.

If we were to enter a bankruptcy or similar proceeding, there could be no assurance that holders of Fig Game Shares would be able to recover their investments. In the event of our liquidation or similar occurrence, after the payment or provision for payment of our debts and other liabilities, the holders of a particular series of Fig Game Shares will have preferred rights over dividend amounts declared or accrued in respect of their Fig Game Shares but not yet paid, and assets and liabilities related to the associated game, but no rights with respect to our other assets, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock. See “Description of Company Securities – Preferred Stock – Liquidation, Dissolution, etc.” We could be compelled to enter such a bankruptcy or similar proceeding if we became unable to pay our debts as they became due. In any such circumstance, after the payment or provision for payment of our debts and other liabilities, there might be limited or no assets remaining for distribution to holders of our Fig Game Shares. In any such case, holders of Fig Game Shares would lose some or all of their investments.

No market or other independent valuation has been used to set the offering price of the Fig Game Shares.

The offering price of the Fig Game Shares has been determined solely by us, based on a number of factors, some of which bear no relation to established, formal valuation criteria such as assets, earnings, net worth or book value. We make no representations, whether express or implied, as to the value of our Fig Game Shares and there can be no assurance that the offering price of our Fig Game Shares represents the fair value of such stock. No independent fair market valuation of Fig or any of our capital stock has been used to set the offering price of the Fig Game Shares.

There is no trading market for Fig Game Shares.

There is no trading market for our Fig Game Shares and we do not expect that any such market will ever develop, in part because we have imposed restrictions on the transfer of the Fig Game Shares. As a result, investors should be prepared to retain their Fig Game Shares for so long as they remain outstanding and should not expect to benefit from share price appreciation. Potential investors should consider their investment in our Fig Game Shares as a long-term, illiquid investment of indefinite duration.

We have the right to void a sale of Fig Game Shares under certain circumstances.

We have the right to void a sale of Fig Game Shares, and cancel the shares or compel a stockholder to return them to us, if we have reason to believe that such stockholder acquired Fig Game Shares as a result of a misrepresentation, including with respect to such stockholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D, promulgated under the Securities Act, respectively, or if such stockholder or the sale to such stockholder is otherwise in breach of the requirements set forth in our amended and restated certificate of incorporation, certificates of designations or bylaws.

25

Following a defined time after the delivery of a particular developed game, we will have the right to cancel the associated series of Fig Game Shares, under certain circumstances.

Following a defined time after the delivery of a particular developed game, we will have the right to cancel the associated series of Fig Game Shares, under certain circumstances. We maintain a cancellation right for each series of our Fig Game Shares in order to be able to withdraw a series and avoid the costs of continuing to have such series outstanding after the associated game has lost most or all of its earning power. In general, we expect that our right to cancel a series of Fig Game Shares will become effective after the passage of a pre-determined amount of time (typically, a number of years), and after the game has failed to meet a pre-determined earnings floor for a period of time. For a description of our cancellation right with respect to the Fig Game Shares being offered in this offering, see “The Current Game, Developer and Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit us and our stockholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some dividends.

We may allow the participation of non-U.S. investors in this offering, based in part on their representations to us that their participation will not violate the laws of their home jurisdictions. There can be no assurance that such representations will be accurate and no assurance that we will not suffer harm or have to rescind sales made in this offering if such participation violates non-U.S. laws.

We may allow the participation of non-U.S. investors in this offering, based on, among other things, their representations to us that their participation will be in compliance with non-U.S. laws that may govern their actions. Regardless of these representations and any other checks we may undertake, there can be no assurance that such participation will always be in compliance with applicable non-U.S. laws. If there is such non-compliance, there can be no assurance that we will not be harmed as a result, by any required rescission of sales or the withdrawal of investors, the attempt by U.S. or foreign jurisdictions to impose penalties or fines on us, or otherwise.

If the security of confidential information relating to investors or users of Fig.co is breached or otherwise subjected to unauthorized access, such information could be stolen or misused.

Fig.co stores users’ and investors’ personally identifiable, sensitive data. Fig.co is hosted in data centers that are generally compliant with industry security standards and Fig.co uses security monitoring services; however, any accidental or willful security breach or other unauthorized access could cause secure information to be stolen or misused, including misuse for criminal purposes such as fraud or identity theft. Because techniques used to obtain unauthorized access to systems change frequently, and generally are not recognized until they are launched against a target, the system administrators of Fig.co and Fig.co’s third-party hosting facilities may be unable to anticipate these techniques or implement adequate preventive measures. In addition, many jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors and developers to lose confidence in the effectiveness of Fig.co. Any security breach, whether actual or perceived, could harm Fig.co’s and our reputation and could adversely affect our business.

Risks Related to the Current Game and Developer

There can be no assurance that iDGi will be able to successfully deliver CTT.

There can be no assurance that iDGi will be able to deliver CTT on time or at all, or that CTT will function as intended once delivered. CTT will be licensed to us and developed by iDGi. Unanticipated problems, expenses and delays are often encountered in developing any game. If iDGi encounters any such problems, expenses or delays while developing CTT, it may not be able to successfully address them and stay on budget and on schedule. If iDGi cannot stay on budget and schedule, our business and our ability to pay dividends to holders of Fig Game Shares – CTT could be negatively affected.

iDGi has not had a commercially successful game to date.

iDGi has commercially launched only one game prior to developing CTT. That game, the original Consortium, generated gross revenue to the developer, net of distribution fees, of approximately one-half of the game’s development budget. iDGi spent approximately $500,000 to develop the original Consortium, but received approximately $250,000 in revenue from sales of that game. CTT will need to generate substantial revenue for you to receive a positive return on your investment in Fig Game Shares – CTT. See “The Current Game, Developer and Shares – Fig Game Shares – CTT”. If CTT is not commercially successful and does not generate sufficient revenue, and therefore royalty payments to us, you will lose money on your investment.

26

Business difficulties at iDGi could delay or prevent the development of CTT.

In the event iDGi experiences difficulties in its business, CTT may not be developed on schedule or to scope, or may otherwise fail to deliver or help maintain a potentially commercially successful game. iDGi was formed in 2006, and has a limited operating history. To date, CTT has commercially developed only one prior game: Consortium. Additionally, iDGi is an international company and may face operational challenges related to operating in both Canada and the United States. Business difficulties at iDGi, or delays in game development at iDGi, could harm our business and undercut the availability of dividends for the holders of the Fig Game Shares associated with CTT.

CTT is likely to be sold in a pre-launch state prior to completion, at a price lower than the anticipated retail price of the completed game, which would result in lower revenue generated by those sales.

We and iDGi are likely to offer CTT for sale in a pre-launch state on a service such as Steam Early Access, at a price that is lower than what we expect to be the retail price of the completed game. While revenue generated from these pre-launch sales would be subject to the revenue share of the CTT License Agreement, it is possible that pre-launch sales would replace post-launch sales that might generate more revenue. To the extent that pre-launch sales at a lower price replace post-launch sales at a higher price, and the marketing and polishing efforts made possible by the pre-launch sales do not ultimately generate a sufficient increase in the number of post-launch sales, the potential return on your investment would be adversely affected.

Any negative reviews or impressions generated by players’ experience with the pre-launch version of the game may generate negative publicity for CTT.

We and iDGi are likely to offer CTT for sale in a pre-launch state on a service such as Steam Early Access. In part, sales of a game in a pre-launch state are intended to assist the developer with bug testing. Particularly in a game with a complex narrative and dialogue tree, such as CTT, testing and debugging requires significant effort. By distributing a game in a pre-launch state to a large number of players, a developer can use the players’ pre-launch playthrough sessions to help debug and test the game prior to its completion and launch. However, by exposing players to a game in a pre-launch state, the game may generate negative publicity due to the game’s lack of polish or incomplete condition. Any negative publicity due to the release of the game in a pre-launch state could negatively affect its sales.

Under the CTT License Agreement, Fig’s revenue share is equal to a percentage of the revenue iDGi receives, and iDGi retains the ability to enter into separate license agreements with other co-publishers, which could reduce the revenues iDGi receives and thereby indirectly reduce Fig’s revenue share.

Under the CTT License Agreement, Fig’s revenue share is equal to a percentage of the revenue iDGi receives, and iDGi retains the ability to enter into separate license agreements with other co-publishers. As a result, if iDGi were to take steps on its own that resulted in it receiving lower game revenues, for example by entering into one or more additional co-publishing arrangements with third parties under which iDGi incurred obligations that were greater than any additional revenue earned, then Fig’s revenue share from CTT would indirectly be reduced. Although Fig believes that the arrangement under the CTT License Agreement will not adversely affect Fig’s revenue share from CTT, because Fig does not expect iDGi to take steps that might reduce iDGi’s revenues from CTT, including by entering into one or more additional co-publishing arrangements with third parties, there can be no assurance that, under the arrangement, iDGi’s game revenues will not go down and Fig’s revenue share thereby indirectly be reduced.

27

USE OF PROCEEDS

We expect to raise up to a maximum of $238,000 of proceeds from the sale of the Fig Game Shares offered in this offering, assuming the sale of 952 of these shares at an offering price of $250 per share. Fig will receive all proceeds raised. Offering expenses, which we estimate will be approximately $50,000, will be paid by us. See “Plan of Distribution”.

This offering is being conducted to raise money for our general operations and working capital needs. We expect to spend such funds on:

●	The development of multiple games that we have agreed to publish under various publishing and co-publishing license agreements (presumably, but not necessarily, including the game whose potential sales receipts will underlie any dividends that will be declared on the Fig Game Shares being offered in this offering);

●	Outreach to find new games that we would consider publishing;

●	Marketing and other publishing efforts in support of the multiple games we are publishing; and

●	Other general activities and operations.

There can be no assurance as to the total amount of proceeds we will ultimately raise in this offering. Because the offering is being made on a best efforts basis and without a minimum offering amount, we may close the offering at any level of proceeds raised. In addition, because all proceeds will go into our general account and will be used to support our operations and business activities generally, we do not expect to substantially change our priorities for the use of proceeds based on the level of proceeds raised. Given the current, early stage of our business, in which we have entered into licenses to publish video games that are still being developed, we expect to spend most of any proceeds raised to support the development of such games; a lesser amount on identifying new games to publish; and an amount on game marketing and other publishing efforts that will be low at first but will increase as more of our licensed games approach the completion of their development stages. Whether we raise the maximum amount in this offering, or less, we expect to pursue this same use of proceeds at proportional levels of spending.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Frequent fundraising through the sale of Fig Game Shares is integral to our business model. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all. See “Risk Factors”.

28

DILUTION

Our Parent owns 100% of our outstanding shares of common stock and will continue to do so after this offering. The Fig Game Shares are shares of capital stock of Fig with no voting rights. Any officer, director, promoter, employee or affiliate of ours, or any game developer, or any friends or family of any of the foregoing, may purchase shares in any of our Fig Game Shares offerings, but only at the same price and on the same terms as other investors in that offering. We have not reserved any portion of the Fig Game Shares offered hereby for sale to any officer, director, promoter, employee or affiliate of ours, or any game developer, any friends or family of any of the foregoing, or any other person.

29

CAPITALIZATION

The following table sets forth our cash and total capitalization as of March 31, 2017, on an actual basis. You should read the table together with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our financial statements and the related notes thereto, included elsewhere in this offering circular.

March 31, 2017
Balance Sheet Data	(Unaudited)
Cash	$948,646
Stockholder’s equity:
Preferred stock, $0.0001 par value; 100,000 shares authorized; 1,493 shares issued and outstanding as of March 31, 2017	-
Common stock, $0.0001 par value; 10,000 shares authorized; 1,000 shares issued and outstanding as of March 31, 2017	-
Additional paid-in capital	4,421,690
Accumulated deficit	(5,404,942)
Stock subscription receivable	(34,233)
Noncontrolling interest in consolidated entities	1,119,499
Total stockholder’s equity	$102,014
Total capitalization	$102,014

The above table has not been adjusted to reflect any of the following:

Sales of Preferred Stock Pursuant to Rule 506(c) of Regulation D

●	The sale and issuance by Fig of 328 Fig Game Shares – JASB for aggregate gross proceeds of approximately $82,000 in May 2017, and the payment of associated offering expenses.

Sales of Preferred Stock Pursuant to Regulation A

●	The sale and issuance by Fig of 19 Fig Game Shares – PSY2 subsequent to March 31, 2017, for aggregate gross proceeds of approximately $9,500, and the payment of associated offering expenses.
●	The sale and issuance by Fig of Fig Game Shares – Wasteland 3, and the payment of associated offering expenses. As of the date of this offering circular, no Fig Game Shares – Wasteland 3 have been issued.
●	The sale and issuance by Fig of Fig Game Shares – Pillars of Eternity II, and the payment of associated offering expenses. As of the date of this offering circular, no Fig Game Shares – Pillars of Eternity II have been issued.
●	The sale and issuance by Fig of Fig Game Shares – Phoenix Point, and the payment of associated offering expenses. As of the date of this offering circular, no Fig Game Shares – Phoenix Point have been issued.
●	The receipt of any proceeds from the offering being made in this offering circular or the issuance by us of any securities being so offered, and the payment of associated offering expenses.

Sales of Capital Stock by Limited Liability Companies of which Fig is the Managing Member

●

The sale and issuance of units by our consolidated entities subsequent to March 31, 2017, for aggregate gross proceeds of approximately $9,000, pursuant to Rule 506(c) of Regulation D, and the payment of offering expenses associated with such offerings.

Other

●	The receipt of a $1.0 million capital contribution by us from our Parent on June 9, 2017, pursuant to which no additional shares were issued.

30

OUR BUSINESS

Fig is a crowdpublisher of video games. We identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from, sales of video games developed by third-party video game developers with whom we enter into publishing license agreements.

We work with video game developers through all phases of a game’s publication, from funding its development to supporting its commercial release. Initially, we work to identify and source games that we believe are likely to be commercial successes and whose development we can fund in whole or in substantial part. We then work with the developer to create a crowdpublishing campaign, which we host on our Parent’s website, Fig.co. Each campaign has a fundraising goal, and if the goal is reached, we agree to fund the development of and publish the game. Following the campaign, we work with the developer while they develop the game to help make sure the game will do well commercially, taking a light touch compared to traditional publishers and allowing the developer creative freedom. When the game is ready for commercial launch, we publicize the game and work with the developer and any co-publishers to distribute and sell the game.

Our platform, Fig.co, has attracted over 80,000 crowdpublishing backers as of June 30, 2017. Backers are people who have made a pledge in the rewards portion of a crowdpublishing campaign, or have invested in securities in the investment portion of a crowdpublishing campaign. Our video game email newsletter list consists of approximately 100,000 contacts. Our crowdpublishing campaigns have a success rate of over 78%, measured in terms of fundraising goals reached, compared to a 37% crowdfunding success rate on Kickstarter in 2016 for the video game and board game category as reported by ICO Partners in January 2017. From January 1, 2016 through June 30, 2017, we hosted four of the top ten successful crowdfunding campaigns, measured in terms of aggregate rewards pledged and investments reserved or made, as applicable. We have not yet recognized significant revenue from our operations.

We are evolving the video game publishing model in a number of key ways:

●	Crowdpublishing Campaigns. As part of the process through which we decide which games to publish and which not to publish, which we also refer to as greenlighting, we host crowdpublishing campaigns on our Parent’s website, Fig.co. Each crowdpublishing campaign allows the developer to raise funds directly, through the pre-sale of games, digital items, merchandise and experiences, in what we refer to as the rewards portion of the campaign. Additionally, each campaign allows us to offer specific series of our capital stock that will pay dividends that track the economic performance of the game, once published. We solicit and receive indications of investment interest, which we call reservations, and accept investments, directly through Fig.co, from accredited investors in Regulation D offerings and from qualified purchasers in Regulation A offerings. Funds pledged in the rewards portion of the campaign are held in escrow and only disbursed to the developer if the campaign succeeds in reaching its fundraising goal. Invested funds, which in the case of Regulation A offerings may only be collected after the Regulation A offering is qualified by the SEC, are held in escrow until the campaign succeeds in reaching its fundraising goal and we close the offering.

The campaigns allow us to assess consumer interest in a game. A crowdpublishing campaign must be successful by our measure before we will greenlight the associated game. This allows us to reject games that do not sufficiently interest gamers and also allows us to calibrate the amount of funding we contribute to the development of the game. In this manner, the voice of the gaming community is heard in our publishing decisions.

●	Focused Curation. We conduct crowdpublishing campaigns for only a small number of games each month. We believe this focus helps the gaming community concentrate their attention on each game, which we believe provides better game marketing than is available on existing rewards-only crowdfunding platforms, where individual game campaigns can get lost in the multitude of concurrent game and non-game campaigns.

●	Fig Game Shares. We offer the opportunity for gamers and fans to connect with games in a new way, by investing in Fig and, in exchange, receiving securities which will pay dividends that track the economic performance of a particular game.

●	Preservation of Developers’ Intellectual Property Ownership. We do not require developers to transfer their core intellectual property rights, or rights to derivative works including prequels, sequels and spinoffs, in order to have their games published by us. We believe that this deference to the intellectual property rights of developers provides us with an advantage over traditional video game publishers in attracting talented developers with exciting game ideas.

We believe that these aspects of our publishing model, including in particular our involvement of the gaming and fan community in our publishing decisions, will result in games that are more aligned with consumer demand, more creatively innovative and more commercially successful.

31

Our Process

We work with video game developers through all phases of a game’s development, from funding to the completion of development to commercial launch.

Sourcing

We work to identify and source game development projects that we believe are likely to result in commercially successful games and whose development we can fund in whole or in substantial part. We do not require developers to transfer their core intellectual property rights, or rights to derivative works including prequels, sequels or spinoffs, in order to get us to publish their games. For the six-month period ended June 30, 2017, we entered into agreements with developers and launched campaigns for approximately 5% of the projects for which we reviewed pitches.

Crowdpublishing

Once we have sourced a game, we work with the developer to create a crowdpublishing campaign, which we host on our platform, Fig.co. We work with the developer to set a fundraising goal, which is the amount we believe the developer needs, in addition to whatever amounts are available to it from other funding sources, to successfully develop the game. Our input into the setting of the fundraising goal is based on a number of factors, including our assessment of the developer’s business and experience, our discussions with the developer, our knowledge of the video game industry, our discussions with contacts in the video game industry and our preliminary estimation of the game’s commercial potential.

The funding portion of our platform has two principal aspects, pledges and investment. Pledges operate through a traditional rewards-based crowdfunding mechanism, in which funds are pledged to the developer by backers in exchange for rewards – for example, digital downloads, t-shirts, figurines, posters or in-game content that enhances the game-playing experience. If and when the crowdpublishing campaign succeeds in reaching its fundraising goal, pledged amounts go directly to the developer. Additionally, we use our platform to offer and sell specific series of our capital stock, which have dividend rights that track the economic performance of the associated game. We solicit and receive investment reservations, and accept investments, directly through Fig.co. Only after a crowdpublishing campaign has succeeded in reaching its fundraising goal and we have otherwise completed the offering of the securities do we release investment proceeds to ourselves and close the offering.

Pursuant to our publishing license agreements with developers, once a campaign has reached its fundraising goal, we are committed to funding the development of and publishing the game. The aggregate of the rewards-based contributions, investment amounts (both reservations and investments, as applicable) and additional amounts that we may decide to commit, all count towards the campaign’s fundraising goal. We maintain discretion to deem a campaign a success by contributing additional funds to cover any shortfall in a campaign’s fundraising goal.

We then set the amount of development funds to be provided to the developer. We refer to this amount as the Fig Funds. We set the Fig Funds based on a further assessment of the same factors we considered in setting the fundraising goal with the developer, now further informed by our assessment of the gaming and fan community’s reaction to the game through its participation in the crowdpublishing campaign. As a result, Fig Funds are correlated to the amount of proceeds we have raised from the sale of the securities associated with the game. Historically, Fig Funds have at least equaled the aggregate proceeds from the offering of the associated securities, and have in several cases been significantly greater.

We believe that our crowdpublishing model, involving pledges and investments from the gaming and fan community, provides us with several advantages: the ability to assess public interest in a game before it is developed, solicit feedback for a game, and reduce marketing costs and the overall cost of capital required to create a game. In particular:

●	By requiring a certain threshold of public support for a game prior to being committed to publish it, we believe that we are better able to publish games that have a higher likelihood of being commercially successful. Additionally, we believe that basing our greenlighting decisions, in part, on public support allows us to publish innovative or non-traditional games that may not fit the commercial requirements of a traditional publisher, but which nevertheless resonate with the public.

32

●	We do not exert creative control over the video games we publish, unlike traditional publishers. We believe that the public commentary and feedback provided to developers on our platform, through the campaign and throughout the development process help to provide creative input to developers while letting them stay true to their vision of the game’s development.

●	A typical successful crowdpublishing campaign on our platform has hundreds or thousands of individual participants, between rewards pledgees and those who invest in securities. We believe that this broad-based involvement allows us to spend less on marketing than traditional publishers, while still achieving positive results.

●	We believe that the securities we offer, which are tied to the economic success of particular games, allow us to raise capital at a lower cost, and on a better scale compared to our capital requirements, than we might otherwise be able to achieve.

Development

We call the stage following greenlighting and providing Fig Funds to a developer, the development phase of a game. During this phase, we are in regular contact with the developer and receive game builds. We do not take creative control, as traditional publishers frequently do. Additionally, we do not emphasize milestones as much as traditional publishers. While this potentially may result in delayed or over-budget games, we believe that the reduction in a developer’s overhead costs as a result of our lighter approach leads to lower overall game development costs and a final product that is better aligned with what the developer envisions and what consumers want. Throughout the development process, we help to facilitate community and customer awareness of the game and we encourage active engagement between developers and fans through our platform. For example, through our platform, developers can solicit feedback on development and design choices made during the course of game development through our platform. We may also help developers with localization and other distribution-related efforts, such as porting to other game systems, or qualifying on a distribution platform, particularly for video game consoles. We intend to label and market each game in accordance with the applicable principles and guidelines of the Entertainment Software Rating Board, or ESRB, an independent self-regulatory body that assigns ratings and enforces advertising guidelines for the interactive software industry.

In addition to the foregoing, we provide general advice and consultation to developers, including in regard to which technologies to use for developing games, which consoles or other platforms to focus on and other matters of business strategy. We do this most extensively when dealing with less experienced developers. We also connect developers with third-party vendors to assist with development, and provide ongoing advice and assistance as well.

Commercial Launch

When a game is ready to be commercially launched, we assist with storefront certifications and approvals, help publicize the game and facilitate distribution, both through our platform and through storefronts. We offer games for sale through our Fig.co platform and also help the developer distribute the game through storefronts, such as Steam. If requested by a developer, we can assist with quality assurance and certification efforts, for which we may charge an additional fee. Our level of involvement varies by developer and by distribution channel, ranging from providing the developer with our advice and input, to us completely handling the commercial launch.

Marketing. Our crowdpublishing campaigns help raise awareness of a game and galvanize fans, which helps to build a game community. We amplify the marketing and promotion of our crowdpublishing campaigns through our own marketing and public relations efforts. We aim to involve the community of Fig backers in the marketing of games as much as we can, because we believe that genuine grassroots involvement, driven by loyal and invested fans, represents a powerful marketing asset for our games.

33

Distribution. We identify and secure agreements with third-party distributors to distribute, deliver, transmit, stream, resell, wholesale or otherwise exploit our games. A typical distributor fee is 30% of the amount the consumer pays. Major third-party digital distributors of games, also known as storefronts, include Steam, Xbox One Store, PlayStation Store, Apple AppStore, Google Play Store, Gog.com, EA Origin and Humble Bundle.

We sell the games that we publish directly on our affiliated website, Fig.co, which we expect will continue to have a strong search engine optimization, or SEO, ranking for each of our games, due in part to the fact that each game will have already been the subject of a completed crowdpublishing campaign on Fig.co. For our games, Fig.co is usually a high, and occasionally the top, search result. As part of our standard publishing license agreement terms, Fig.co is a pre-approved distribution channel through which we can sell games to the public. We believe that Fig.co has the potential to grow into an important distribution channel for our games.

In addition to the strong search result rankings for our games, our video game email newsletter list consisted of approximately 100,000 contacts who have signed up through Fig.co. We intend to continue to leverage our newsletter list for marketing and sales efforts following the commercial releases of developers’ games. In addition, when a game is sold on third-party storefronts, we intend to market and merchandise the game on those storefronts by arranging special promotions and merchandising with those storefronts, when appropriate.

Games Licensed

As of June 30, 2017, we had 13 games licensed for publishing. This does not include licenses that have expired, that we have sold our rights to or from which we otherwise do not have a right to future revenue.

In Development

At June 30, 2017, we had the following principal games licensed for publication, all of which we have committed to publish and all of which are in the development phase. Additionally, we have approximately six smaller games in the same phase. We may generate revenue from games prior to their commercial launch if, for example, the game is released in a pre-launch state on a service such as Steam Early Access. We have near-term prospects for entering into additional game publishing license agreements.

Game Title	Developer	Crowdpublishing Campaign Completion Date	Development Status	Projected Development Completion Date	Associated Fig Game Shares or Other Securities
Psychonauts 2	Double Fine Productions, Inc.	January 12, 2016	In development	2018 Q3	Fig Game Shares – PSY2
Jay and Silent Bob: Chronic Blunt Punch	Interabang Entertainment	March 31, 2016	In development	2018 Q4	Fig Game Shares – JASB
Consortium: The Tower	Interdimensional Games Incorporated	May 11, 2016	In development	2018 Q1	Fig Game Shares – CTT
Wasteland 3	inXile Entertainment, Inc.	November 3, 2016	In development	2019 Q4	Fig Game Shares – Wasteland 3 and Fig WL3 Units
Trackless	12 East Games LLC	November 16, 2016	Closed Beta Testing	2017 Q3	Series Trackless Units (1)
Pillars of Eternity II	Obsidian Entertainment, Inc., an affiliate of licensor Dark Rock Industries Limited	February 24, 2017	In development	2018 Q1	Fig Game Shares – Pillars of Eternity II
Phoenix Point	Snapshot Games Inc.	June 7, 2017	In development	2018 Q3	Fig Game Shares – Phoenix Point

(1)	Licensed for publication by Fig, but the associated securities were issued privately in separate series by a consolidated entity of Fig.

34

Commercially Launched

As of June 30, 2017, we had in limited commercial release one game from which we have ongoing rights to receive royalties:

Game Title	Developer	Commercial Launch Date	Royalty End Date	Metacritic Score	Associated Fig Game Shares or Other Securities
Kingdoms and Castles	Lion Shield LLC	(1)	(1)	-	Series Kingdoms and Castles Units (2)

(1)	In limited commercial release as of June 30, 2017, with full commercial release expected to occur in July 2017. Royalty end date will be three years following the full commercial release date.
(2)	Licensed for publication by Fig, but the associated securities were issued privately in separate series by a consolidated entity of Fig.

Historical

We and our affiliates have also licensed additional games to which we no longer have ongoing royalty rights, because either our royalty term expired or we sold our publishing rights to the game.

Fig Game Shares

As part of our crowdpublishing model, we use our platform to offer and sell specific series of our capital stock that track the economic performance of each video game. We call all such shares “Fig Game Shares,” and designate each series with a game-specific designation such as “Fig Game Shares – [code name for game].”

Fig Game Shares are stock of Fig without any rights to vote on any matters relating to our Company, the Fig Game Shares or otherwise. See “Description of Company Securities”. Different series of Fig Game Shares differ from each other in that each series pays holders of those securities dividends based on the revenue share we receive from sales of a particular, associated game.

When we agree to publish a game, we receive through our publishing license agreement a right to a portion of the game’s future revenue. Generally, following the deduction of distributor fees and sales taxes, and a Fig Service Fee (if any), the game’s revenue is divided among: (1) the developer and any co-publishers and (2) Fig. From Fig’s revenue share, we calculate an allocation for holders of the associated series of Fig Game Shares, by multiplying the revenue share by the ratio of (x) the gross proceeds raised from that series of Fig Game Shares over (y) the Fig Funds provided to the developer. For example, if we sold a particular series of Fig Game Shares for gross proceeds of $0.8 million and we provided Fig Funds of $1.0 million, we would allocate 80% of Fig’s revenue share from the associated game to the holders of those Fig Game Shares. Alternatively, if the gross proceeds and the Fig Funds were identical, we would allocate 100% of Fig’s revenue share from the associated game to the holders of those Fig Game Shares We have not and will not collect more in gross proceeds from the sale of a particular series of Fig Game Shares than the amount of Fig Funds we provide to the developer of the associated game.

From the portion of our revenue share allocated to holders of Fig Game Shares, we are obligated to dividend out a specified percentage, such as 80%, to those holders, subject to applicable law. The specific revenue sharing and dividend details for each series of Fig Game Shares, and the terms of the associated publishing license agreement, are specified in the offering disclosure document associated with the sale of that series of Fig Game Shares. When the series of Fig Game Shares is offered in a Regulation A offering, the associated publishing license agreement is filed with the SEC.

For greater detail regarding game revenue sharing and the payment of dividends, see “The Current Game, Developer and Shares” and “Our Dividend Policy”.

Proceeds from the offering of a particular series of Fig Game Shares may be used to fund the development of games other than the game with which that series of Fig Game Shares is associated, as well as other expenditures not related to that associated game. However, the amount of funds we provide to a developer is typically correlated to the proceeds from the sale of the associated Fig Game Shares, as described above in “— Our Process —Crowdpublishing”.

For a discussion of the game and the developer associated with the Fig Game Shares being offered hereby, see “The Current Game, Developer and Shares”.

35

Fig Finishing Fund

In February 2017, we announced the creation of the Fig Finishing Fund. The Fig Finishing Fund is a minimum payment promise, intended to assure developers, particularly developers that are receiving smaller amounts of Fig Funds, that they will receive a minimum amount of funds from us, to be used for finishing games, defraying costs of distribution, and marketing to potential customers. Specifically, for each developer that attracts 1,000 or more backers for a campaign that succeeds on Fig.co, we guarantee to provide such developer with Fig Funds of at least $20,000. We have committed to spending up to $500,000 to finance the Fig Finishing Fund payments in calendar year 2017.

Market Opportunity

Our goal is to provide game developers and game fans a more balanced and sustainable approach to game publishing. We aspire to provide a publishing solution that retains the best, and discards the worst, of traditional publishing and self-publishing with rewards-only crowdfunding. The following are anecdotal views based on our industry experience.

Traditional Publishing Arrangements

In traditional publishing arrangements, particularly with large video game publishers, a publisher provides funding to a developer for a particular video game’s development in exchange for the intellectual property rights to the game, which include distribution rights as well as rights to sequels and other derivative works, including film and merchandise rights. The intellectual property rights to a game are a developer’s most important asset, and we believe that turning those rights over to a publisher not only relinquishes creative control over the game but also creates a developer-publisher relationship that is similar to an employment relationship. A developer is paid a royalty that is typically half or less than half of the net revenue earned from sales of a game. The formulas by which developers earn royalties can be disproportionately favorable to the publisher. Most publishing deals involve what is known as “advances against royalties”. In other words, the amounts provided by the publisher to the developer to develop the game are treated as pre-paid royalties. This means that the developer must effectively “pay back” the game’s development advances at the previously negotiated royalty rate, with the result that the publisher takes all the game’s revenue until it has received, typically, two to three times the amount advanced; and only thereafter does the developer receive any proceeds from sales of the game.

Smaller and mid-tier video game publishers and developers sometimes enter into co-publishing arrangements. In a co-publishing arrangement, there may be a syndicate of publishers who may, in conjunction with the developer, manage the distribution of the game in ways that vary from game to game and from distribution channel to distribution channel. This allows the syndicate to take advantage of the expertise or focus of each publisher, including the relationships that the developer and any co-publishers may have with specific distributors or channels, in order to help ensure the optimal distribution of the game.

Self-Publishing with Rewards-Only Crowdfunding

Rewards-only crowdfunding has made the self-publishing of video games a more viable option for developers, but rewards-only crowdfunding alone has its limits. Developers have found it difficult to raise enough money through rewards-only crowdfunding to meet an entire game development budget and additionally finance post-development marketing and distribution efforts.

Our Alternative—Crowdpublishing

As described in “—Our Process”, our crowdpublishing model is intended to bridge the gap between traditional publishing models and self-publishing through rewards-only crowdfunding.

Personnel

Our management team has extensive experience in the business of publishing video games. Justin Bailey, our CEO and sole director, has been active in the video game industry for many years. He has published a wide variety of free-to-play, premium and mobile games. He has also helped to secure millions of dollars in game financing from publishers, investors and crowdfunding participants in recent years. Jonathan Chan, our COO, has several years of experience at the large video game publisher Electronic Arts, where he focused on business development deals in the publishing and distribution of games. See “Directors, Executive Officers and Other Significant Individuals”.

36

Our management team is supported by employees and contractors of our Parent, including individuals dedicated to marketing, accounting, legal, design, community relations and developer relations functions. As of June 30, 2017, eight such individuals provided such support.

Fig and Our Parent

Fig was incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., a Delaware corporation, which we call our Parent. Our Parent owns all of our common stock, which is our only outstanding voting security. We have to date relied substantially on our Parent for support in the conduct of our business. Fig has been operating under a cost sharing agreement entered into between us and our Parent, which we call the Cost Sharing Agreement, which is described in more detail below.

Our Parent was formed as a limited liability company in October 2014, was incorporated in March 2015 and began operations in April 2015. Our Parent is a provider of video game publishing services and the operator of Fig.co, an online technology platform created to facilitate fundraising for video game development. From its inception until August 2015, our Parent was developing the proprietary technology behind Fig.co, seeking out and evaluating video game developers and games and building relationships with various video game distributors. We run our crowdpublishing campaigns on Fig.co.

Cost Sharing Agreement with Our Parent

We have entered into a cost sharing agreement with our Parent (the “Cost Sharing Agreement”) pursuant to which we and our Parent have each agreed to share certain costs pursuant to an allocation policy. Pursuant to this policy and as reflected in the Cost Sharing Agreement, our Parent allocates certain costs in most instances pursuant to pre-determined formulas. For example, the allocation of costs associated with the payment of employee salaries is based on our estimate of each employee’s time attributed to the business activities of Fig and our Parent. Our Parent allocates (i) 50% of the salary of our Chief Executive Officer, Justin Bailey, to Fig, and the remaining 50% of each such salary to our Parent, (ii) 100% of the salary of our COO, Jonathan Chan, to Fig, and (iii) other percentages for certain other personnel. Our Parent provides us with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance; the costs of these activities are allocated 50% to our Parent and 50% to Fig.

In addition, under the Cost Sharing Agreement, our Parent may allocate to itself some or all of the expenses of Fig’s securities offerings. See “Use of Proceeds” for details related to how expenses are allocated for this offering.

The allocation policy and Cost Sharing Agreement may be adjusted in certain cases to reflect any changes to the business activities of Fig or our Parent that may arise in the future. We or our Parent may also reimburse the other party for any costs paid by such party that should have been allocated to the other party. Pursuant to the Cost Sharing Agreement, we have agreed to review our allocation policy from time to time to determine its suitability for our and our Parent’s businesses and to adjust the policy when necessary. For example, if our Parent is unable to perform any of the services we rely upon it to perform in support our business, due to financial difficulty or otherwise, we may have to perform those services or find another service-provider, and incur additional expenses, all of which would require adjustments to our allocation policy.

The Cost Sharing Agreement had an initial term through December 31, 2016, and automatically renews for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date. In addition, we may terminate any specific service, or the entire agreement, without penalty, by providing 30 days’ prior written notice to our Parent, and our Parent may terminate any specific service, or the entire agreement, by providing 180 days’ prior written notice to us (provided that, in the case of termination of specific services, if we, in our sole determination, are unable to enter into a reasonable arrangement with a third party to perform such services, then our Parent will continue to perform such services for an additional period of 180 days upon receiving notice from the Company of such an event).

37

Competition

We operate in a highly competitive industry. Principally, we compete with:

Traditional game publishers. We face competition for publishing licenses from traditional sources such as established video game publishers, which include some of the largest corporations in the world. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. In addition, these competitors have longer operating histories, greater name recognition and more extensive financial resources than we do. Traditional publishers range in size and cost structure from the very small, with limited resources, to the very large, with extensive financial, marketing, technical and other resources, including Electronic Arts, Activision, Ubisoft, Tencent and Nexon. Smaller publishers include Paradox, Starbreeze, Deep Silver, 505 Games and Team17.

Existing rewards-only crowdfunding platforms. Developers may choose to self-publish their games using rewards-only crowdfunding on other platforms.

Other games and forms of entertainment. The games we publish compete with other online computer, console and mobile games. They will also compete with other, non-game forms of entertainment.

Competition in the entertainment software industry is based on innovation, features, playability and product quality, name recognition, compatibility with popular platforms, access to distribution channels, price, marketing, and customer service. The video game industry is driven by hit titles, which require large budgets for development and marketing. Competition for any game is influenced by the timing of competitive product releases and the similarity of such products to the relevant game.

Seasonality

Our business is highly seasonal, with the highest levels of consumer demand for games, and a significant percentage of sales, occurring in the holiday season in the quarter ending December 31, and seasonal lows in sales volume occurring in the quarter ending June 30. Although sales of video games generally follow these seasonal trends, there can be no assurance that this will continue. Our financial results may vary based on a number of factors, including the release date of a game, cancellation or delay of a game’s release and consumer demand for a particular game and for video games generally.

Conflicts of Interest

We expect to do business with entities owned or controlled by affiliates. We may, in our discretion, conduct business with such parties. See “The Current Game, Developer and Shares” and “Interests of Management and Others in Certain Transactions”.

Properties and Company Location

We are located at 599 Third Street, Suite 211, San Francisco, California 94107, in a space that is rented and paid for by our Parent. We do not own any real property.

Government Regulation Related to Conducting Business on the Internet

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection and retention, content, advertising and information security have been adopted or are being considered for adoption by many countries throughout the world. Set forth below are descriptions of various U.S. laws and regulations applicable to our business on the Internet.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The Federal Electronic Signatures in Global and National Commerce Act (“E-SIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements using electronic records and signatures. E-SIGN and UETA require businesses that wish to use electronic records or signatures in consumer transactions to obtain the consumer’s consent. When a developer or potential investor registers on Fig.co, the website is designed to obtain his, her or its consent to the transaction of business electronically and the maintenance of electronic records in compliance with E-SIGN and UETA requirements.

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E, which implements it, provide guidelines and restrictions regarding the electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by NACHA. It is our policy to obtain necessary electronic authorization from developers and investors for transfers in compliance with such rules. Transfers of funds through Fig.co are intended to conform to the EFTA and its regulations and NACHA guidelines.

38

THE CURRENT GAME, DEVELOPER AND SHARES

Fig Game Shares – CTT (also referred to as the “Shares”) are the particular securities being offered in this offering. The Shares differ from certain other series of Fig Game Shares in that the Shares provide their holders with a dividend based on the revenue share we receive from sales of the CTT game, pursuant to the CTT License Agreement. Provided CTT is successfully developed and published, iDGi and Fig will thereafter each receive sales receipts from CTT pursuant to the CTT License Agreement and those receipts will be shared as follows:

●	Receipts will be allocated into a revenue share for iDGi and a revenue share for Fig, in the proportions described in greater detail in below, under the subheading “– Fig Game Shares – CTT – Anticipated Sharing of Sales Receipts from CTT”. We expect that, in the ordinary course of business, we will collect most or all of the CTT sales receipts from distributors (other than when Fig itself acts as a distributor), net of distributor fees and sales taxes, and then allocate such receipts among ourselves, iDGi and any third-party co-publisher(s) that iDGi has engaged. As of the date of this offering circular, iDGi has not engaged any third-party co-publishers for CTT.

●	Fig will pay a minimum of 85% of the Fig Game Shares – CTT allotment to the holders of Fig Game Shares – CTT, in the form of dividends, subject to our dividend policy.

●	Fig’s board of directors may in its discretion from time to time pay more than 85% of the Fig Game Shares – CTT allotment (and up to 100%) to the holders of Fig Game Shares – CTT, if in its view business conditions permit it.

The Game – Consortium: The Tower

Fig has entered into a video game co-publishing license agreement (the “CTT License Agreement”) with Interdimensional Games Incorporated, a Canadian Federal corporation (“iDGi” or the “Developer”), to co-publish the game CTT on any and all current and future operating systems on which video games are played. The CTT License Agreement sets forth the terms and conditions under which Fig will provide funding in support of the development of CTT and which governs the distribution of receipts from distributors that result from sales of CTT. If and when Fig receives cash receipts after CTT goes on sale, a portion of such cash will become available for the payment of dividends to the holders of Fig Game Shares – CTT.

CTT is the sequel to the critically acclaimed game Consortium, and will be the second in a planned trilogy of games based in the same Consortium universe. As with the first Consortium game, CTT will be a non-linear, single player, first-person, immersive simulation game. The story takes place in the year 2042 in futuristic London, England, where the player is dropped into the center of a highly unusual hostage situation occurring inside a massive skyscraper. In CTT, players will sneak, fight, explore, and talk their way through an interactive standalone story.

iDGi is developing CTT for the Microsoft Windows, Apple Macintosh and Linux personal computing operating systems. iDGi is evaluating potential development of the game on the PlayStation 4 and Xbox One consoles as well. The Developer anticipates that the game, which is currently in development, will be completed in the first calendar quarter of 2018. Prior to that date, iDGi believes the game is likely to be sold in a pre-launch state, possibly at a lower retail price, through programs offered by distribution channels that permit for such pre-launch releases, such as the Steam Early Access program. Revenue generated from these pre-launch sales would be subject to the revenue share of the CTT License Agreement. All CTT intellectual property will be retained by iDGi.

For a number of reasons discussed elsewhere in this offering circular, including in the sections entitled “Our Business” and “Risk Factors,” there can be no assurance that the game will generate earnings from which dividends will be paid to holders of Fig Game Shares – CTT. In addition, the final version of CTT that is commercially released may differ from the game as currently described in this offering circular. Game development is a creative process, and Fig, as a publisher of the game, would expect to support that process rather than hinder it, and publish the final version of the game if it complies with the CTT License Agreement, even if its development involves creative detours.

39

The Developer – Interdimensional Games Incorporated

iDGi is an independent video game developer founded in 2006 and based in Vancouver, Canada. iDGi has a core team of six members (employees and consultants), which may expand with additional independent contractors and consultants as the development of CTT continues. Although iDGi is based in Vancouver, many of its team members work remotely. iDGi is led by Gregory A. MacMartin, who serves as Chief Executive Officer, and Steve MacMartin, who serves as lead writer.

The iDGi mandate is to create interactive storytelling experiences with a moral compass. Traditional videogames use casual violence as part of their core make-up, and reward the killing of “bad guys” in a variety of ways. iDGi’s Consortium games, on the other hand, are fundamentally about putting the player in the role of a futuristic policeman whose actions are scrutinized by the public, and where killing is frowned upon and using non-lethal combat methods are rewarded. iDGi aims to make gamers think more seriously about the real-life consequences of violence and killing, doing more than just entertaining but also informing and inspiring gamers to help us make better choices in life.

iDGi has spent years developing the Consortium universe. Extensive backstories and an “alternate reality game” (ARG) universe have been created as part of this effort. The ultimate goal of iDGi is to develop a series of narrative-based video games and other media in and around a fully-realized semi-utopian future. The Consortium universe is built with detailed world timelines and character backstories, and envisions a world in which we have largely solved the hunger, energy, water and population problems that plague us today.

iDGi strives to push the boundaries of interactive, narrative driven, single-player entertainment. iDGi has previously developed and released one other game, Consortium, in 2014, which was the first game of the planned trilogy of games based in the Consortium universe. The first Consortium game was funded in part by a successful Kickstarter campaign held in May 2013, following an earlier aborted Kickstarter campaign in 2012. In total, approximately $500,000 was spent toward the development of that game, which was developed by the same team that will develop CTT. The first Consortium game was released in January 2014 on the Windows PC platform. Since then, iDGi has supported that game with two years of updates and patches. CTT will include iDGi’s interactive storytelling technology built for the first Consortium game, as well as many of that game’s mechanics, characters, art style and assets.

iDGi’s team has experience with agile development, art direction, 3D character modeling/animation, 3D modeling, level design/scripting, choreography, C++ programming and writing. Members of iDGi’s team have worked to develop video games for franchises such as Harry Potter, Incredible Hulk, Lord of the Rings, Quake, Homeworld and EverQuest while at prior companies.

Since January 1, 2012, iDGi has only commercially developed the game, Consortium:

Year of Release	Title	Sales Receipts to Developer (approx.)	Initial Retail Price	Publisher	Platforms
2014	Consortium	$250,000	$19.99	None	PC Windows

Consortium generated sales receipts to IDGi of approximately one-half of iDGi’s development costs for the game. Note, however, that the preceding financial information, and the financial information included in the table above, has not been prepared in accordance with GAAP nor audited in accordance with GAAS.

40

Developers such as iDGi face a number of risks and challenges to their businesses, including the potential failure of a game to generate enough sales to justify the development effort or to generate sales for more than a short game life cycle; the length, expense and uncertainty of the development process; creative and technical challenges; competition for game sales and development talent; the difficulties of protecting intellectual property rights; and other risks. In addition, relying upon crowdfunding as a business practice involves additional risks and challenges, including: working with funding sources that may be smaller and less creditworthy than large, traditional publishers; potential difficulties in being highlighted on popular crowdfunding sites or otherwise being able to successfully publicize their crowdfunding campaigns; attracting crowdfunding backers and investors; collecting crowdfunding proceeds; and being reliant on distributors for the generation and collection of sales receipts. In particular, iDGi encountered difficulties with the release of the original Consortium game. Many developers use early-release programs, such as Steam’s Early Access program, to facilitate the sale of the game in a pre-launch state. In part, distribution of a game in a pre-launch state is intended to assist a developer with testing, which can include testing for bugs, game balance and overall polish. Particularly in games with complex narratives and dialogue trees like the Consortium games, testing and debugging can be an extensive process. iDGi did not use an early-release program prior to the launch of the original Consortium. In part, this was due to financial pressure at iDGi, which led to an accelerated release of the game. The result was a game that launch-time reviewers critiqued as glitchy, and which has required significant post-launch patches. In contrast, for CTT, iDGi intends to use a Steam Early Access-type program to help with debugging in order to release a more polished game at launch.

None of iDGi’s previous game development projects have ever been canceled mid-project or otherwise not ultimately published.

When working with a developer, including iDGi, we conduct diligence on the developer’s business and experience, gathering our information from multiple sources, including our developer questionnaire, regular developer discussions and check-ins and our general contacts in and knowledge of the video game industry. We also consider the intended scope and complexity of the game and review the developer’s game development budget and financial support available to the developer other than the potential development funds from us and rewards-based contributions to the developer from backers through the crowdfunding campaign. We then determine what we believe to be an appropriate crowdpublishing campaign goal for the developer’s game, within the context of a game development budget that we believe appropriately reflects the game’s achievable scope and complexity and the developer’s other sources of financial support. Importantly, we then make the success of a game’s crowdpublishing campaign a condition to our providing funds to a developer. This is because we believe that the outcome of a well-designed campaign is a good indicator for us of whether or not there is sufficient consumer interest in a game for it to be commercially successful, and helps us determine how much to fund toward the game’s development. We commit to fund the development of a game, or not, based on all the foregoing factors. In regard to CTT, based on all the foregoing factors, Fig believes, and iDGi has reported to Fig that it also believes, that the Fig Funds provided to the developer by Fig (which as of June 30, 2017 totaled $226,000), in addition to the funds that the developer received directly from consumers in the rewards-based portion of the crowdpublishing campaign, funds from an ongoing “slacker-backer” campaign on Fig.co, potential early sales of the game on Steam’s Early Access program, and the developer’s internal funds, will be sufficient to complete the development of CTT to a commercially marketable level, consistent with the CTT License Agreement.

CTT had a successful crowdpublishing campaign on Fig.co in May 2016, at which time Fig agreed to provide Fig Funds to iDGi and co-publish the game. The game has been in development since the end of 2014, and, as of June 30, 2017, Fig has provided Fig Funds in the aggregate amount of $226,000 to iDGi for the development of CTT. The game was also the subject of an incomplete campaign on a different crowdfunding platform before iDGi switched to Fig in 2016.

Currently, iDGi is developing one game in addition to CTT, which is planned to be a free-to-play mobile game. This game is being designed for iOS and Android platforms and also takes place in the Consortium universe. Fig and iDGi are of the view that iDGi is sufficiently staffed to handle the development of CTT and this other game.

For a discussion of the risks that apply to iDGi, please see “Risk Factors – Risks Related to The Current Game and Developer”.

CTT License Agreement

Fig has entered into the CTT License Agreement with iDGi in order to co-publish CTT on certain licensed platforms. As of the date of this offering circular, the Company and iDGi have finalized the terms of the CTT License Agreement, a copy of which is included an exhibit to the offering statement in which this offering circular has been filed with the SEC. The material terms of this license agreement are described below.

41

CTT License Agreement Material Terms

Term	Description

Conditions	As a condition to Fig’s obligations under the CTT License Agreement:

●	We determined that the crowdpublishing campaign for CTT on Fig.co that concluded in May 2016 was a success. The campaign raised $98,000 in rewards-based crowdfunding for iDGi. Reservations were received for the purchase of approximately $250,000 of Fig Game Shares – CTT.

Fig Funds

The amount of the Fig Funds to be provided by Fig pursuant to the CTT License Agreement will be up to $300,000, the precise amount to be finally determined at or prior to the closing of this offering. As of June 30, 2017, we have provided Fig Funds in the aggregate amount of $226,000. If there is a change in this amount, we intend to publicly disclose the final amount in a public filing with the SEC.

The Fig Funds are paid out of Fig’s general funds. The Fig Funds may only be used to pay for the development and publishing of CTT. The Fig Funds are non-recoupable (except in certain circumstances if the license agreement is terminated).

Developer Obligations	Among other obligations, iDGi must:

●	provide interim versions of CTT for inspection upon reasonable notice;
●	notify Fig after engaging any co-publisher or distributor, however if an agreement with a third-party co-publisher would reduce Fig’s percentage of gross receipts, prior written consent is required;
●	not grant liens over its intellectual property in CTT to third parties for a period of one year after the commercial release of CTT; and

●	maintain records of its use of the Fig Funds, which records Fig may examine upon notice.

License	Fig has a non-exclusive, irrevocable, worldwide, fully paid up, sub-licensable right and license to use, license, sublicense, sell, advertise, promote, publicly perform, distribute, display, and otherwise utilize CTT solely for and solely in connection with publishing, distributing, selling, advertising, marketing and promoting the game on Fig.co to consumers and to approved distributors, including updates and enhancements to the game, subject to licenses iDGi has granted or will grant to any third-party co-publisher. The license will extend to downloadable content or expansions (“DLCs”).

It is possible that iDGi may accept additional development funds for CTT from a third party or third parties. Both iDGi and Fig are of the view that additional spending on the development of the game could result in a more commercially appealing game and thereby raise sales receipts once the game is published.

Except as expressly provided in the CTT License Agreement, iDGi retains all rights, including all intellectual property rights and other proprietary rights, in and to CTT, including but not limited to the right to create, market, manufacture, distribute and sell derivative and ancillary works based thereon including, without limitation, sequels, prequels, ports, conversions, and translations, on various platforms whether now known or hereinafter devised.

42

Collateral	CTT will deliver to Fig 15,000 valid Steam game keys for CTT (the “Fig Keys”) on the PC Licensed Platforms (or such other keys format as mutually agreed) no later than 14 days from the commercial launch of CTT. The Fig Keys will be solely owned by Fig and will be used for the sale of CTT by Fig on Fig.co, or by any distributors that Fig has engaged to distribute CTT and that iDGi has pre-approved. In the event that iDGi underpays the amounts owed to Fig under the CTT License Agreement, Fig shall have full rights and license to sell, at Fig’s sole discretion, an amount of Fig Keys through any distributor, and retain 100% of the sales receipts of those sales sufficient to offset any underpaid amount.

Licensed Game	CTT. The license will extend to DLCs.
Licensed Platforms	All operating systems on which video games are played, whether now known or hereafter devised.

Game Delivery Date	iDGi currently estimates that the expected delivery date of will be no later than March 31, 2018, as may be extended only by mutual agreement of iDGi and Fig.

Derivative Works Holdback	iDGi will be required to wait a period of one (1) year from the date that Fig makes CTT generally available to the public on the Licensed Platforms to publish any video game, virtual reality or other interactive derivative works of CTT that is sold or licensed as a separate executable format for the Licensed Platforms, including, without limitation, any prequels, sequels, spinoffs or other video games based upon or otherwise featuring any of the settings, characters or “universe” of CTT, without Fig’s prior written consent. A virtual reality project relating to the original Consortium game is carved-out from this one year standoff.

Fig Share	Fig’s revenue share will be equal to the “Calculated Rate” multiplied by the “Adjusted Gross Revenue.” The “Calculated Rate” is determined by dividing the final Fig Funds amount by $1,000,000. As of June 30, 2017, we have provided Fig Funds in the aggregate amount of $226,000 and we may provide up to a maximum of $300,000 in Fig Funds. If there is no increase in the Fig Funds, the Calculated Rate will be 22.6%.

“Adjusted Gross Revenue” will be the CTT sales receipts actually received by Fig (or by iDGi) net of distributor fees, sales taxes and the Fig Service Fee.
As a matter of clarity, Adjusted Gross Revenue include any advances or upfront license fees from third-party co-publishers when such advances have been recouped by such co-publishers.

Under the CTT License Agreement, we will collect most or all of the receipts from distributors from the sale of CTT, net of distributor fees and sales taxes, and then allocate such receipts among ourselves, iDGi and any third-party co-publisher(s) that iDGi has engaged to publish CTT.

As with all of the video games we have agreed to publish to date, Fig.co is a pre-approved distributor for CTT, and we intend to offer the game for sale directly through Fig.co.

Termination for Cause	iDGi and Fig each have the right to terminate the CTT License Agreement upon a material default or breach by the other party, which the breaching party is not able to remedy within thirty (30) days, or upon a party seeking protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against such other party and not dismissed within ninety (90) days.

Indemnification; Limitation of Liability

The parties agree to mutual indemnification for claims arising out of: (i) breach of the license agreement; (ii) any claims by the indemnifying party’s creditors to the effect that the indemnified party is responsible or liable for the indemnifying party’s obligations; and (iii) the use of license granted pursuant to the CTT License Agreement.

Fig shall not be liable to the iDGi or its affiliates for indirect, special, incidental, punitive or consequential damages, or any amount in excess of the amount Fig pays to iDGi under the license agreement 12 months prior to the date on which a claim giving rise to liability is made.

43

The foregoing description of the CTT License Agreement terms is a summary only and is qualified in its entirety by reference to the full CTT License Agreement, a copy of which is an exhibit to the offering statement in which this offering circular has been filed with the SEC.

Fig Service Fee

Fig will receive a service fee equal to either (i) $50,000 or (ii) 5% of the gross receipts net of distributor fees and sales taxes, at Fig’s election.

Fig Game Shares – CTT

Fig Game Shares – CTT are designed to reflect the economic performance of the CTT License Agreement. The Fig Game Shares – CTT have the specific terms set forth in this offering circular in the section entitled “Summary – The Offering” and in this section, “The Current Game, Developer and Shares”, and the general terms common to all our Fig Game Shares that are set forth in this offering circular in the section entitled “Description of Company Securities – Preferred Stock”. All proceeds from the Shares will go into our general account, and will be used to support Fig’s operations and business activities generally.

As part of the crowdpublishing campaign for CTT on Fig.co, which concluded in May 2016, reservations were received for the purchase of approximately $250,000 of Fig Game Shares – CTT. We have already issued 248 Fig Game Shares – CTT, for $250 per share, in a separate offering exempt from registration under Regulation D. If all shares in this offering are sold, a total of 1,200 Fig Game Shares – CTT will be outstanding.

At the closing of this offering, to the extent reconfirmed reservations for Fig Game Shares – CTT exceed the maximum $238,000 amount of this offering, we will have discretion as to which reservations to accept, although we currently anticipate accepting reservations on a first-come, first-served basis. Upon qualification of this offering with the SEC, we will be able to complete sales of Fig Game Shares – CTT. When we complete all the sales of Fig Game Shares – CTT in this offering, we will publicly disclose the final amount of Fig Game Shares – CTT sold, including by means of forms filed with the SEC that will be posted on the SEC’s website in the EDGAR database.

Sharing of Sales Receipts and Determination of Dividends

The sharing of CTT sales receipts will be determined using the revenue sharing and dividend formulas illustrated below.

Revenue Sharing Formula

The formula and discussion of the CTT License Agreement below describe how sales of CTT will lead to Fig’s revenue share for CTT, and are qualified in their entirety by reference to the agreement itself, which is filed as an exhibit to the offering statement of which this offering circular is a part. For further discussion of the revenue sharing terms of the CTT License Agreement, see “—CTT License Agreement Material Terms”.

Receipts from Distributors – Fig Service Fee – iDGi’s Revenue Share = Fig’s Revenue Share

44

●	Receipts from Distributors are equal to Gross Sales Receipts from end customers, net of distributor fees and sales taxes.

●	Fig Service Fee equals 5% of Receipts from Distributors or $50,000, at Fig’s option.

●

Fig’s Revenue Share will be determined based on the final Fig Funds amount. Fig’s revenue share will equal the amount of Fig Funds divided by $1.0 million. As of June 30, 2017, Fig has provided Fig Funds in the aggregate amount of $226,000 to iDGi, and is permitted under the CTT License Agreement to provide Fig Funds up to an aggregate maximum amount of $300,000. As a result, Fig’s revenue share will be between 22.6% and 30%.

We commit to providing final Fig Funds at least equal to the number of shares of Fig Game Shares – CTT outstanding after the completion of this offering times $250. As a result, Fig’s Revenue Share will at least equal the aggregate issuance proceeds from the sale of Fig Game Shares – CTT outstanding after the completion of this offering (including, but not limited to, those shares sold pursuant hereto) divided by $1.0 million.

●	iDGi’s Revenue Share, along with that of any third-party co-publishers, is equal to 100% minus Fig’s Revenue Share, and therefore will be between 77.4% and 70%.

Dividend Formula

The below formula and discussion describe how Fig’s Revenue Share, which is derived from the CTT License Agreement as discussed above, leads to distributions to holders of Fig Game Shares – CTT. For further discussion of our dividend policy, see “Our Dividend Policy”.

Dividend Rate x (Fig’s Revenue Share x Fig Game Shares – CTT Allotment Percentage) = Aggregate Amount Distributable to Holders of Fig Game Shares – CTT

●	Dividend Rate for Fig Game Shares – CTT equals 85%, or such greater amount as may be declared by our Board, up to 100%, subject to applicable law and our dividend policy.

●	Fig’s Revenue Share is determined as discussed above under the subheading “Revenue Sharing Formula.”

●

Fig Game Shares – CTT Allotment Percentage. To the extent, if any, that the final Fig Funds amount exceeds the number of shares of Fig Game Shares – CTT outstanding after the completion of this offering times $250, the corresponding proportion of Fig’s Revenue Share amount will be set aside and not made available for distribution to holders of Fig Game Shares – CTT.

For example, as of June 30, 2017, Fig Funds provided to iDGi equaled $226,000 and there were 248 Fig Game Shares – CTT outstanding; consequently, if no shares are sold in this offering, approximately 73% (equal to $226,000 - (248 x $250) / $226,000) of Fig’s Revenue Share would be retained by Fig and not made available for distribution to holders of Fig Game Shares – CTT, and the Fig Game Shares – CTT Allotment Percentage would equal 27% (100% minus 73%). Alternatively, if 656 Fig Game Shares – CTT are sold in this offering, the Fig Game Shares – CTT Allotment Percentage would be 100%. Moreover, if more than 656 Fig Game Shares – CTT are sold in this offering, the Fig Game Shares – CTT Allotment Percentage would still be 100%, because we would increase the Fig Funds amount correspondingly. In particular, if all 952 Fig Game Shares – CTT being offered hereby are sold in this offering, then the Fig Game Shares – CTT Allotment Percentage would still be 100% and we would increase the Fig Funds to the maximum amount we are permitted to provide under the CTT License Agreement, which is $300,000.

●	Aggregate Amount Distributable to Holders of Fig Game Shares – CTT is the amount that will be distributed to holders of Fig Game Shares – CTT, subject to applicable law and our dividend policy. Aggregate distributions will be divided pro rata among all outstanding Fig Game Shares – CTT.

45

Illustrative Revenue Sharing and Dividend Example

The table below presents an illustrative and simplified example of the revenue sharing and dividend formulas operating together. The starting amount, in the first column of the table, is the gross sales revenue, or the aggregate amount paid by consumers for copies of the game at the retail price in typical sales transactions in which, pursuant to the CTT License Agreement, the retail price, minus the distributor’s fee and sales taxes, is collected by iDGi or Fig. For purposes of this table, gross receipts are assumed to be $1.0 million. The ending amount, at the bottom of the last column of the table, is the amount available for dividends per each Fig Game Share – CTT from that $1.0 million of gross sales revenue.

The table below embodies a number of assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates of how the sharing of CTT sales receipts will work, there can be no assurance that any one or more of these assumptions will in fact apply, and in particular there can be no assurance that CTT will be successfully developed, published and sold and will generate sales receipts that are sufficient to pay iDGi, Fig and the holders of Fig Game Shares – CTT as contemplated below.

Assumed Gross Sales Revenue(1)	Minus Distributors’ Fees and the Fig Service Fee (33.5%)(2)	Equals Adjusted Gross Revenue	Of which, Developer’s Revenue Share(3)	Of which, Fig’s Revenue Share(3)	Multiplied by Dividend Rate	Equals Dividends(4)	Equals Dividends Per Share(4)
$1,000,000	$335,000	$665,000	$514,710	$150,290	85%	$127,747	$141.31

(1)	We expect the initial retail price of CTT will be $29.99. However, the retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster in order to spur sales volumes.

(2)	30% of the retail price is a typical amount for a distributor currently to charge for selling a game such as CTT. Additionally, we will receive a service fee equal to either (i) $50,000 or (ii) 5% of the gross receipts net of distributor fees and sales taxes, at Fig’s election. For purposes of this table, we assume the service fee will be equal to 5% of the Assumed Gross Sales Revenue shown.

(3)	Fig’s revenue share will be determined based on the final Fig Funds amount, but in all events will be between 22.6% and 30%. This table assumes no increase in Fig Funds from the $226,000 provided to iDGi as of June 30, 2017, and consequently assumes that Fig’s revenue share is 22.6%. See “The Current Game, Developer and Shares – CTT License Agreement”.

(4)	Assumes 656 of the securities being offered hereby are sold, bringing the total number of Fig Game Shares – CTT outstanding to 904, which would represent aggregate issuance proceeds of $226,000, which is equal to the Fig Funds amount provided to iDGi as of June 30, 2017. If more, or fewer, securities are sold in this offering, Fig’s Revenue Share and aggregate dividend payments would change, but per share dividend payments would not change. This is because the final Fig Funds will be at least equal to the number of shares of Fig Game Shares – CTT outstanding after the completion of this offering times $250, and if fewer than 656 Fig Game Shares – CTT are sold in this offering, a proportionately smaller amount of Fig’s revenue share will be made available for distribution to holders of Fig Game Shares – CTT by operation of the Fig Game Shares – CTT Allotment Percentage. See the discussion above under the subheading “Dividend Formula”.

Amounts will only become available for such sharing and payment of dividends if and when CTT generates sales receipts, and the total amount available for Fig’s revenue share – and consequently for dividends – will depend on the amount of such sales receipts. Aggregate dividend amounts will be distributed equally among all holders of Fig Game Shares – CTT, in proportion to the number of shares held.

46

Potential Cumulative Dividends

Under Fig’s dividend policy, if CTT is successfully developed and published, then, during such time as CTT is generating sales receipts, an investor in Fig Game Shares – CTT may expect to receive dividends for each share of Fig Game Shares – CTT held by the investor as follows:

The table above embodies assumptions, and is presented for illustrative purposes only. Although we believe the assumptions represent fair estimates, there can be no assurance that any one or more of these assumptions will in fact apply. In particular:

●	There can be no assurance as to when CTT may begin to generate sales; or when it may reach any particular number of unit sales, or when its sales may begin to drop or cease. The table above does not in any way illustrate anticipated sales performance over time.

●	We are not aware of any way to reliably predict the amount of sales, or sales rate, of one game from the amount of sales, or sales rate, of another game. However, for purposes of comparison, we present the “Comparison Games” information set forth above, solely to help indicate how many units of CTT might be sold. We consider the games cited to be comparable to CTT, based upon a combination of similar game development scope and launch price point, as well as our subjective determination of similar gameplay mechanics and game aesthetics. We include comparison games solely to give a frame of reference for how games with a combination of similar development scope, launch price point and potentially similar target audiences can perform. Nevertheless, the information presented is estimated by us and not a complete representation of the financial performance of the games cited, because it excludes, among other things, the expenses that would affect whether a game is profitable. Also, such information has not been prepared in accordance with GAAP, nor audited in accordance with GAAS. We caution prospective investors against relying upon the sales of another game to assume or otherwise conclude that CTT will achieve any particular amount of sales, or any particular sales rate.

●	We expect the initial retail price of CTT to be $29.99. The retail price of a game is subject to discounting by the publisher and by distributors (typically with the acquiescence of the publisher). A game that sells well may maintain its initial retail price for a year or more, although games that sell less well are typically discounted faster, in order to spur sales volumes.

Dividends on Fig Game Shares – CTT will be declared every six months, as of every May 15 and November 15, and paid thereafter, in all events after such time (if ever) as CTT is successfully developed and published and CTT sales receipts begin to be received.

For a step-by-step textual explanation of our dividend policy, see “Our Dividend Policy”.

47

Transfer Restrictions Imposed on Fig Game Shares – CTT

No holder of Fig Game Shares – CTT shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its discretion, each such document being in form and substance satisfactory to the Company in its discretion.

Our Ability to Void a Sale of Fig Game Shares – CTT

Fig has the right to void a sale of Fig Game Shares – CTT made by it, and cancel the shares or compel the purchaser to return them to us, if Fig has reason to believe that such purchaser acquired such Fig Game Shares as a result of a misrepresentation, including with respect to such purchaser’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if such purchaser or such purchase is otherwise in breach of the requirements set forth in Fig’s amended and restated certificate of incorporation, certificates of designations or bylaws, copies of which are exhibits to the offering statement in which this offering circular has been filed with the SEC.

Cancellation by the Company of Fig Game Shares – CTT

Our Board may, in its discretion, cancel the series of Fig Game Shares – CTT. Such cancellation would mean that all rights of a holder of Fig Game Shares – CTT would cease and such holder would no longer be entitled to dividends or any other economic or other benefit. In general, we would expect to cancel a series of Fig Game Shares if the associated game has failed to meet a minimum earnings floor following a sufficiently extensive period of time. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit our Company and shareholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earnings potential of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares some additional amount of dividends.

Our Board, in its discretion, may also cancel the series of Fig Game Shares – CTT in connection with paying a dividend in respect of or redeeming the Fig Game Shares – CTT in the event of a Disposition Event in which all or substantially all of the Game Shares Asset corresponding to the Fig Game Shares – CTT is disposed of. See “—Dividend or Redemption upon Disposition of CTT Game Shares Asset”, below.

Dividend or Redemption upon Disposition of CTT Game Shares Asset

In the event of a Disposition Event (as defined below), on or prior to the 120th day following the consummation of such Disposition Event, our Board, in its discretion, may, but is not required to:

(i)

declare and pay a dividend in cash, securities (other than shares of Fig Game Shares – CTT) or other assets of the Company, or any combination thereof, to the holders of Fig Game Shares – CTT, with an aggregate Fair Value (as defined in our amended and restated certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our amended and restated certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our amended and restated certificate of incorporation), such dividend to be paid on all shares of Fig Game Shares – CTT outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of Fig Game Shares – CTT if permitted under the terms described above under ” – Cancellation by the Company of Fig Game Shares – CTT”; or

(ii)	if such Disposition Event involves all (and not merely substantially all) of the Game Shares Asset corresponding to the Fig Game Shares – CTT, redeem all outstanding shares of Fig Game Shares – CTT for cash, securities (other than shares of Fig Game Shares – CTT) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of Fig Game Shares – CTT outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of Fig Game Shares – CTT.

48

For purposes of the foregoing, “Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by the Company or any of its affiliates, in one transaction or a series of related transactions, of a Game Shares Asset, or substantially all of a Game Shares Asset, or any of the Company’s or any such affiliate’s interests therein, to one or more persons or entities.

For purposes of the foregoing, “Game Shares Asset corresponding to the Fig Game Shares – CTT” means, as of any date, with respect to the Fig Game Shares – CTT, a percentage interest in the following: (i) all assets, liabilities and businesses of the Company to the extent attributed to the publishing rights held by the Company under the CTT License Agreement; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such publishing rights, or contributed, allocated or transferred to the Company in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the Fig Game Shares – CTT preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. See “Description of Company Securities – Preferred Stock.”

Liquidation, Dissolution, etc.

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Fig Game Shares – CTT shall be entitled to receive (x) all dividends and other distributions declared on such series of Fig Game Shares by our Board but not yet paid, plus (y) an amount equal to the value of the total assets of the Game Shares Asset corresponding to the Fig Game Shares – CTT less the total liabilities of such Game Shares Asset, in each case ratably in proportion to the number of shares of Fig Game Shares – CTT held by them; but in such event such holders shall not be entitled to any additional amounts.

Other Matters Specific to the Current Game, Developer and Shares

Conflicts of Interest

Please see “Interests of Management and Others in Certain Transactions” and “Risk Factors” for a description of significant actual, potential and perceived conflicts of interest among the Company, our Parent, and other relevant persons.

49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this offering circular. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in “Risk Factors” included elsewhere in this offering circular

Overview

Fig is a crowdpublisher of video games. We identify, license, contribute funds to the development of, market, arrange distribution for, and earn receipts from, sales of video games developed by third-party video game developers with whom we enter into publishing agreements.

We work with video game developers through all phases of a game’s development, from funding the development to supporting the game’s commercial release. Initially, we work to identify and source game development projects that we believe are likely to be a commercial success and that we, frequently in cooperation with others, will be able to fund the development of. We then work with the developer to create a crowdpublishing campaign, which we host on our Parent’s website and platform, Fig.co. Each campaign has a fundraising goal, and if the goal is reached we agree to fund and publish the game. In order to finance our operations, in part, we sell securities with returns tied to our revenue from a specific game, which we call Fig Game Shares, in both public and private offerings. We count sales and reservations of securities related to a game towards a campaign’s fundraising goal. Following the campaign, we work with a developer while they develop the game, taking a lighter touch compared to traditional publishers and allowing the developer creative freedom. When the game is ready for commercial launch we publicize the game and work with the developer and co-publishers to distribute and sell the game.

We were incorporated on October 8, 2015 in Delaware as a wholly owned subsidiary of Loose Tooth Industries, Inc., our Parent. We rely substantially on our Parent for support in the conduct of our business. We have not recognized significant revenue to date and we have little operating history. We have, at this time, limited assets and resources and receive substantial ongoing support from our Parent under the Cost Sharing Agreement, which is described in more detail in “— Cost Sharing Agreement with Our Parent”. Pursuant to the Cost Sharing Agreement, our Parent provides us with management and administrative services, as well as services relating to information technology support, distribution rights management, facilities, human resources, tax planning, administration, accounting, treasury and insurance. The services of our executive management and other personnel are currently performed by employees and principals of our Parent, and the costs of such services are allocated between us and our Parent pursuant to the Cost Sharing Agreement.

Results of Operations of the Company

See Note 3 to our unaudited interim consolidated financial statements for our basis of presentation.

Comparison of the Six Months Ended March 31, 2016 and 2017

On September 29, 2016, our first public offering of Fig Game Shares, relating to the game Psychonauts 2, was qualified by the SEC, which was an important milestone in the expansion of our operations and the execution of our business model. Since then we have entered into additional video game publishing agreements with developers and expanded our crowdpublishing campaigns. As a result, we have incurred a net loss of $2,849,000 during the six months ended March 31, 2017 compared to a net loss of $734,000 during the six months ended March 31, 2016. The net loss during the six months ended March 31, 2017 was due to general and administrative expenses of $1,253,000 and game development expenses of $1,588,000.

We had no revenue for the six months ended March 31, 2016 and $9,000 for the six months ended March 31, 2017, consisting of $5,000 of licensed game revenue and $4,000 from the provision of marketing services. General and administrative expenses were approximately $1,270,000 and $734,000 for the six months ended March 31, 2017 and 2016, respectively. The increase of $536,000 in general and administrative expenses was principally due to increased stock based compensation of $110,000, legal costs of $141,000, accounting costs of $94,000, franchise taxes of $91,000, transfer agent fees of $56,000. Our increased legal, accounting and transfer agent costs were principally the result of our frequent offerings of Fig Game Shares. These increases were partially offset by a decrease in payroll expenses of approximately $69,000 due to lower headcount.

50

During the six months ended March 31, 2017, we incurred game development expenses of $1,588,000 as we began funding the development of video games including Psychonauts 2, Wasteland 3, Consortium: The Tower, Kingdoms and Castles and Solo. In the comparable period in 2016, we incurred no game development expense as we had not yet begun this part of our operations.

During the six months ended March 31, 2017, approximately $691,000 in expenses were allocated to us from our Parent, comprised of approximately $266,000 in salaries and benefits, $161,000 in stock based compensation costs, $104,000 in marketing costs, $30,000 in occupancy costs, $53,000 in professional fees, $10,000 in travel expense and $67,000 in other general and administrative expenses. During the six months ended March 31, 2016, approximately $734,000 in expenses were allocated to us from our Parent, comprised of approximately $333,000 in salaries and benefits, $21,000 in occupancy costs, $171,000 in professional fees, $51,000 in stock based compensation costs, $113,000 in marketing and promotion costs, $13,000 in travel expense and $32,000 in other general and administrative expenses.

We expect to incur ongoing expenses as a result of being a public reporting company under the rules applicable to companies that have conducted Regulation A offerings (for legal, financial reporting, accounting and auditing compliance). We expect to incur increasing expenses for our business operations, business development and other general corporate expenses, as our business continues to grow. In addition, we anticipate that our aggregate legal and other offering costs will increase as we increase the frequency of our offerings of Fig Game Shares, although our costs per individual offering may decrease.

Our Parent’s employees provide services to us, and the allocation of expenses to pay the salaries of such employees is set forth in the Cost Sharing Agreement. We share operating space with our Parent, in San Francisco, California.

Comparison of the Period from October 27, 2014 (Inception) to September 30, 2015 and the Year Ended September 30, 2016

Our Parent was formed on October 27, 2014 and commenced operations in April 2015. Prior to our formation on October 8, 2015, we did not operate as a separate legal entity. Accordingly, our consolidated financial statements prior to our formation were prepared on a “carve-out” basis from our Parent’s accounts, and reflect the historical balance sheet accounts directly attributable to us together with allocations of costs incurred by our Parent. See Note 1 to our audited financial statements.

Upon our formation, our Parent did not contribute any assets to us and we did not assume any liabilities from it. As a result, the assets and liabilities allocated to us in our “carve-out” financial statements, other than $104,540 of deferred offering costs, which benefited us directly, were considered returned to our Parent. At the date of our inception, October 8, 2015, the assets and liabilities allocated to us, other than the deferred offering costs, constituted a net liability of $251,309, which was recognized as a contribution to us from our Parent.

During the year ended September 30, 2016, we began providing marketing services to third parties with whom we have not entered into co-publishing license agreements, and during this period we generated approximately $8,000 in revenue from the provision of such services. For the period from October 27, 2014 (inception) to September 30, 2015, we did not generate any revenue.

During the year ended September 30, 2016, we incurred approximately $2.2 million in expenses, comprised of approximately $622,000 in salaries and benefits, $45,000 in occupancy costs, $523,000 in professional fees, $69,000 in stock based compensation costs, $119,000 in marketing and promotion costs, $32,000 in travel expense, $675,000 in game development costs and $85,000 in other general and administrative expenses.

For the period from October 27, 2014 (inception) to September 30, 2015, we incurred approximately $389,000 in expenses, comprised of approximately $83,000 in salaries and benefits, $2,400 in occupancy costs, $216,000 in professional fees, $1,800 in stock based compensation costs, $57,000 in marketing and promotion costs, $16,000 in travel expense and $13,000 in other general and administrative expenses.

51

Liquidity and Capital Resources of the Company

We have incurred net losses since our inception. As of March 31, 2017, we had accumulated net losses of $5.4 million since our inception, of which approximately $1.6 million were game development expenses incurred during the six months ended March 31, 2017.

To date, we have relied substantially on our Parent for liquidity and capital resources, and to a lesser extent on issuances of membership interests in limited liability companies in which we are the managing member, and Fig Game Shares. On January 20, 2017, our Parent announced that it raised $7.84 million through the private issuance of new Series A preferred securities of its own. It is our understanding that our Parent intends to use a substantial majority of these proceeds in support of our business and operations, including by contributing some of the proceeds to us and using some to pay compensation to our personnel under the Cost Sharing Agreement. It is our understanding that our Parent intends to make such contributions to us from time to time as needed by us to support our business and operations. From our inception on October 8, 2015 through March 31, 2017, we received $1.3 million in proceeds, net of offering costs, from our sale of membership interests and Fig Game shares.

As of March 31, 2017, we had approximately $949,000 in cash resulting mainly from a $1.0 million cash transfer from our Parent in March 2017. As of September 30, 2016, we had approximately $787,000 in cash and approximately $81,000 of working capital, resulting mainly from our Parent’s cash contribution to us of $1.0 million in July 2016, approximately $389,000 in outstanding advances to our Parent and $159,480 in funds temporarily held by our Parent.

In June 2017, our Parent transferred an additional $1.0 million to fund our operations.

As further disclosed below, on September 30, 2016, we and our Parent jointly entered into a loan and security agreement (the “Loan and Security Agreement”) with Silicon Valley Bank, under which we and our Parent, individually and collectively, can borrow up to an aggregate of $1.0 million, all or substantially all of which is intended to be used in support of our business. As of March 31, 2017, borrowings of $750,000 are outstanding under the Loan and Security Agreement. Principal repayments by the Parent to SVB of $25,000 per month for 30 months, plus monthly payments of accrued interest at a rate of 2% above the prime rate commenced April 1, 2017.

Net cash provided by (used in) operating activities during the period from October 27, 2014 (inception) to September 30, 2015, the year ended September 30, 2016 and the six months ended March 31, 2017 was approximately ($226,000), $7,300 and ($2.1 million), respectively. Net cash provided by (used in) investing activities during the same periods was approximately ($15,000), ($389,000) and $371,000, respectively. Net cash provided by financing activities during the same periods was approximately $240,000, $1.2 million and $1.9 million, respectively.

Loan and Security Agreement with Silicon Valley Bank

On September 30, 2016, we and our Parent jointly entered into the Loan and Security Agreement with Silicon Valley Bank (“SVB”), under which we and our Parent, individually and collectively, can, subject to the terms and conditions of the Loan and Security Agreement, borrow up to an aggregate of $1.0 million from SVB for use as working capital and for general business purposes. It is our intention, as well as our Parent’s intention, that all or substantially all of the borrowed amounts be used in support of our business. Pursuant to the agreement, SVB made advances available by December 31, 2016 in the aggregate principal amount of $1.0 million, including one advance, in the principal amount of $250,000, upon our Parent having received a fully executed term sheet evidencing an investment commitment to purchase at least $5.0 million of its equity securities. Repayments are due to SVB in 30 equal monthly installments commencing April 1, 2017, plus monthly payments of accrued interest at a rate of 2% above the prime rate. Outstanding advances are repayable in full on September 1, 2019. Repayment is secured by a first priority security interest in favor of SVB in substantially all of our and our Parent’s assets, excluding intellectual property. SVB will be due a fee on September 1, 2019 of 1% of the principal amount of all advances made. The agreement imposes certain restrictions on us and our Parent, including on the ability to (i) transfer, assign or dispose of business or property, (ii) permit a Change in Control (as defined in the agreement), merger or consolidation, (iii) incur any Indebtedness or Liens (as defined in the agreement), (iv) maintain any Collateral Account (as defined in the agreement), (v) issue or distribute capital stock or membership interests, make distributions or pay dividends (other than dividends paid by Fig on its preferred stock), (vi) enter into transactions with affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than would be obtained in an arm-length’s basis with a non-affiliate, (vii) permit any subordinated debt or make certain amendments to any document relating to such debt and (viii) fail to comply with certain governmental regulations. Each of these restrictions is subject to certain exceptions, as specified in the Loan and Security Agreement. In connection with the Loan and Security Agreement, our Parent issued to SVB a ten-year warrant to purchase 104,529 shares of our Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions.

52

The foregoing is only a summary of the loan and security agreement, and is qualified in its entirety by reference to the agreement itself.

We and our Parent are jointly and severally liable under the Loan and Security Agreement. We have agreed with our Parent that all advances, draws or other borrowings as well as repayments made under the Loan and Security Agreement will be made for our direct benefit, in such amounts, at such times and under such terms as determined by us. See note 5 to our unaudited interim consolidated financial statements.

In October 2016 and December 2016, the Parent borrowed $750,000 and $250,000, respectively, under the Loan and Security Agreement, and repaid $250,000 to SVB in December 2016. As of March 31, 2017, borrowings of $750,000 are outstanding and recognized on the Parent’s financial statements. Principal repayments by our Parent to SVB of $25,000 per month for 30 months, plus monthly payments of accrued interest at a rate of 2% above the prime rate, commenced April 1, 2017.

Going Concern

Our ability to continue as a going concern depends upon our ability to successfully accomplish the plans embodied in our business model and eventually secure other sources of financing and attain profitable operations. To date, we have depended substantially on our Parent to fund our operations and there is a risk that we and our Parent may be unable to obtain the financing, on acceptable terms or at all, necessary to continue our operations. As such, there is substantial doubt regarding our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Contractual Commitments

Current agreements relating to our operations, such as rental commitments, are in the name of our Parent. We will continue to operate under the Cost Sharing Agreement, pursuant to which our Parent and we agree to share costs of the support and services provided by our Parent. See “Cost Sharing Agreement with Our Parent”.

Under the video game publishing license agreements, we have entered into, as of March 31, 2017, we have incurred the following material ongoing contractual commitments:

Game Title	Fig Funds Committed
Psychonauts 2	$600,000 to $3,000,000 ($350,000 paid to developer).
Wasteland 3	$1,200,000 to $2,500,000 ($985,000 paid to developer).
Solstice Chronicles: MIA	$15,000 ($0 paid to developer).

We are not otherwise committed to make any material capital expenditures, and other agreements relating to our operations, such as rental commitments, are in the name of our Parent.

Game-Specific Accounting

Accounting for a Particular Game’s Sales and Assets and Liabilities

We receive sales receipts for each particular game that we publish net of distributors’ fees and sales taxes. We deposit the amounts we receive for each game into a separate account or sub-account under our control. We then allocate receipts into a revenue share for the developer and a revenue share for ourselves; depending on the particular campaign, deduct the Fig Service Fee; depending on the particular campaign, apply the Fig Game Shares Allotment Percentage; and pay a specified portion of the Fig Game Shares allotment to the holders of the associated Fig Game Shares, in the form of dividends, subject to our dividend policy.

53

The application of revenue sharing and dividend formulas to sales receipts, and the allocation of relevant assets and liabilities to particular games, are reflected in our accounting records and subject to our internal accounting controls. However, we do not subject the calculations resulting from, or the methodologies underlying, the foregoing procedures to stand-alone audits. As a result, our allocations of revenues and assets to each game and series of Fig Game Shares will not be audited on a periodic basis. The tables below are not prepared in accordance with generally accepted accounting principles, or GAAP. Non-GAAP disclosures have limitations as analytical tools; should not be viewed as a substitute for or in isolation from GAAP financial measures; and may not be comparable to other companies’ non-GAAP financial measures. Fig will publicly disclose, in its annual and semi-annual reports filed with the SEC, tables containing the information set forth below.

The table below sets forth the sharing of sales receipts by game for each of our principal games as of the date of the table. As of March 31, 2017, we have not recognized significant revenue from our operations.

Sharing of Sales Receipts by Game

For Six Months Ended March 31, 2017 (Unaudited) (1)

Fig Game (2)	Gross Receipts to Fig	Fig Service Fee	Adjusted Gross Receipts	Fig’s Revenue Share	Specified Portion for Dividends on Related Fig Game Shares	Aggregate Dividends on Related Fig Game Shares
Psychonauts 2	$0	$0	$0	$0	70%	$0
Jay and Silent Bob: Chronic Blunt Punch	$0	$0	$0	$0	85%	$0
Consortium: The Tower	$0	$0	$0	$0	85%	$0
Wasteland 3	$0	$0	$0	$0	70%	$0

(1)	This table has not been prepared in accordance with GAAP. Non-GAAP disclosures have limitations as analytical tools, and should not be viewed as a substitute for or in isolation from measures of financial performance, financial position or cash flows determined in accordance with GAAP; nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies.

(2)	We have also entered into license agreements to publish additional games; however, such games are not related to any securities sold by us pursuant to Regulation A.

The table below sets forth the attribution of assets and liabilities by game for each of our principal games as of the date of the table.

Allocation of Assets and Liabilities by Game

As of March 31, 2017 (Unaudited) (1)

Fig Game (2)	License Agreement Assets (3)	Other Assets (4)	License Agreement Liabilities (5)	Other Liabilities(6)	Net Equity (7)
Psychonauts 2	$0	$0	$0	$0	$0
Jay and Silent Bob: Chronic Blunt Punch	$0	$0	$0	$0	$0
Consortium: The Tower	$0	$0	$0	$0	$0
Wasteland 3	$0	$0	$0	$0	$0

(1)	This table has not been prepared in accordance with GAAP. Non-GAAP disclosures have limitations as analytical tools, and should not be viewed as a substitute for or in isolation from measures of financial performance, financial position or cash flows determined in accordance with GAAP; nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies.

54

(2)	We have also entered into license agreements to publish additional games, however, such games are not related to any securities sold by us pursuant to Regulation A.

(3)	Includes cash on hand, accounts receivable, prepaid expenses and other assets of Fig to the extent attributed to the publishing rights held by Fig under the related license agreement.

(4)	Includes assets acquired or assumed by Fig for the account of the publishing rights held by Fig under the related license agreement, or contributed, allocated or transferred to Fig in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation, and the proceeds of any disposition of any License Agreement Assets or Other Assets.

(5)	Includes accrued liabilities, accounts payable and other liabilities of Fig to the extent attributed to the publishing rights held by Fig under the related license agreement.

(6)	Includes liabilities acquired or assumed by Fig for the account of the publishing rights held by Fig under the related license agreement, or contributed, allocated or transferred to Fig in connection with such publishing rights (including indebtedness of Fig incurred in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation.

(7)	Equals the sum of the amounts in the columns to the left.

55

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT INDIVIDUALS

Our Executive Officers and Directors

Our directors, executive officers and other significant individuals, and their positions and ages as of June 30, 2017, terms of office, and approximate hours of work per week are as follows:

Name	Position (1)	Age	Term of Office	Approximate hours per week for part-time employees
Justin Bailey	Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director	42	Began October 8, 2015	(1)
Jonathan Chan	Chief Operating Officer	41	Began October 8, 2015	(1)

(1)	Our Chief Executive Officer and sole director, Justin Bailey, is also the CEO and a director of our Parent, and our Chief Operating Officer, Jonathan Chan, holds the same position at our Parent as well. As part of their duties in their roles at our Parent, they each devote a substantial portion of their working time us and our business. For a description of the Cost Sharing Agreement under which employee expenses in regard to them may be shared by us and our Parent, please see “Our Business — Cost Sharing Agreement with Our Parent”.

There are no family relationships between any two or more of our directors, executive officers or significant employees. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Justin Bailey has served our sole director and Chief Executive Officer since inception. Mr. Bailey has also served as Chief Executive Officer of our Parent since he founded our Parent in late 2014. Mr. Bailey’s work in video games includes experience publishing a variety of premium, free-to-play, and mobile games, such as Broken Age (formerly known as Double Fine Adventures), Massive Chalice, and Middle Manager of Justice. Mr. Bailey currently serves as a director of Double Fine Productions, Inc., a position he has held since September 2013, and he previously served as the Chief Operating Officer of Double Fine Productions, Inc. a position he held from July 2012 to March 2015 where he established a new independent publishing label called “Double Fine Presents”. His responsibilities included running publishing, operations, and studio strategy. From August 2011 to June 2012, Mr. Bailey worked with various investors and investment groups interested in funding video games. From January 2010 to July 2011, Mr. Bailey served as Vice President, Business Planning and Development at Perfect World Entertainment where he led all acquisitions, investments, licensing, strategic planning, and developer relations activities in North America, Korea, and Europe, and from 2008 to 2010 he served in business development at Namco Bandai Games America where he participated in mid-term M&A strategy, ran greenlight committees, and created title forecasts and P&Ls. Mr. Bailey holds a Bachelor of Business Administration degree from the M.J. Neeley School of Business, Texas Christian University.

Jonathan Chan has served as our Chief Operating Officer since October 2016, when he also began serving as Chief Operating Officer of our Parent. He served as our and our Parent’s Vice President, Business Development and Strategy from August 2015 to October 2016. From 2010 to 2015, Mr. Chan served as Senior Director, Business Development for Electronic Arts, where he led a business development team focused on digital publishing. At Electronic Arts, he worked with independent developers on deals with EA Partners, Electronic Arts’ third-party publishing arm, and Origin, Electronic Arts’ PC game storefront and community. From 2006 to 2010, Mr. Chan was an investment banker with McNamee Lawrence & Co., a boutique investment bank, where he advised technology companies on mergers and venture capital transactions. From 2001 to 2006, Mr. Chan served as a corporate and securities lawyer at the law firm Wilson Sonsini Goodrich & Rosati, where he advised technology companies on mergers and venture capital transactions. Mr. Chan holds a B.A. in Economics and Political Science from Rice University and a J.D. from Harvard Law School.

56

Our Parent’s Executive Officers and Directors

Justin Bailey has served on our Parent’s board of directors and as its Chief Executive Officer since its inception. See “— Our Executive Officers and Directors” for his biography.

Jonathan Chan has served on our Parent’s board of directors since March 2017, and as its Chief Operating Officer since October 2016. See “— Our Executive Officers and Directors” for his biography.

Tim Schafer has served on our Parent’s board of directors since March 2015. Mr. Schafer is a games industry veteran, and has served as the Chief Executive Officer of Double Fine Productions, Inc. since its inception in July 2000. Mr. Schafer founded Double Fine Productions, Inc. after his departure that year from LucasArts, where he had helped design and develop many games, including Grim Fandango. Double Fine Productions, Inc. is the developer of many critically acclaimed video games, including the original Psychonauts and Brütal Legend. Double Fine Productions, Inc. is in the process of developing Psychonauts 2, a campaign for which was completed on Fig.co in January 2016. In February 2012, Mr. Schafer launched a record-breaking multi-million dollar crowdsourced funding campaign, Double Fine Adventures (ultimately named Broken Age), becoming the most funded and backed project ever on Kickstarter at that time, helping to establish Kickstarter and other crowdfunding mechanisms as a viable alternative to traditional venture capital and publisher funding for niche video game titles. In 2012, Mr. Schafer was listed among Fast Company’s Top 100 Most Creative People, and in 2006, he received a BAFTA Video Games Best Screenplay award for the original Psychonauts. Mr. Schafer received a bachelor’s degree from the University of California, Berkeley.

Nabeel Hyatt has served on our Parent’s board of directors since March 2015. Mr. Hyatt is an early-stage investor and supporter of entrepreneurs building hardware, software and services startups that offer creative solutions to practical, everyday problems. Since February 2012, Mr. Hyatt has served as a partner at Spark Capital, a venture capital firm that invests in startup companies. Mr. Hyatt previously served as General Manager at Zynga Inc. from 2010 to 2012. Prior to that, Mr. Hyatt served as Chief Executive Officer of Conduit Labs, a social gaming startup company he co-founded in 2007, until August 2010 when it was acquired by Zynga, Inc. From August 2001 to November 2005, Mr. Hyatt helped start and then lead product development at Ambient Devices, an MIT Media Lab spin-out that worked with designers such as Yves Behar and Frank Gehry to bring a blend of IT and modern design to consumers. Mr. Hyatt received a B.A. in Design from the Maryland Institute College of Art, and studied Computer Science at Purdue University.

Jon Goldman has served as a director of our Parent since March 2017. Based in Los Angeles, Mr. Goldman is Managing Partner for Skybound, the IP holder of The Walking Dead and other top IPs. Mr. Goldman is also a Venture Partner at Greycroft, focused on videogames, VR/AR and eSports.  Previously, Mr. Goldman served as board member and CEO for two portfolio companies at Jerusalem Venture Partners in videogames and online video. Mr. Goldman was a founder, Chairman and CEO of Foundation 9 Entertainment, the largest independent videogame developer in the world at the time with 11 studios and 1000 employees. He sold the company in 2006. Foundation 9’s studios created hundreds of videogames based on top tier global brands such as Star Wars, The Matrix, The Simpsons and Lord of the Rings. Mr. Goldman started his career at a boutique investment bank focused on US-Asia strategic deals. Jon attended Harvard, where he graduated magma cum laude in Asian Studies and Phi Beta Kappa, as well as the University of Kyoto and the entrepreneurial management program at UCLA’s Anderson School of Management. Mr. Goldman is an advisor to YouTube channel Machinima, female-focused video network Deca, language learning venture Jamtok, and real money casual gaming start up Oddz, and he was an investor in mobile developer Quark Games. Mr. Goldman is a board member of Common Cents, the largest children’s participatory philanthropy program in the United States.

Our Parent’s Advisory Board

Our Parent has an Advisory Board, which is merely advisory and has not been delegated any power by our Parent’s board of directors, consisting of the following persons:

Tim Schafer has served as a director of our Parent since March 2015. See “— Our Parent’s Executive Officers and Directors” for his biography.

Alex Rigopulos co-founded Harmonix Music Systems, Inc., a video game development company, in 1995 with the mission of inventing new ways for non-musicians to experience the joy of making music, and served as Chief Executive Officer of Harmonix until May 2014 when he became the Chief Creative Officer. Prior to Harmonix, Alex studied computer music at the MIT Media Lab and music composition at MIT.

57

Feargus Urquhart has been active in the video game industry since 1991, and rose to become the President of Black Isle Studios in the late 1990s. In June 2003, Mr. Urquhart co-founded Obsidian Entertainment, Inc. and he has served as its Chief Executive Officer since its founding. Obsidian Entertainment, Inc. is one of the world’s premiere role-playing game development studios. Focusing on role-playing games (RPGs), Mr. Urquhart has helped develop or publish the video games Baldur’s Gate; Fallout 1 & 2; Fallout: New Vegas; Planescape : Torment; South Park: The Stick of Truth; and Pillars of Eternity.

Aaron Isaksen is an early investor in our Parent and has been working in the digital entertainment and games industry since 1999. In June 2003, Mr. Isaksen co-founded AppAbove Games, a mobile games developer and publisher, where he currently serves as Co-President and Chief Executive Officer. In 2010, he also co-founded Indie Fund, a funding source for independent game developers. Since July 2014, Mr. Isaksen has served as Chairman of IndieBox, and he served as festival chair for IndieCade East 2014, a conference and festival celebrating independent video games. Mr. Isaksen is a frequent speaker at game conferences and a well-respected authority in the interactive entertainment industry. Mr. Isaksen received a Master’s degree in Electrical Engineering and Computer Science (EECS) from the Massachusetts Institute of Technology (MIT) in 2001 and a Bachelor’s degree in EECS from UC Berkeley in 1998. Mr. Isaksen is also a Ph.D. Student at the NYU Polytechnic School of Engineering Game Innovation Lab.

Brian Fargo has been in the games business since its infancy having founded Interplay Entertainment in 1983, where he served as Chief Executive Officer until 2001. Interplay Entertainment became a top 5 PC games publisher in the mid-1990s, having produced some of the most well-known video game franchises in the industry, including Bard’s Tale, Wasteland and Fallout. Interplay Entertainment also helped to launch the careers of the founders of some of the biggest video game developers in the world, such as Blizzard, Bioware and Treyarch. While at Interplay Entertainment, Mr. Fargo brought Universal/MCA in as an equity partner and later took Interplay Entertainment public in 1998. In addition, Mr. Fargo has served on our Board of the Interactive Digital Software Association, given key speeches at the industry’s leading shows. Most recently, he was the keynote speaker at GDC China in November 2011. Mr. Fargo formed inXile in January 2002, where he serves as Chief Executive Officer, a position he has held since its inception. Mr. Fargo has helped raise millions of dollars of crowdsourced funding via Kickstarter for other inXile games, such as Wasteland 2 (just under $3 million), Torment: Tides of Numenera (just over $4 million) and The Bard’s Tale IV (over $1.5 million).

Studio Partner Agreements

We believe that our initial success is in part dependent on our ability to attract established developers, particularly so we can publish follow-ons to games with existing fan bases. To facilitate this, our Parent has entered into four agreements with developers, which we refer to as Studio Partner Agreements. Pursuant to these Studio Partner Agreements, our Parent issued to developers warrants to purchase shares of its common stock, which vest and become exercisable when the applicable developer launches a rewards crowdfunding campaign on Fig.co and engages us to publish one of its games.

The shares potentially issuable upon the exercise of the warrants issued by our Parent pursuant to the Studio Partner Agreements are set forth in the table below:

Developer	Number of Shares of Our Parent that May be Purchased Pursuant to Warrants Granted
Double Fine Productions, Inc.	276,186 shares
Harmonix Music Systems, Inc.	200,000 shares
Obsidian Entertainment, Inc.	276,186 shares
inXile Entertainment, Inc.	276,186 shares

Advisory Board Agreements

We believe that our initial success is in part dependent on our ability to attract qualified video game industry professionals to provide us with ongoing industry- and market-related advice. To facilitate this, our Parent has entered into agreements, which we refer to as Advisory Board Agreements, with the four members of its Advisory Board, who provide advice to Fig as well as our Parent. Three of these Advisory Board members are executives of video game developers that have entered into Studio Partner Agreements. Pursuant to these Advisory Board Agreements, the advisors or the developers that employ them have received options from our Parent to purchase our Parent’s common stock that vest and become exercisable upon the recipient joining our Parent’s Advisory Board.

Our Parent issued options to purchase shares of its common stock to the members of its Advisory Board as set forth in the following table:

Advisory Board Member	Position at Game Developer	Number of Shares of Our Parent that May be Purchased Pursuant to Options Granted
Tim Schafer	CEO, Double Fine Productions, Inc.	200,000 shares
Alex Rigopulos	Chief Creative Officer, Harmonix Music Systems, Inc.	200,000 shares
Feargus Urquhart	CEO, Dark Rock Industries Limited and CEO, Obsidian Entertainment, Inc.	200,000 shares
Aaron Isaksen	Co-President and CEO, AppAbove Games	200,000 shares
Brian Fargo	CEO, inXile Entertainment, Inc.	200,000 shares (1)

(1)	Options granted to inXile, not Mr. Fargo individually.

58

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table includes the total compensation for the last completed fiscal year of our directors and executive officers.

Name	Capacities in which Compensation was Received	Salary (3)	Other Compensation (4)	Total Compensation (3)
Justin Bailey (1)	Chief Executive Officer and Sole Director	$81,111	$-	$81,111
Jonathan Chan (2)	Chief Operating Officer	$165,219	$26,100	$191,320

(1)	Our Chief Executive Officer and sole director, Justin Bailey, is also the CEO and a director of our Parent. As part of his duties in those roles, he devotes a substantial portion of his working time to us and our business. He receives compensation from our Parent, 50% of which is allocated to our Parent and 50% of which is allocated to Fig. See “Our Business — Cost Sharing Agreement with Our Parent”.

(2)	Our Chief Operating Officer, Jonathan Chan, is also the Chief Operating Officer and a director of our Parent. As part of his duties in those roles, he devotes substantially all of his working time to Fig and our business. He receives compensation from our Parent, all of which is allocated to us. See “Our Business — Cost Sharing Agreement with Our Parent”.

(3)	For the year ended September 30, 2016, we incurred, on an allocation basis, approximately $622,000 in salaries and benefits paid to all employees, including the salaries allocated to Messrs. Bailey and Chan. See our consolidated financial statements included elsewhere in this offering circular.

(4)	Represents the aggregate grant date fair value of awards of options to purchase shares of common stock of our Parent, computed in accordance with FASB ASC Topic 718 on an allocated basis.

Indemnification Agreements

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we have entered into separate indemnification agreements with our director and executive officer.

59

Security Ownership of Management and Certain Securityholders

The following table sets forth the numbers and percentages of our outstanding voting securities beneficially owned both immediately before and immediately after the closing of this offering (as qualified in the footnotes thereto) by:

●	each person known to us to be the beneficial owner of more than 10% of any class of our outstanding voting securities;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Our voting securities consist solely of our common stock. Neither the Fig Game Shares being offered hereby nor any other series of Fig Game Shares have or will have any voting rights. Therefore, the numbers and percentages below are the same both before and after the closing of this offering.

Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this offering circular. For purposes of computing the percentage of our outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this offering circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o Fig Publishing, Inc., 599 Third Street, Suite 211, San Francisco, California 94107.

	Common Stock (1)
	Before the Offering (2)			After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Shares Beneficially Owned (3)	Number of Shares Beneficially Owned		Percentage Shares Beneficially Owned (3)
Loose Tooth Industries, Inc.	1,000		100.0%	1,000		100.0%
Justin Bailey	1,000	(4)	100.0%	1,000	(4)	100.0%
Jonathan Chan	1,000	(4)	100.0%	1,000	(4)	100.0%
All directors and executive officers as a group (two individuals)	1,000	(4)	100.0%	1,000	(4)	100.0%

(1)	The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws where applicable and any other information contained in the footnotes to this table.

(2)	As of June 30, 2017.

(3)	Based on 1,000 shares of common stock issued and outstanding as of June 30, 2017.

(4)	Justin Bailey is the Chief Executive Officer, a director and the largest stockholder of Loose Tooth Industries, Inc., and has voting and dispositive power with respect to our common stock held by Loose Tooth Industries, Inc. Jonathan Chan is the Chief Operating Officer and a director of Loose Tooth Industries, Inc., and has voting and dispositive power with respect to our common stock held by Loose Tooth Industries, Inc. Loose Tooth Industries, Inc. is the holder of 100.0% of our outstanding common stock. By virtue of the foregoing, Messrs. Bailey and Chan are each deemed for the purposes hereof to beneficially own all of our outstanding voting securities. Mr. Bailey is our sole director and our Chief Executive Officer. Mr. Chan is our Chief Operating Officer.

We expect that the Fig Game Shares offered hereby may be purchased by certain of our directors, officers, employees and affiliates, as well as certain directors, officers, employees and affiliates of the developer of the game whose sales receipts may support the declaration of dividends to holder of the Fig Game Shares. We have not reserved any Fig Game Shares for any such persons, and will not allocate Fig Game Shares to any such persons on any preferential basis. Any Fig Game Shares purchased in this offering by any such persons will be offered and sold on the same terms offered to other investors. All Fig Game Shares sold in this offering will be subject to the same transfer restrictions. In addition, we may impose additional transfer restrictions required by operation of law or, in the case of our directors, officers, employees and affiliates, by operation of our internal policies against insider trading, on such persons.

60

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

See “The Current Game, Developer and Shares – Conflicts of Interest” for additional information.

Justin Bailey, our Chief Executive Officer and sole director, is also the Chief Executive Officer, a director and the largest stockholder of our Parent. Jonathan Chan, our Chief Operating Officer, holds the same position at our Parent, where he also serves as a director. Messrs. Bailey and Chan each receives a salary, benefits and equity compensation from our Parent. See “Directors, Executive Officers and Other Significant Individuals”. Pursuant to the Cost Sharing Agreement, our Parent provides us with management and administrative services. See “Our Business — Cost Sharing Agreement with Our Parent”.

In 2015, our Parent entered into four agreements with video game developers, which we refer to as Studio Partner Agreements. Pursuant to these Studio Partner Agreements, each developers that is party thereto has received a warrant from our Parent to purchase shares of our Parent’s common stock that vest and become exercisable upon the developer’s launching a rewards crowdfunding campaign on Fig.co and engaging us to publish or co-publish one of its games. See “Directors, Executive Officers and Other Significant Individuals – Studio Partner Agreements”.

In May 2015, our Parent entered into agreements with the members of its Advisory Board, who provide advice to us as well as our Parent. We refer to these agreements as our Advisory Board Agreements. Pursuant to these Advisory Board Agreements, the advisors, or the developers that employ them, have received options from our Parent to purchase shares of our Parent’s common stock that vest and become exercisable upon the recipient joining our Parent’s Advisory Board. See “Directors, Executive Officers and Other Significant Individuals – Advisory Board Agreements”.

During the year ended September 30, 2016, we made certain short-term advances to our Parent while our Parent was in the process of a financing transaction. As of September 30, 2016, we had approximately $389,000 in outstanding advances to our Parent. Our Parent repaid this amount in full subsequent to September 30, 2016; as a result, we recognized these amounts as current assets in the accompanying consolidated balance sheet as of September 30, 2016.

As of September 30, 2016, we had approximately $25,000 in accounts receivable due from Double Fine Productions, Inc. for the reimbursement of expenses we incurred when undertaking, at the request of Double Fine, certain additional marketing in connection with Psychonauts 2. We collected this amount in full subsequent to September 30, 2016. Pursuant to our license agreement for the publishing of Psychonauts 2, as previously disclosed in our 1-SA filed on June 29, 2017, the final Fig Funds amount is $628,000, portions of which have been paid to Double Fine as of the date of this offering circular and the remainder of which we are still obligated to pay. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources of the Company—Contractual Commitments”.

61

OUR DIVIDEND POLICY

Fig Game Shares are shares of capital stock of Fig with no voting rights. We issue them in separate series, and each separate series reflects the economic performance of a different, particular video game co-publishing license agreement that we have entered into with a third-party video game developer.

Provided the game that is the subject of the license agreement is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) depending on the particular campaign, Fig may allot part of its revenue share to the Fig Game Shares and another part to separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game, it may keep a third proportional allotment for itself; (iv) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment (and up to 100%) to the holders of the Fig Game Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. Under applicable law, we are prohibited from paying any dividend to the extent that, immediately following payment of such dividend, there would be no statutory surplus (meaning that our net assets would not exceed the par value of our issued securities).

Aggregate dividend amounts will be distributed equally among all holders of the same series of Fig Game Shares, in proportion to the number of shares held, without regard to whether the shares were bought in this offering or otherwise, or under Regulation A, Regulation D or another exemption from registration under the Securities Act.

Fig will allocate the sales receipts from a particular game and determine the amount from which dividends will be declared on the Fig Game Shares associated with that game, in conformance with the policy set forth below:

Step 1: Sales Receipts

All sales receipts received by Fig in respect of sales of a particular game, pursuant to the license agreement between Fig and the developer of that game, will be deposited into a separate account or sub-account under Fig’s control (each, a “sub-account”).

In respect of most games, Fig expects that most or all sales will be made through digital distribution platforms, or “storefronts” (such as Steam), which will sell the game, take a share of the retail sales price (typically 30%) as their fee and remit the remainder to Fig. However, in the case of certain games, distribution arrangements may be more elaborate, may involve co-publishers or other parties and may result in additional charges being deducted from the sales receipts received by Fig. For example, if Fig or the particular developer can arrange for the game to be configured for and sold over Sony’s PlayStation Network, that would likely generate substantially increased games sales receipts for Fig and its investors. But it may also require the designation of Sony as a co-publisher of the game; it may involve paying Sony an additional portion or portions of the sales receipts; and it may involve sales receipts flowing among Fig, the developer and any co-publishers before being received by Fig and deposited in the appropriate sub-account. Any such distribution arrangements will be reflected in the associated license agreement and described in the associated offering circular. Any such arrangements applicable to the series of Fig Game Shares being offered in this offering are described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

62

Step 2: Developer and Fig Revenue Shares

If Fig receives sales receipts first, it will periodically pay, from the sub-account, the developer’s revenue share to the developer. If the developer receives the sales receipts first, it will periodically pay Fig’s revenue share to Fig.

The developer’s revenue share and Fig’s revenue share in respect of a particular game (typically calculated pursuant to a formula) will be set forth in the license agreement relating to that game. Their respective revenue shares may change over time, if such a change is embodied in the revenue share formula. For example, the developer’s revenue share may increase after certain aggregate sales thresholds have been met. The revenue share provisions applicable to the series of Fig Game Shares being offered in this offering, including any provisions that change over time, are described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 3: Fig Service Fee

Depending on the particular campaign, if Fig is to be paid a Fig Service Fee, Fig will retain the fee for itself from the balance in the sub-account, after removal of the developer’s revenue share (unless otherwise specified).

Depending on the particular campaign, Fig may retain a percentage, generally expected to be 10%, of game sales receipts, which we refer to as the “Fig Service Fee”. The Fig Service Fee will serve as compensation toward the cost of platform and publishing services, in campaigns in which Fig imposes such a fee. The percentage amount will be set forth in the license agreement relating to that game. Fig may negotiate for a higher, or accept a lower, Fig Service Fee depending on the degree of services and corresponding expenses that Fig predicts will be necessary to successfully publish a game, as well as other factors. In certain cases, Fig may determine that, because it is still building its business, because it desires to attract high quality developers, because the desirability of publishing the particular game is especially high, or for other reasons relating to Fig’s assessment of the business advantages that may accrue to Fig and its security holders, the Fig Service Fee maybe lower than this range or nominal, or there may be no such fee. The particular Fig Service Fee being charged in respect of the license agreement associated with the series of Fig Game Shares being offered in this offering, if any, is described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 4: Fig Game Shares Allotment Percentage

Next, the Fig Game Shares Allotment Percentage will be applied, in campaigns in which the total amount of Fig Funds is greater than the proceeds of the Fig Game Shares offering. This is expected to occur if, in addition to the Fig Game Shares offering, there has been an offering of separate securities, issued by a Fig affiliate, that are also designed to reflect the economic performance of the same game, and to the extent Fig provides additional funds to support the development of the same game. The allotments will be made in the same proportions that the proceeds from these separate securities offerings and the additional funding from Fig, as applicable, bear to the total Fig Funds amount. In such circumstances, the allotment of revenue among the Fig Game Shares, the other securities and Fig, as applicable, will represent an equitable division of Fig’s revenue share among the different sources of funding that have made it possible to prudently provide the particular Fig Funds amount.

Step 4 is a mathematical application only, and should not be read to suggest that proceeds from the sale of any particular series of Fig Game Shares are being used to fund the development of the associated game, or of any other particular game.

Fig will have to wait until after a particular Fig Game Shares offering is completed to finally determine the Fig Game Shares Allotment Percentage that will apply to those Fig Game Shares. This is because it is only at that time that Fig will know the precise amount of proceeds raised from that offering. However, Fig expects to know the amount of proceeds raised from the offering of the other securities, and the amount of the additional funds that it will provide to support the development of the game, at an earlier time, and prior to the qualification of the Fig Game Shares offering. Consequently, Fig will use that information to provide prospective investors in the Fig Game Shares offering with an approximation of the Fig Game Shares Allotment Percentage, or a sensitivity analysis presenting the effect of applying one or more different Fig Game Share Allotment Percentages, or similar information with which prospective investors can consider the application of the Fig Game Shares Allotment Percentage before that percentage is finally known. After the offering is completed, Fig will publicly disclose the finally determined Fig Game Shares Allotment Percentage, in a public filing with the SEC containing that information.

63

The Fig Game Shares Allotment Percentage, if any, that will be applied in respect of the series of Fig Game Shares being offered in this offering, is described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 5: Dividend Rate

From the allotment to the holders of the Fig Game Shares, Fig will allocate the applicable specified portion for dividends to those holders.

The applicable specified portion for dividends will be set forth in the offering circular for that series of Fig Game Shares, and in the certificate of designations for that series of Fig Game Shares filed by Fig with the State of Delaware. The applicable specified portion for dividends in respect of the series of Fig Game Shares being offered in this offering is described in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Step 6: Declaration of Dividends

No dividend will be payable unless (1) declared by our Board, or unless (2) it accrues because a date for the declaration of dividends on the relevant series of Fig Game Shares, as specified in the certificate of designations relating to such series of Fig Game Shares, has passed without a dividend being declared and the declaration and payment of such dividend is not prohibited under applicable law. In the event of a dividend accruing under the foregoing clause (2), the amount of the dividend shall be the applicable specified portion for dividends in respect of such series of Fig Game Shares, minus any partial amounts that Fig may pay toward the dividend.

We expect that, typically, our Board will declare each dividend in respect of a particular series of Fig Game Shares in an aggregate amount equal to the specified portion that has been allocated for dividends in respect of such series of Fig Game Shares. However, Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment (and up to 100%) to the holders of the Fig Game Shares, if in its view business conditions permit it. In all events, our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. To the extent our Board determines not to pay a dividend or to reduce the size of a dividend, it will impose the underpayment in a manner equitable to all of its then-outstanding series of Fig Game Shares (which will be presumed to mean imposing the underpayment proportionally across all of Fig’s then-outstanding series of Fig Game Shares, by reducing the dividend amounts to all such series in proportion to the dividend amounts they would otherwise have received; but which may mean imposing the underpayment in some other manner if our Board concludes that such other manner would be clearly more equitable than such proportional imposition).

Fig expects that dividends on Fig Game Shares will typically be declared every six months and paid thereafter, in all events after such time (if ever) as the related game is successfully developed and published and Fig begins to receive sales receipts for the game. The dates for the declaration of dividends in respect of the series of Fig Game Shares being offered in this offering are specified in this offering circular in the section entitled “The Current Game, Developer and Shares”.

Any dividends ultimately declared on a series of Fig Game Shares will be distributed equally among all the holders of shares of such series of Fig Game Shares, in proportion to the number of shares each such investor holds, without regard to whether the investor bought such shares under Regulation A or in an Accredited Investor Offering or otherwise.

Fig will retain for itself the remaining funds in each sub-account that are not distributed as dividends to holders of the related Fig Game Shares.

Timing of Dividends

Each of these steps will generally be performed at or near the end of each fiscal six-month period, or more frequently as required by contract or business needs (e.g., revenue share payments to developers may be required by contract to be made more frequently). Our Board may also, in its discretion, determine to pay dividends on one or more series of Fig Game Shares more or less frequently than once every six-month period.

Accounting for a Particular Game’s Sales

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Game-Specific Accounting – Accounting for a Particular Game’s Sales and Assets and Liabilities”.

64

DESCRIPTION OF COMPANY SECURITIES

Our authorized capital stock consists of 10,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of preferred stock, par value $0.0001 per share. Shares of our capital stock may be issued from time to time in one or more classes or series. Our Board is authorized by our amended and restated certificate of incorporation to establish such classes or series, issue shares of each such class or series and fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each such class or series, without any vote or other action by any holders of any of our capital stock. Each such class or series will have the terms set forth in a certificate of designations relating to such class or series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, as it may be amended and restated from time to time.

As of March 31, 2017, we had 1,000 shares of common stock and 1,493 shares of non-voting preferred stock outstanding. Our Parent holds all of our outstanding shares of common stock, and thus has sole control of Fig.

The following is a summary of the rights and limitations of our capital stock provided for in our amended and restated certificate of incorporation and the certificates of designations relating to separate classes or series of our capital stock filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, as amended and restated from time to time. For more detailed information, please see our amended and restated certificate of incorporation and certificates of designations, which are exhibits hereto.

Voting Common Stock

Equal Rights per Share. All shares of our common stock have identical terms and each share entitles the holder thereof to the same powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each other share of our common stock.

Voting. Holders of shares of our common stock have one vote per share of common stock held by them. Except as otherwise required by law, our amended and restated certificate of incorporation or our certificates of designations, at any annual or special meeting of our stockholders, the holders of shares of our common stock have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and vote together as a single class on all such matters. Notwithstanding the foregoing, except as otherwise required by law, our amended and restated certificate of incorporation or our certificates of designations, the holders of shares of our common stock are not be entitled to vote on any amendment to our amended and restated certificate of incorporation or any certificate of designations that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of shares of such affected series of preferred stock are entitled, either separately or together with the holders of shares of one or more other class or series of our capital stock, to vote thereon pursuant to our amended and restated certificate of incorporation or our certificates of designations.

Dividends. Our Board retains the discretion to pay dividends, or not, on our common stock. There is no minimum semi-annual, annual or other dividend requirement on our common stock.

Liquidation, Dissolution, etc. Subject to and qualified by the rights of the holders of shares of any other class or series of our capital stock, in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or our winding, after the payment or provision for payment of our debts and other liabilities, and after the holders of shares of any other class or series of our capital stock have received the amounts owed and available for distribution to them on a preferential basis, if any, the holders of shares of our common stock are entitled to receive all of our remaining assets that are available for distribution to stockholders.

No Preemptive or Subscription Rights. No holder of shares of common stock is entitled to preemptive or subscription rights.

65

Preferred Stock

Series Designations. Each series of our Fig Game Shares is a separately designated series of our non-voting preferred stock. In connection with the establishment of each such series of Fig Game Shares, our Board fixes the number of shares comprising such series, the voting powers, and such other powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions applicable thereto, including without limitation dividend rights, liquidation, dissolution, etc., rights and our powers of cancellation of the outstanding shares of such series, as is stated in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, consistent with the other provisions of our amended and restated certificate of incorporation, as it may be amended and restated from time to time. The powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions applicable thereto, may be different from those of any other class or series of our capital stock at any time outstanding.

Characterization of Fig Game Shares as “Preferred”. We characterize our Fig Game Shares as “preferred” stock because, in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or our winding up, after payment or provision for payment of our debts and other liabilities, the holders of each separate series of Fig Game Shares have a preference over holders of our other securities to receive (x) declared or accrued but unpaid distributions on such series of Fig Game Shares, plus (y) an amount equal to the value of the total assets of the Game Shares Asset (as defined below) corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset, and, depending on the particular series, subject to the application of the Fig Game Shares Allotment Percentage, as described below in the definition of “Game Shares Asset”. Holders of Fig Game Shares are not entitled to any additional amount. As a result, in the event of our liquidation or a similar occurrence, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared or accrued dividend amounts and related assets and liabilities, but no rights with respect to our other assets, and no rights with respect to our assets generally, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock. See “– Liquidation, Dissolution, etc.”

As used herein, “Game Shares Asset” means, as of any date, with respect to any series of preferred stock, unless otherwise specified in the corresponding preferred stock designation, an undivided percentage interest in the following: (i) all assets, liabilities and businesses of Fig to the extent attributed to the publishing rights held by Fig under the particular license agreement with a video game developer associated with such series of preferred stock as of such date; (ii) all assets, liabilities and businesses acquired or assumed by Fig for the account of such publishing rights, or contributed, allocated or transferred to Fig in connection with such publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such publishing rights, or indebtedness of the Company incurred in connection with such publishing rights), in each case, after the date of the corresponding preferred stock designation; and (iii) the proceeds of any disposition of any of the foregoing. The “undivided percentage interest” referred to in the preceding sentence will in the case of some series of Fig Game Shares be 100%. However, in the case of Fig Game Shares issued in connection with crowdpublishing campaigns in which the total amount of Fig Funds is greater than the proceeds of the associated Fig Game Shares offering, the “undivided percentage interest” will be equal to the Fig Games Shares Allotment Percentage applicable to associated Fig Game Shares. This occurs in instances where we provide funds in excess of the proceeds from an associated series of Fig Game Shares to support the development of the game. The allotments of will be made in the same proportions that the proceeds from the additional funding from Fig bears to the total Fig Funds amount. In such circumstances, the allotment of the Fig Game Shares Asset among the Fig Game Shares and Fig will represent an equitable division of the Fig Game Shares Asset.

In keeping with our game publishing model, Game Shares Assets do not include intellectual property rights in the associated game. We do not plan to have our applications of the definition of “Game Shares Asset”, for the purpose of allocating assets and liabilities among different series of Fig Game Shares, subjected to stand-alone audits. As a result, allocations of assets to each series of Fig Game Shares will not be audited. There can be no assurance that there will not be errors or misstatements in those applications, which could reduce the assets attributed to a specific game, or increase the liabilities attributed to a specific game, or both.

Equal Rights per Share within a Series. All shares within a series of Fig Game Shares have identical terms and each such share entitles the holder thereof to the same powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each other share of that series.

No Voting Rights. Except as otherwise provided in our amended and restated certificate of incorporation or the certificate of designations relating to such series of Fig Game Shares, or as otherwise required by law, holders of shares of Fig Game Shares have no voting rights.

66

Dividends. Each series of Fig Game Shares is designed to reflect the economic performance of a particular video game co-publishing license agreement that we have entered into with a third-party video game developer for a particular game. Provided the game is successfully developed and published, sales receipts will thereafter be received from the game and will generally be shared as follows: (i) receipts will be allocated into a revenue share for the developer and a revenue share for Fig, in the proportions specified in the license agreement for the game; (ii) depending on the particular campaign, Fig may be paid a service fee; (iii) to the extent Fig provides additional funds to support the development of the game beyond the proceeds from the sale of the associated series of Fig Game Shares, we may keep a third proportional allotment for ourselves; (iv) Fig will pay a specified portion of the Fig Game Shares allotment to the holders of the Fig Game Shares, in the form of dividends, subject to our dividend policy; and (v) Fig’s board of directors may in its discretion from time to time pay more than the specified portion of the Fig Game Shares allotment (and up to 100%) to the holders of the Fig Game Shares, if in its view business conditions permit it. Our Board may decide not to pay a dividend or to reduce the size of a dividend if it believes it would be necessary or prudent to retain such earnings in order to avoid a material adverse effect on Fig’s financial condition or results of operations (in which case the unpaid dividend amount will accrue for future payment), and dividends will not be declared or paid if prohibited under applicable law. See “Our Dividend Policy”.

Cancellation by Fig. Our Board may, in its discretion, cancel the associated series of Fig Game Shares. We will maintain a cancellation right in respect of each series of Fig Game Shares in order to be able to withdraw the series from the market and avoid the costs of continuing to have the series outstanding after the associated game has lost most or all of its earning power. In general, we would expect to cancel a series of Fig Game Shares if the associated game has failed to meet a minimum earnings floor following a sufficiently extensive period of time. For a description of our cancellation right with respect to the Fig Game Shares being offered in this offering, see “The Current Game, Developer and Shares”. Although the purpose of our cancellation rights is to help us avoid incurring unnecessary administrative costs, and thereby benefit us and stockholders as a whole, there can be no assurance that we will not cancel a series of Fig Game Shares before the earning power of the associated game has been completely and irreversibly exhausted, and thereby deny the holders of such Fig Game Shares additional dividends.

Our Board, in its discretion, may also cancel a series of Fig Game Shares in connection with paying a dividend or redeeming such Fig Game Shares in the event of a Disposition Event in which all or substantially all of the Game Shares Asset corresponding to such series of Fig Game Shares is disposed of. See “—Dividend or Redemption upon Disposition of Corresponding Game Shares Asset”.

Dividend or Redemption upon Disposition of Corresponding Game Shares Asset. For each series of Fig Game Shares, unless otherwise specified in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation, in the event of a Disposition Event (as defined below), in which the Game Shares Asset corresponding to such series is disposed of, on or prior to the 120th day following the consummation of such Disposition Event, our Board may, in its discretion, but is not required to:

(i)

declare and pay a dividend in cash, securities (other than shares of the series of Fig Game Shares) or other assets of the Company, or any combination thereof, to the holders of shares of the series of Fig Game Shares, with an aggregate Fair Value (as defined in our amended and restated certificate of incorporation) equal to the Allocable Net Proceeds (as defined in our amended and restated certificate of incorporation) of such Disposition Event as of the Determination Date (as defined in our amended and restated certificate of incorporation), such dividend to be paid on all shares of such series of Fig Game Shares outstanding as of the Determination Date; and thereafter, in its discretion, cancel the series of Fig Game Shares if permitted under the terms described above under ” – Cancellation by Fig”; or

(ii)	if such Disposition Event involves all (and not merely substantially all) of the Game Shares Asset corresponding to the series of Fig Game Shares, redeem all outstanding shares of such series of Fig Game Shares for cash, securities (other than shares of the series of Fig Game Shares) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all shares of such series of Fig Game Shares outstanding as of the Determination Date on an equal per share basis; or

(iii)	combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of such series of Fig Game Shares.

67

“Disposition Event” means the sale, transfer, exchange, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) by us or any of our affiliates, in one transaction or a series of related transactions, of all or substantially all of a Game Shares Asset, or any of our or any of our affiliate’s interests therein, to one or more persons or entities.

Liquidation, Dissolution, etc. In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or our winding up, after payment or provision for payment of our debts and other liabilities, the holders of shares of each series of Fig Game Shares outstanding are entitled to receive (x) declared or accrued but unpaid distributions on such series of Fig Game Shares, plus (y) an amount equal to the value of the total assets of the Game Shares Asset corresponding to such series of Fig Game Shares, less the total liabilities of such Game Shares Asset and, depending on the particular campaign, subject to the application of the Fig Game Shares Allotment Percentage. Holders of Fig Game Shares are not entitled to any additional amounts. As a result, in the event of our liquidation or a similar occurrence, the holders of a particular series of Fig Game Shares will have preferred rights over specific declared dividend amounts and related assets and liabilities, but no rights to our other assets, and no rights to our assets generally, and in some circumstances, holders of our common stock (including our Parent) could receive more assets than holders of preferred stock.

In connection with the establishment of each series of Fig Game Shares, our Board specifically identifies the corresponding Game Shares Asset in the certificate of designations relating to such series filed with the State of Delaware or otherwise made a part of our amended and restated certificate of incorporation.

Our Ability to Void a Sale of Fig Game Shares. We have the right to void our sale of Fig Game Shares, and cancel the shares or compel the purchaser to return them to us, if we have reason to believe that such purchaser acquired the Fig Game Shares as a result of a misrepresentation, including with respect to such purchaser’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if such purchaser or such purchase is otherwise in breach of the requirements set forth in our amended and restated certificate of incorporation, certificates of designations or bylaws.

No Preemptive or Subscription Rights. No holder of shares of preferred stock is entitled to preemptive or subscription rights.

68

PLAN OF DISTRIBUTION

The Fig Game Shares offered hereby will be available for purchase exclusively on Fig.co. The Fig Game Shares will be issued in book-entry electronic form only. FundAmerica Stock Transfer, LLC is the transfer agent and registrar for such shares.

This is a Regulation A, Tier 2 offering, which we will conduct through Fig.co. We do not intend to use commissioned sales agents or underwriters to help offer and sell the Fig Game Shares offered hereby. The Fig Game Shares will be offered only by us and by persons associated with us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934.

There is no trading market for Fig Game Shares and we do not expect one to develop, in part because we may have imposed certain transfer restrictions on the Fig Game Shares. As a result, you should be prepared to retain the Fig Game Shares for as long as such shares remain outstanding and should not expect to benefit from any share price appreciation. See “The Current Game, Developer and Shares” for the transfer restrictions applicable to the Fig Game Shares offered hereby.

This offering will continue until the earlier of 120 days after qualification of the offering statement in which this offering circular has been filed with the SEC (which date may be extended one or more times by us, in our discretion) and the date when all Fig Game Shares being offered hereby have been sold, at which time this offering shall close and Fig Game Shares will be delivered to investors. Notwithstanding the foregoing, we expect to terminate this offering earlier if the goal of the related Fig crowdpublishing campaign is not met, or in other adverse circumstances, including in the event of a material breach of the related license agreement. In the event this offering is not completed, we will return funds to you without deduction or interest. This offering is being conducted on a best efforts basis without any minimum target. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. We will post a notice of each closing date in advance on Fig.co.

We reserve the right to reject, in whole or in part, any orders for securities made in this offering, in our discretion.

This offering circular and the offering documents specific to this offering will be available to prospective investors for viewing 24 hours per day, 7 days per week through Fig.co, by clicking on links to such documents on the SEC website that will be maintained on Fig.co. Before committing to purchase Fig Game Shares, each potential investor must consent to receive the final offering circular and all other offering documents electronically. In order to purchase Fig Game Shares, a prospective investor must complete and electronically sign and deliver to us a subscription agreement, the form of which is an exhibit to the offering statement of which this offering circular is a part, and send payment to us as described in the subscription agreement. Prospective investors must also have agreed to the Terms of Use and Privacy Policy of Fig.co. Prospective investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully below. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

Prospective investors must read and rely on the information provided in this offering circular in connection with any decision to invest in Fig Game Shares.

Limitations on Your Investment Amount

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and to non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person”.

For general information on investing, we encourage you to refer to www.investor.gov.

69

State Blue Sky Information

We intend to offer and sell our securities in this offering to retail customers in every state in the United States plus the District of Columbia and Puerto Rico, except for the states of Alabama, Florida and Texas. In each of the foregoing jurisdictions in which we intend to make offers and sales, we have made notice filings where required in respect of our intentions to make offers and sales there. Investors in the state of Arizona must either be accredited investors within the meaning of Rule 501 under Regulation D under the Securities Act or meet the qualified purchaser definition in Arizona Administrative Code Rule 13.9.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities”. NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

Following this offering, we intend to file periodic and current reports as required by Regulation A. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by security holders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of our securities within such state if any such required filing is not made or fee is not paid. As of the date of this offering circular, the following states and territories do not require any resale notice filings or fee payments and security holders may resell our securities: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this offering circular, in the following states, district and territories, security holders may resell our securities if the proper notice filings have been made and fees paid: the District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this offering circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for our securities to become eligible, or continue to be eligible, for resale by security holders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that our securities may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help insure that we will conduct all offers and sales in this offering in compliance with all Blue Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

70

Foreign Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the securities offered hereby outside the United States or to permit the possession or distribution of this offering circular outside the United States. Our securities may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of our securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular in the jurisdictions outside the United States relevant to them.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ’‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ’‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ’‘Relevant Implementation Date’’) an offer of securities described in this offering circular may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this offering circular may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this offering circular shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ’‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

No offer of securities has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Conduct Authority. The Company: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities offered hereby in, from or otherwise involving the United Kingdom.

71

Germany

The offering of the securities offered hereby is not a public offering in the Federal Republic of Germany. The securities may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the securities in or out of the Federal Republic of Germany. The securities are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this offering circular is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The securities will only be available to persons who, by profession, trade or business, buy or sell the securities offered hereby for their own or a third-party’s account.

Canada

Each purchaser of the securities offered hereby that is resident in Canada or otherwise subject to the requirements of Canadian securities laws in connection with its purchase will be deemed to have represented and warranted to the issuer that it is: (i) an “accredited investor” as defined in National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators (other than an “accredited investor” relying on subsection (j), (k) or (l) of the definition of that term) and, if relying on subsection (m) of the definition of that term, is not a person created or being used solely to purchase or hold securities as an accredited investor, (ii) a “permitted client” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations and (iii) either purchasing the securities as principal for its own account or is deemed to be purchasing the securities as principal by applicable law. Each such purchaser further acknowledges that the securities have not been and will not be qualified for sale to the public under applicable Canadian securities laws and that any resale of the securities must be made in accordance with, or pursuant to an exemption from, or in a transaction not subject to, the prospectus requirements of those laws.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

72

Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities offered hereby may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Korea

This offering shall not constitute a public offering in Korea and is limited to KRW 1,000 million and no more than 50 offerees in Korea. The Fig Game Shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and no Fig Game Shares may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account of or benefit of, any resident of Korea (as such term defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

73

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Treatment of the Shares

The Fig Game Shares being offered in this offering (the “Shares”) should be treated as stock of the Company for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of the Shares, so the matter is not free from doubt. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of the Shares. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

If the Shares are considered property other than a series of preferred stock of the Company, the Company would generally be taxed on a portion of the appreciation of the assets, if any, attributable to the Shares upon the issuance of such stock. In addition, income, gain, losses and deductions of one Game Shares would not be offset against the income, gain, losses and deductions of another Game Shares. Prospective investors are urged to consult their tax advisors regarding the tax consequences of an investment in Shares. The remainder of this discussion assumes the Shares will be treated as preferred stock of the Company.

Taxation of Non-U.S. Holders

The following discussion sets forth the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of Shares are issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this offering circular. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of Shares.

This discussion is limited to non-U.S. holders that hold Shares as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

74

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell Shares under the constructive sale provisions of the Code;

●	persons who hold or receive Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF GAME SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Shares that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Dividends and Distributions

If we make distributions of cash or property on the Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition”.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of Shares that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

75

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding Shares in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Shares unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	the Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of Shares will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such stock.

76

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on the Shares we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on the Shares paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of Shares within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of Shares outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Sections 1471 through 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on the Shares made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Shares.

LEGAL MATTERS

Certain legal matters with respect to the Fig Game Shares offered will be passed upon by the law firm of Ellenoff Grossman & Schole LLP, New York, New York.

77

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2016 and 2015	F-3
Consolidated Statements of Operations for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-4
Consolidated Statements of Stockholder’s Deficit for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-5
Consolidated Statements of Cash Flows for the Year Ended September 30, 2016 and for the Period From October 27, 2014 (Inception) to September 30, 2015	F-6
Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

To the Board of Directors and
       Stockholder of Fig Publishing, Inc.

We have audited the accompanying consolidated balance sheets of Fig Publishing, Inc. and Subsidiaries (the “Company”) as of September 30, 2016 and 2015, and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fig Publishing, Inc. and Subsidiaries as of September 30, 2016 and 2015, and the consolidated results of its operations, changes in stockholder’s equity (deficit) and its cash flows for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, the Company has not generated any significant revenue, and has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 30, 2017, except for Note 1A, as to which the date is April 25, 2017

F-2

FIG PUBLISHING, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2016	2015
		(See Note 1)
ASSETS
Current assets:
Cash	$787,454	$-
Prepaid expenses	-	2,079
Accounts receivable - related party	24,346	-
Funds temporarily held by Parent	159,480	-
Advances to Parent	388,928	-
Total current assets	1,360,208	2,079

Deferred offering costs	471,000	104,540
Property and equipment, net	-	9,780
Security deposit	-	4,561
Total assets	$1,831,208	$120,960

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$950,328	$266,565
Investors’ advances	328,485	-
Other current liabilities	-	1,164
Total current liabilities	1,278,813	267,729

Commitments and Contingencies

Stockholder’s equity (deficit) (See Note 9):
Preferred stock, $0.0001 par value; 100,000 shares authorized; no shares issued and outstanding as of September 30, 2016 and September 30, 2015	-	-
Common stock, $0.0001 par value; 10,000 shares authorized; 1,000 and -0- shares issued and outstanding as of September 30, 2016 and September 30, 2015, respectively (see Note 1A)	-	-
Additional paid-in capital	3,104,154	-
Net transfers from Parent	-	242,161
Accumulated deficit	(2,551,759)	(388,930)
Total stockholder’s equity (deficit)	552,395	(146,769)
Total liabilities and stockholder’s equity (deficit)	$1,831,208	$120,960

The accompanying notes are an integral part of these consolidated financial statements.

F-3

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended September 30, 2016	For the Period from October 27, 2014 (inception) to September 30, 2015
		(See Note 1)
Revenue:
Marketing revenue	$6,371	$-
Marketing revenue - related party	1,500	-
Total revenue	$7,871	$-

Operating expenses:
General and administrative	1,495,700	388,930
Game development	675,000	-
Total operating expenses	2,170,700	388,930

Net loss	$(2,162,829)	$(388,930)

Weighted average shares outstanding, basic and diluted	1,000

Basic and diluted net loss per share	$(2,162.83)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FIG PUBLISHING, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

For the Year Ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015

	Preferred Stock		Common Stock		Additional Paid-in	Net Transfers From	Accumulated	Total Stockholder’s Equity
	Shares	Amount	Shares	Amount	Capital	Parent	Deficit	(Deficit)
Balance - October 27, 2014 (inception)	-	$-	-	$-	$-	$-	$-	$-
Stock based compensation	-	-	-	-	-	1,766	-	1,766
Net transfer from parent	-	-	-	-	-	240,395	-	240,395
Net loss	-	-	-	-	-	-	(388,930)	(388,930)
Balance - September 30, 2015	-	-	-	-	-	242,161	(388,930)	(146,769)
Issuance of common stock to Parent	-	-	1,000	-	-	-	-	-
Reclassification of net transfers from Parent into additional paid-in capital	-	-	-	-	242,161	(242,161)	-	-
Contributions from Parent upon Company’s formation	-	-	-	-	251,309	-	-	251,309
Cash contribution from Parent	-	-	-	-	1,000,000	-	-	1,000,000
Stock based compensation contributed by Parent	-	-	-	-	69,105	-	-	69,105
Other contributions from Parent	-	-	-	-	1,541,579	-	-	1,541,579
Net loss	-	-	-	-	-	-	(2,162,829)	(2,162,829)
Balance - September 30, 2016	-	$-	1,000	$-	3,104,154	$-	$(2,551,759)	$552,395

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FIG PUBLISHING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
		(See Note 1)

Cash Flows From Operating Activities:
Net loss	$(2,162,829)	$(388,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	69,105	1,766
Depreciation expense	-	543
Expenses contributed by Parent	1,426,465	-
Changes in operating assets and liabilities:
Prepaid expenses	-	(2,079)
Accounts payable and accrued expenses	674,636	162,025
Other current liabilities	-	1,164
Net cash provided by (used in) operating activities	7,377	(225,511)

Cash Flows From Investing Activities:
Security deposit	-	(4,561)
Property and equipment	-	(10,323)
Advances to Parent	(388,928)	-
Net cash used in investing activities	(388,928)	(14,884)

Cash Flows From Financing Activities:
Investors’ advances, net of funds temporarily held by Parent	169,005	-
Cash contribution from Parent	1,000,000	-
Net transfers from Parent	-	240,395
Net cash provided by financing activities	1,169,005	240,395

Net change in cash	787,454	-

Cash:
Beginning	-	-
Ending	$787,454	$-

Non-cash activities:
Reclassification of Net transfer from Parent to Additional paid-in capital	$242,161	$-
Contributions from Parent upon Company’s formation	$251,309	$-
Investors’ advances included in funds temporarily held by Parent	$159,480	$-
Deferred offering costs contributed by Parent	$90,768	$-
Deferred offering costs included in accounts payable	$275,692	$104,540
Accounts receivable due from related party contributed by Parent	$24,346	$-

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FIG PUBLISHING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS

Nature of Operations

Fig Publishing, Inc. was incorporated in the State of Delaware on October 8, 2015 and is a wholly-owned subsidiary of Loose Tooth Industries, Inc. (the “Parent”). Fig Publishing, Inc. is an early-stage entity and has relied substantially on the Parent for support in the conduct of business since its inception. The Parent was formed on October 27, 2014 (“Inception”) but its operations did not commence until April 2015. References below to the “Company” or “Fig” are to Fig Publishing, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn cash receipts from sales of video games developed by third- party video game developers with whom Fig enters into license agreements to publish those games. The Company hosts the crowdfunding campaigns on the Parent’s website, Fig.co, an online technology platform created by the Parent to facilitate fundraising for video game development. In June 2016, the Company entered into an agreement with the Parent (the “Cost Sharing Agreement”), pursuant to which the Company and the Parent have each agreed to share costs pursuant to an allocation policy. (See Note 4)

Prior to its formation on October 8, 2015, the Company did not operate as a separate legal entity within the Parent. Accordingly, the Company’s consolidated financial statements, prior to formation, had been prepared on a “carve- out” basis from the Parent’s accounts and reflect the historical accounts directly attributable to the Company together with allocations of costs and expenses incurred by the Parent. These allocations may not be reflective of the actual level of assets, liabilities, income or costs, which would have been incurred had the Company operated as a separate legal entity. Certain estimates, including allocations from the Parent, have been made to provide financial statements, for stand-alone reporting purposes, for the period prior to October 8, 2015. All transactions between the Parent and the Company, prior to the Company’s formation, were classified as net transfers from Parent (aggregating $242,161) in the consolidated balance sheets. The Company believes that the assumptions underlying the carve-out financial information are reasonable; however, the resulting financial information does not necessarily reflect what the Company’s results of operations, financial position and cash flows would have been on a stand-alone basis. The cost allocation methods applied to certain common costs include the following:

●	Specific identification. Where the amounts were specifically identified within the Company, they were classified accordingly.

●	Reasonable allocation. Where the amounts were not clearly or specifically identified, management determined if a reasonable allocation method could be applied.

Upon the Company’s formation, the Parent did not contribute any assets to the Company and the Company did not assume any liabilities from the Parent. As such, the assets and liabilities allocated to the Company in the carve-out financial statements, other than for $104,540 of deferred offering costs, which directly benefited the Company, were considered to be returned to the Parent. On the Company’s formation date of October 8, 2015, the allocated assets and liabilities, other than the deferred offering costs, were a net liability of $251,309, and was recognized as a contribution to the Company from the Parent.

The Company’s consolidated balance sheet at September 30, 2016, along with the Company’s consolidated statements of operations, changes in stockholder’s deficit, and cash flows for the year ended September 30, 2016 are presented based on the Company’s actual results as a stand-alone entity. The Company’s consolidated balance sheet at September 30, 2015, along with the Company’s consolidated statements of operations, changes in stockholder’s equity, and cash flows for the period from October 27, 2014 (Inception) to September 30, 2015 are presented based on the “carve-out” basis, and may not be indicative of results if the Company operated as a separate entity.

Certain Significant Risks and Uncertainties

The Company can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: the ability to identify games with sufficient potential for commercial success; secure license agreements on favorable terms with talented and reliable developers; successfully market and distribute licensed games; and keep up with customer preferences and trends.

1A.	Reverse Stock Split and reduction in authorized capital stock

On March 17, 2017, the Company’s board of directors and its stockholder approved a reverse split of the Company’s issued and outstanding common stock at a 1-for-1,000 ratio. There was no reverse split of any preferred stock. On March 21, 2017, the Company filed an amendment to its amended and restated certificate of incorporation (the “Charter Amendment”) to effect the reverse stock split and a reduction in the Company’s authorized capital stock from 200,000,000 shares, consisting of 100,000,000 shares of common stock and 100,000,000 shares of preferred stock, to 110,000 shares, consisting of 10,000 shares of common stock and 100,000 shares of preferred stock. The par value of the common stock and the preferred stock were not adjusted as a result of the reverse split or the reduction in authorized share capital. All issued and outstanding common stock and preferred stock and the related per share amounts contained in the financial statements have been retroactively adjusted to reflect the reverse stock split and the reduction in authorized capital stock for all periods presented.

F-7

2.	GOING CONCERN CONSIDERATION

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business and use of cash in its operations.

To date, the Company has relied substantially on the Parent for liquidity and capital resources. In July 2016, the Parent contributed $1 million to the Company for working capital needs. As of September 30, 2016, the Company had approximately $787,000 in cash and had working capital of approximately $81,000. Effective September 30, 2016, the Company and the Parent jointly entered into the Loan and Security Agreement (Note 6) with a financial institution to borrow up to $1 million, all or substantially all of which is intended to be used in support of Fig’s business. The loan is due and payable on September 1, 2019 and bears a floating per annum interest rate equal to 2% above the published prime rate. Subsequent to September 30, 2016, the Company has withdrawn the full $1 million under such loan agreement.

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate revenue from the distribution of products to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. The Parent and/or the Company intend to raise funds through various potential sources, such as equity or debt financings; however, the Parent and/or the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail or cease its operations, and its business would be jeopardized.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and has been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of Fig Publishing, Inc. and its subsidiaries. All intercompany transactions, if any, have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company’s significant estimates are related to share-based compensation, expense allocations, and the valuation allowance associated with its deferred tax assets. Actual results could differ from those estimates.

Accounts Receivable

No allowance has been provided for uncollectible accounts. Management has evaluated the receivables and believes they are collectable based on the nature of the receivables, historical experience of credit losses, and all other currently available evidence.

F-8

As of September 30, 2016, 100% of the accounts receivable is due from a related party for reimbursement of expenses the Company incurred when undertaking, at the request of such related party, certain additional marketing in connection with a game’s development. Such expenses were originally paid for by the Parent then contributed to the Company.

Advances to Parent

During the year ended September 30, 2016, the Company made certain short-term advances to the Parent while the Parent was in the process of a financing transaction. As of September 30, 2016, the Company had approximately $389,000 in outstanding advances to the Parent. The Parent repaid this amount in full subsequent to September 30, 2016; thus, the Company recognized these amounts as current assets in the accompanying consolidated balance sheet.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct legal fees relating to a contemplated offering of shares of the Company’s securities, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the Proposed Offerings (as defined in Note 5). In the event the Proposed Offerings are terminated, deferred offering costs will be expensed.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of each asset, generally seven years for furniture and fixtures and three years for office equipment. For the period from October 27, 2014 (Inception) to September 30, 2015, property and equipment was allocated to the consolidated balance sheet in accordance with the carve-out financial statement presentation (more fully disclosed in Note 1).

Income Taxes

For purposes of the consolidated financial statements, the Company’s income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from the Parent.

Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities measured at the enacted tax rates in effect for the year in which these items are expected to reverse. Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) through September 30, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Fair Value Measurement

The Company follows accounting guidance on fair value measurements for financial assets and liabilities measured at fair value on a recurring basis. Under the accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

F-9

The accounting guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 2016 and 2015 the recorded values of receivables from Parent, accounts payable and other liabilities approximated their fair value due to the short-term nature of the instruments.

Stock-Based Compensation

The Company expenses stock-based compensation to employees over the requisite service period based on the estimated grant-date fair value of the awards and forfeiture rates. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates and involve inherent uncertainties and the application of its judgment.

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Revenue Recognition

Revenue from the provision of marketing services to third parties with no co-publishing license agreements is recognized as services are rendered, when both (i) the revenue earned is reliably determinable, and (ii) collectability is reasonably assured.

Game Development Expenses

The Company charges costs related to design and development of a video game to game development expense as incurred.

Recently Issued Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, 2016-08, 2016-10, and 2016-12, which provides new guidance on the recognition of revenue and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of reporting periods beginning after December 15, 2016. The Company is currently evaluating the transition method it will use and the impact of this new pronouncement on its consolidated financial position and results of operations.

F-10

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued, when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.

In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting”. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. Management is currently assessing the impact the adoption of ASU No. 2016-09 will have on the consolidated financial statements.

During October 2016, the FASB issued ASU 2016-16, Income Taxes - Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted as of the beginning of a fiscal year. The new standard must be adopted using a modified retrospective transition method, which is a cumulative-effective adjustment to retained earnings as of the beginning of the first effective reporting period. The Company is currently in the process of evaluating the impact of this new pronouncement on its consolidated financial position and results of operations.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation: Interest Held through Related Parties That Are under Common Control (“ASU 2016-17”), which changes the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the amendments require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity adopts the pending content that links to this paragraph in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently in the process of evaluating the impact of ASU 2016-17 on the consolidated financial statements.

F-11

4.	ASSUMPTIONS AND ALLOCATIONS

The majority of the Company’s expenses for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) through September 30, 2015, including executive compensation, have been allocated by management between the Company and the Parent based either on agreed pre-determined formulas, or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation. Expenses have been allocated from the Parent and included as the Company’s operations as if the Company was in existence for all periods presented. Certain corporate expenditures of the Parent have not been allocated to the Company since they did not provide a direct or material benefit to the Company. In addition, the Parent paid for certain expenses on the Company’s behalf as contribution to capital.

The following table summarizes expenses included in the accounting records of the Parent allocated by management to the operations of the Company and the Company’s expenses paid by the Parent as contribution to capital:

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015

Contributed General and Administrative (G&A) Expenses:
Salaries and benefits	$622,459	$82,622
Occupancy	44,672	2,385
Professional fees	448,551	215,591
Stock based compensation	69,105	1,766
Depreciation	-	543
Marketing and promotion	119,366	57,343
Travel expense	32,211	16,148
Publishing	49	-
Other general and administrative expenses	84,157	12,532
Total Contributed G&A Expenses	1,420,570	388,930

Contributed Game Development (GD) Expenses:
Game development	75,000	-
Total Contributed GD Expenses	75,000	-

5.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

		As of
	Estimated Life	September 30, 2015
Computers & office equipment	3 years	$9,222
Furniture and fixtures	7 years	1,101
Total property and equipment		10,323
Accumulated depreciation		(543)
Total property and equipment, net of accumulated depreciation		$9,780

Depreciation expense of approximately $500 was recognized in general and administrative expense for the period from October 27, 2014 (inception) to September 30, 2015 in the carve-out financial statements.

6.	SECURITIES OFFERINGS

Proposed Offerings

The Company plans to offer its non-voting preferred stock in Fig Publishing, Inc. (“Fig Game Shares”) and units representing membership interests in its subsidiaries (“Units”), “Fig Small Batch, LLC” and “Fig WL3, LLC”, each a Delaware limited liability company, through various offerings under the Regulation A and Regulation D exemptions from registration under the Securities Act of 1933 (each a “Proposed Regulation A Offering” or “Proposed Regulation D Offering”, respectively, and collectively the “Proposed Offerings”). Each Fig Game Share has no voting rights and is designed to reflect the economic performance of a specific video game license agreement that the Company has entered into with a third-party video game developer in connection with the game. The Parent has agreed to pay for certain offering expenses incurred pursuant to the Cost Sharing Agreement. As of September 30, 2016, the Company has not closed any of its Proposed Offerings and recorded an aggregate of approximately $328,000 of investors’ advances in connection with the Proposed Offerings in the accompanying consolidated balance sheet. If any of Proposed Offerings are not successful, all funds received for such offering will be returned to the investors. There can be no assurance that the Company will be successful in raising any funds in connection with its Proposed Offerings.

F-12

Qualified Offerings

On September 29, 2016, the Company’s Proposed Regulation A Offering to sell up to 6,000 Fig Game Shares in connection with the game Psychonauts 2 (“Fig Game Shares – PSY2”) at a purchase price of $500 per share was qualified by the SEC (“PSY2 Reg A Offering”). All gross proceeds will be distributed directly to Fig, and the Parent is responsible for all offering expenses incurred. As of September 30, 2016, all proceeds were kept in escrow and the Company had not received any funds distributed in connection with such offering (see Note 12).

7.	LOAN AGREEMENT

Effective September 30, 2016, the Company and the Parent jointly entered into a loan and security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) to borrow up to $1 million, all or substantially all of which is intended to be used in support of Fig’s business. Pursuant to the agreement, SVB shall make up to two advances available by December 31, 2016 in the aggregate principal amount of $750,000, and one advance, in the principal amount of $250,000, between the date upon which SVB confirms that the Company or the Parent have received a fully executed term sheet evidencing an investment commitment to purchase at least $5 million of equity securities, and March 31, 2017. Repayments are due to SVB in thirty (30) equal monthly installments commencing April 1, 2017, plus monthly payments of accrued interest at a rate of 2% above the prime rate. Outstanding advances are repayable in full on September 1, 2019. Repayment of is secured by a first priority security interest in favor of SVB in substantially all the Company’s and the Parent’s assets, excluding intellectual property. SVB will be due a fee on September 1, 2019 of 1% of the principal amount of all advances made. The agreement imposes certain restrictions on the Company and the Parent, including on the ability to (i) transfer, assign or dispose of business or property, (ii) permit a Change in Control (as defined in the agreement), merger or consolidation, (iii) incur any Indebtedness or Liens (as defined in the agreement), (iv) maintain any Collateral Account (as defined in the agreement), (v) issue or distribute capital stock or membership interests, make distributions or pay dividends (other than dividends paid by Fig on its preferred stock), (vi) enter into transactions with affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than would be obtained in an arm-length’s basis with a non- affiliate, (vii) permit any subordinated debt or make certain amendments to any document relating to such debt and (viii) fail to comply with certain governmental regulations. Each of these restrictions is subject to certain exceptions, as specified in the agreement. In connection with the agreement, the Parent issued to SVB a ten-year warrant to purchase 104,529 shares of the Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions. In October 2016 and December 2016, the Company withdrew $750,000 and $250,000, respectively, from such loan. In December 2016, the Company repaid $250,000 of the loan to SVB.

The Company and the Parent are jointly and severally liable under the Loan and Security Agreement. The Company and the Parents have agreed that all advances, draws or other borrowings as well as repayments made under the Loan and Security Agreement will be made for the direct benefit of Fig, in such amounts, at such times and under such terms as determined by Fig. If the borrowings are made or used other than as specified, the Company will seek recoveries from the Parent. The Parent will bear all of the costs incurred in connection with the Loan and Security Agreement, including the cost associated with the issuance of the warrant, unless otherwise agreed in writing by both parties.

The Company recognizes obligations resulting from the Loan and Security Agreement as the sum of (a) the amount the Company agreed to pay on the basis of its arrangement with its co-obligor (the Parent) and (b) any additional amount the Company expects to pay on behalf of its co-obligor (the Parent).

8.	RELATED PARTY TRANSACTIONS

Cost Sharing Agreement

On December 3, 2015, the Company, on behalf of itself and the subsidiaries, entered into a master services agreement with the Parent. In June 2016, this agreement was superseded and replaced with the Cost Sharing Agreement with the Parent. All expenses incurred by the Company to date were paid by the Parent and allocated to the Company according to, in most instances, pre-determined formulas pursuant to the Cost Sharing Agreement. The Parent allocates (i) 50% of the salary of each of the Chief Executive Officer, Mr. Justin Bailey, and one other employee, to Fig, and the remaining 50% of each such salary to the Parent; and (ii) 100% of the salaries of the Chief Operating Officer, Mr. Jonathan Chan, to Fig. As the Parent provides Fig with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance, the costs of these activities are allocated 50% to the Parent and 50% to the Company.

The Cost Sharing Agreement has an initial term through December 31, 2016, and will automatically renew for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date.

F-13

9.	LICENSE AGREEMENTS

According to the Company’s business model, the Company has entered into several co-publishing license agreements with game developers, including two game developers. Double Fine Productions, Inc. (“Double Fine”) and inXile Entertainment, Inc. (“inXile”), whose Chief Executive Officers are also stockholders and members of the Board of Directors of the Parent, prior to conducting crowdfunding campaigns to determine the campaigns’ goals and both parties’ obligations. The goals can be met through a combination of rewards pledges and Fig Advance (as discussed below). Prior to the end of the crowdfunding campaigns, Fig will determine, based on a number of factors (many of which will relate to Fig’s assessment of the success of the crowdfunding campaign), the precise amount of the Fig Advance within the range previously agreed.  If the crowdfunding campaigns meet their goals, the developer will receive the proceeds of all the rewards pledges made directly. Fig will not be involved in this payment process. The license agreement will then continue, the Company will pay to the developer various amounts over time to fund the development of the game until it is ready for commercial marketing and sale (“Fig Advance”), and the developer will proceed with developing the game and delivering it pursuant to the terms of the license agreement. If the crowdfunding campaigns are not successful, the rewards pledges made will not be collected and the license agreements will terminate. In exchange, Fig will receive a service fee and its share of revenue from the sales receipts in respect to each game and as compensation.

As of September 30, 2016, three crowdfunding campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including one crowdfunding campaign conducted by Double Fine. Pursuant to the associated license agreements, Fig will provide Fig Advances of at least $600,000 and up to $3 million to Double Fine. In addition, Fig might provide an additional $700,000 Fig Advance to the other two game developers, of which the Company has paid $75,000 as of September 30, 2016. Funds paid to game developers is included in game development expenses and accounts payable and accrued expenses in the accompanying consolidated financial statements.

Subsequent to September 30, 2016, four more crowdfunding campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including one crowdfunding campaign conducted by inXile. Pursuant to the associated license agreements, Fig will provide Fig Advances of at least $1.2 million and up to $2.5 million to inXile. In addition, Fig will provide additional Fig Advances of at least $42,000 to $212,000 to the remaining three game developers who have just met their campaign goals. The Company paid an additional $1.5 million of Fig Advances to developers subsequent to September 30, 2016, of which $1.26 million was paid to Double Fine and inXile.

10.	STOCKHOLDER’S EQUITY (DEFICIT)

Capital Stock

Pursuant to the Company’s amended and restated certificate of incorporation effective March 21, 2017 (see note 1A), the Company is authorized to issue 10,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of blank check preferred stock, par value $0.0001 per share.

As of September 30, 2016, the Parent held 1,000 shares of the Company’s common stock, representing 100% of the then issued and outstanding shares of common stock. As a result, the Parent holds all of the voting power and has sole control of the Company.

Stock Based Compensation - Stock Option Activity

The Parent allocated approximately $69,000 and $1,800 of stock based compensation expense to the Company for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) to September 30, 2015, respectively.

11.	COMMITMENTS AND CONTINGENCIES

Lease

The Company is not a party to any leases. Rent expense for the year ended September 30, 2016 and for the period from October 27, 2014 (Inception) to September 30, 2015, of approximately $45,000 and $2,400, respectively, resulted from an allocation of the Parent’s rent expense, in accordance with the Cost Sharing Agreement.

F-14

Litigation

The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss. As of September 30, 2016 and through the date of this filing, there were no such matters.

12.	INCOME TAXES

The operations of the Company are included in the tax filings of the Parent. For financial reporting purposes, the Company calculated an income tax provision and deferred income tax balances as if the Company had filed its own separate tax return under Sub-chapter C of the Internal Revenue Code.

A reconciliation of the statutory U.S. federal rate to the Company’s effective tax rate is as follows:

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
Statutory U.S. federal rate	34.0%	34.0%
State income tax, net of federal benefit	5.8%	5.8%
Meals and entertainment	0.0%	(0.1)%
Other	(1.3)%	0.0%
Valuation allowance	(38.5)%	(39.7)%

Provision for income taxes	0.0%	0.0%

The components of the net deferred tax asset as of September 30, 2016 are the following:

	As of September 30,
	2016	2015
Deferred tax assets:
Net operating loss carry forwards	$986,974	$153,933
Other	(703)	703
Gross deferred tax assets	986,271	154,636
Valuation allowance	(986,271)	(154,636)
Net deferred tax assets	$-	$-

F-15

The following summarizes the income tax provision (benefit):

	For the Year Ended	For the Period from October 27, 2014 (inception) to
	September 30, 2016	September 30, 2015
Current:
Federal	$-	$-
State	-	-
Total current tax expense	$-	$-
Deferred:
Federal	$709,829	$131,987
State	121,806	22,649
Net deferred tax assets	831,635	154,636
Change in valuation allowance	(831,635)	(154,636)
Total tax provision	$-	$-

The Company has determined, based upon available evidence, that it is more likely than not that the net deferred tax asset will not be realized and, accordingly, has provided a full valuation allowance. The Company recognized a change in valuation allowance of approximately $832,000 for the year ended September 30, 2016.

The Company’s operations are included in the US federal and state tax returns of the Parent. These tax returns when filed are subject to examination by tax authorities for periods beginning with the Parent’s calendar year ended December 31, 2014, however, this footnote has been presented as if the Company is filing its tax returns on a separate, stand-alone basis. The net operating loss carry forwards of the Parent will expire 20 years from the date of filing the initial return.

The Parent’s major tax jurisdictions are the United States and California. The Company’s evaluation of uncertain tax matters was performed for the tax period for the year ended September 30, 2016. The Company has elected to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit, as well as its outstanding income tax assets and liabilities.

The Company only recognizes tax benefits from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. To date, the Company has not recognized such tax benefits in its consolidated financial statements.

13.	SUBSEQUENT EVENTS

Closing of Proposed Regulation A Offerings

Subsequent to September 30, 2016, the Company commenced the closing of its PSY2 Reg A Offering, generating an aggregate of $429,500 in gross proceeds. To date, $398,087 has been disbursed from escrow to the Company and the remaining proceeds are expected to be released upon the expiration of Automated Clearing House (ACH) transaction waiting periods.

Closing of Proposed Regulation D Offerings

In November 2016, the Company closed its first Proposed Regulation D Offering, in connection with the game Psychonauts 2, and sold 327 Fig Game Shares – PSY2 for an aggregate purchase price of $159,500, which was included as a liability in investors’ advance and funds temporarily held by Parent as of September 30, 2016 in the accompanying consolidated balance sheet.

Subsequent to September 30, 2016, Fig Small Batch, LLC, a limited liability company of which the Company is the managing member, closed three of its Proposed Regulation D Offerings and issued an aggregate of 99 Units to third-party investors, including 21 Series Make Sail Units, 5 Series Trackless Units, and 73 Series Kingdoms and Castles Units (such Units being associated with the game Make Sail, Trackless, and Kingdoms and Castles, respectively) to accredited investors, for an aggregate consideration of $99,000.

In January 2017, Fig WL3, LLC, a limited liability company of which the issuer is the managing member, closed a Proposed Regulation D Offering and issued 965 WL3 Units (such Units being associated with the game Wasteland 3) to accredited investors, for an aggregate consideration of $965,000. To date, it has received $925,015 of that amount and expects to receive the remainder upon the expiration of ACH transaction waiting periods.

F-16

F-17

FIG PUBLISHING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	September 30, 2016
	(Unaudited)
ASSETS
Current assets:
Cash	$948,646	$787,454
Prepaid expenses	1,351	-
Accounts receivable - related party	2,000	24,346
Funds temporarily held by Parent	-	159,480
Advances to Parent	18,128	388,928
Total current assets	970,125	1,360,208

Deferred offering costs	72,195	471,000
Total assets	$1,042,320	$1,831,208

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$363,306	$350,328
Accrued expenses	495,000	600,000
Investors' advances	82,000	328,485
Total current liabilities	940,306	1,278,813

Commitments and Contingencies

Stockholder's equity:
Preferred stock, $0.0001 par value; 100,000 shares authorized; 1,493 and -0- shares outstanding as of March 31, 2017 and September 30, 2016, respectively (see Note 8)	-	-
Common stock, $0.0001 par value; 10,000 shares authorized; 1,000 shares issued and outstanding as of March 31, 2017 and September 30, 2016 (see Note 1)	-	-
Additional paid-in capital	4,421,690	3,104,154
Stock subscription receivable	(34,233)	-
Accumulated deficit	(5,404,942)	(2,551,759)
Non-controlling interest in consolidated entities	1,119,499	-
Total stockholder's equity	102,014	552,395
Total liabilities and stockholder's equity	$1,042,320	$1,831,208

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-18

FIG PUBLISHING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Six Months Ended March 31,
	2017	2016

Revenue:
Marketing services revenue	$4,000	$-
Licensed game revenue	5,000	-
Total revenue	9,000	$-

Operating expenses:
General and administrative	1,269,778	733,590
Game development	1,588,000	-
Total operating expenses	2,857,778	733,590

Net loss	$(2,848,778)	$(733,590)

Net income attributable to non-controlling interests	$4,405	$-

Net loss attributable to controlling interest	$(2,853,183)	$(733,590)

Weighted average shares outstanding, basic and diluted	1,000	1,000

Basic and diluted net loss per share attributable to controlling interest	$(2,853.18)	$(733.59)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-19

FIG PUBLISHING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended March 31,
	2017	2016

Cash Flows From Operating Activities:
Net loss	$(2,848,778)	$(733,590)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation allocated by Parent	160,523	50,580
Other expenses allocated by Parent	530,624	682,990
Write-off deferred offering costs	13,235	-
Changes in operating assets and liabilities:
Prepaid expenses	(1,351)	-
Accounts receivable - related party	22,346	-
Accounts payable	101,913	-
Accrued expenses	(105,000)	-
Other current liabilities	-	8,000
Net cash provided by (used in) operating activities	(2,126,488)	7,980

Cash Flows From Investing Activities:
Advances to Parent	(623,921)	-
Repayment by Parent of advances to Parent	994,721
Net cash provided by investing activities	370,800	-

Cash Flows From Financing Activities:
Proceeds received from issuance of preferred game shares	427,587	-
Proceeds received from issuance of non-controlling membership interests	1,079,195
Receipt of investor funds temporarily held by Parent	159,480	-
Cash contribution from Parent	418,553	-
Payment of offering costs	(192,935)	-
Investors' advances	25,000	-
Net cash provided by financing activities	1,916,880	-

Net change in cash	161,192	7,980

Cash:
Beginning	787,454	-
Ending	$948,646	$7,980

Non-cash activities:
Issuance of common stock to Parent	$-	$100
Deferred offering costs contributed by Parent	$1,236	$342,697
Deferred offering costs included in accounts payable	$103,437	$-
Accounts payable paid by Parent	$100	$-
Reclassification of deferred offering costs to non-controlling interest upon closing of sale of units in consolidated variable interest entities	$16,906	$-
Reclassification of previous investors' advance to non-controlling upon closing of sale of units in consolidated variable interest entities	$50,000	$-
Reclassification of deferred offering costs to equity upon closing of sale of preferred game shares	$474,000	$-
Reclassification of previous investors' advance to equity upon closing of sale of preferred game shares	$221,500	$-
Contributions from Parent	$-	$251,309
Reclassification of net transfer from Parent to additional paid-in capital	$-	$242,161

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-20

FIG PUBLISHING, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND BUSINESS

Nature of Operations

Fig Publishing, Inc. was incorporated in the State of Delaware on October 8, 2015 and is a wholly-owned subsidiary of Loose Tooth Industries, Inc. (its Parent). Fig Publishing, Inc. is an early-stage entity and has relied substantially on its Parent for support in the conduct of business since its inception. Its Parent was formed on October 27, 2014 but its operations did not commence until April 2015. References below to the "Company" or “Fig” are to Fig Publishing, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Fig is a community powered publisher of video games. Fig’s business is to identify, license, contribute funds to the development of, market, arrange distribution for, and earn cash receipts from sales of video games developed by third- party video game developers with whom Fig enters into license agreements to publish those games. The Company hosts the crowdpublishing campaigns on its Parent’s website, Fig.co, an online technology platform created facilitate fundraising for video game development. In June 2016, the Company entered into an agreement with the Parent (the “Cost Sharing Agreement”), pursuant to which the Company and the Parent have each agreed to share certain costs pursuant to an allocation policy (See Note 4).

Certain Significant Risks and Uncertainties

The Company can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: the ability to identify games with sufficient potential for commercial success; secure license agreements on favorable terms with talented and reliable developers; successfully market and distribute licensed games; and keep up with customer preferences and trends.

Reverse Stock Split and Reduction in Authorized Capital Stock

On March 17, 2017, the Company’s board of directors and its stockholder approved a reverse split of the Company’s issued and outstanding common stock at a 1-for-1,000 ratio. There was no reverse split of any preferred stock. On March 21, 2017, the Company filed an amendment to its amended and restated certificate of incorporation (the “Charter Amendment”) to effect the reverse stock split and a reduction in the Company’s authorized capital stock from 200,000,000 shares, consisting of 100,000,000 shares of common stock and 100,000,000 shares of preferred stock, to 110,000 shares, consisting of 10,000 shares of common stock and 100,000 shares of preferred stock. The par value of the common stock was not adjusted as a result of the reverse split or the reduction in authorized share capital. All issued and outstanding common stock and the related per share amounts contained in the condensed consolidated financial statements have been retroactively adjusted to reflect the reverse stock split and the reduction in authorized capital stock for all periods presented.

2.       GOING CONCERN

The Company’s condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments through the normal course of business and use of cash in its operations.

To date, the Company has relied substantially on the Parent for liquidity and capital resources. In March and June 2017, the Parent contributed approximately $419,000 and $1.0 million to the Company for working capital, respectively. Effective September 30, 2016, the Company and the Parent jointly entered into the Loan and Security Agreement (Note 6) with a financial institution to borrow $1.0 million. The loan is due and payable on September 1, 2019 and bears a floating per annum interest rate equal to 2% above the published prime rate.   As of March 31, 2017, the Company had approximately $949,000 in cash and had working capital of approximately $30,000.

F-21

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate revenue from the distribution of products to be able to sustain its operations until it can achieve profitability and positive cash flows, if ever. The Parent and/or the Company intend to raise funds through various potential sources, such as equity or debt financings; however, the Parent and/or the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to terminate or significantly curtail or cease its operations, and its business would be jeopardized.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the condensed consolidated financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission ("SEC") regarding interim financial reporting. The condensed consolidated balance sheet as of March 31, 2017, and the condensed consolidated statements of operations and cash flows for the six months ended March 31, 2017 and 2016 are unaudited. The interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's condensed consolidated financial position as of March 31, 2017 and its results of operations and cash flows for the six months ended March 31, 2017 and 2016. The financial data and the other financial information contained in these notes to the condensed consolidated financial statements related to the six-month periods are also unaudited.

The results of operations for the six months ended March 31, 2017 and 2016 are not necessarily indicative of the results to be expected for the year ending September 30, 2017 or for any other future annual or interim period. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements included in the Company’s Form 1-K, most recently filed with the SEC on January 30, 2017.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. Net income and stockholders’ equity were not affected by these reclassifications.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Fig Publishing, Inc. and those variable interest entities where the Company has a controlling financial interest, which include Fig Small Batch, LLC, a Delaware series limited liability company, and Fig WL3, LLC, a Delaware limited liability company. All intercompany transactions, if any, have been eliminated. Noncontrolling interests in consolidated variable interest entities are reflected within stockholders’ equity on the Company’s unaudited condensed consolidated balance sheets.

Variable Interest Entities

The Company consolidates entities in which it has a controlling financial interest. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”). Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently, (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity and (iii) the legal entity is structured with substantive voting rights. A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. The Company has a controlling financial interest in a VIE when the Company has a variable interest or interests that provide it with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

F-22

Accounts Receivable

No allowance has been provided for uncollectible accounts. Management has evaluated the receivables and believes they are collectable based on the nature of the receivables, historical experience of credit losses, and all other currently available evidence.

As of March 31, 2017, all of the Company’s accounts receivable are due from a related party for marketing services.

Advances to Parent

During the six months ended March 31, 2017, the Company made certain short-term advances to the Parent. As of March 31, 2017, the Company had approximately $18,000 in outstanding advances to the Parent. The Parent repaid this amount in full subsequent to March 31, 2017; thus, the Company recognized these amounts as current assets in the accompanying condensed consolidated balance sheet.

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct legal fees and accounting fees relating to a contemplated offering of shares of the Company’s securities, are capitalized within long term assets. The deferred offering costs will be reclassified to additional paid-in capital upon the consummation of the Proposed Offerings (as defined in Note 5). In the event the Proposed Offerings are terminated, deferred offering costs will be expensed.

Revenue Recognition

The Company generates revenues through non-exclusive licenses of video games from developers and through the provision of marketing services. The Company’s fees primarily consist of license fees earned from non-exclusive video game licenses and from marketing services earned on a time and materials basis. The Company recognizes revenue when persuasive evidence of an arrangement exists, the service has been provided to the user, the price paid by the user is fixed or determinable, and collectability is reasonably assured. Determining whether and when some of these criteria have been satisfied requires judgments that may have a significant impact on the timing and amount of revenue the Company reports in each period.

Licensed game revenue

The Company licenses video games from third party developers on a non-exclusive basis.  Provided a game is successfully developed and published, sales receipts generated from the games will be shared with the Company in the proportions specified in each non-exclusive license agreement. Licensed game revenue is generally recognized when receipt of the Company’s proportionate interest in game revenues is known.

Marketing services revenue

Revenue from the provision of marketing services to third parties with no co-publishing license agreements is generally recognized as services are rendered, which is measured based on the time incurred.

Joint and Several Obligations with Parent

The Company measures its obligations, from arrangements in which it is jointly and severally liable with its Parent, as the sum of the amount the Company has agreed with its Parent that it will pay, and any additional amount the Company expects to pay on behalf of its Parent.

F-23

Recently Issued Accounting Pronouncements

During May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended by ASU 2015-14, 2016-08, 2016-10, and 2016-12, which provides new guidance on the recognition of revenue and states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of reporting periods beginning after December 15, 2016. The Company is currently evaluating the transition method it will use and the impact of this new pronouncement on its condensed consolidated financial position and results of operations.

In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting”. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. Management is currently assessing the impact the adoption of ASU No. 2016-09 will have on the condensed consolidated financial statements.

4.       ASSUMPTIONS AND ALLOCATIONS

Certain of the Company’s expenses for the six months ended March 31, 2017 and 2016, including executive compensation, have been allocated by management between the Company and the Parent based either on agreed pre-determined formulas, or, where necessary and appropriate, based on management’s best estimate of an appropriate proportional allocation in accordance with the Cost Sharing Agreement between the Company and the Parent (more disclosed in Note 6). Certain corporate expenditures of the Parent have not been allocated to the Company since they did not provide a direct or material benefit to the Company. In addition, the Parent paid for certain expenses on the Company’s behalf as contribution to capital.

The following table summarizes expenses included in the accounting records of the Parent allocated by management to the operations of the Company and the Company’s expenses paid by the Parent as contribution to capital:

	For the Six Months Ended March 31,
	2017	2016

Allocated Expenses:
Salaries and benefits	$265,692	$332,961
Occupancy	30,330	20,935
Professional fees	53,029	171,311
Stock based compensation	160,523	50,580
Marketing and promotion	103,990	112,673
Travel expense	10,494	12,647
Other general and administrative expenses	67,090	32,483
Total Allocated Expenses	691,148	733,590

F-24

5.       LOAN AGREEMENT

Effective September 30, 2016, the Company and the Parent jointly entered into a loan and security agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”) to borrow up to $1.0 million, all or substantially all of which is intended to be used in support of Fig’s business. Pursuant to the agreement, SVB shall make up to two advances available by December 31, 2016 in the aggregate principal amount of $750,000, and one advance, in the principal amount of $250,000, between the date upon which SVB confirms that the Company or the Parent have received a fully executed term sheet evidencing an investment commitment to purchase at least $5 million of equity securities, and March 31, 2017. Repayments are due to SVB in thirty (30) equal monthly installments commencing April 1, 2017, plus monthly payments of accrued interest at a rate of 2% above the prime rate. Outstanding advances are repayable in full on September 1, 2019. Repayment of is secured by a first priority security interest in favor of SVB in substantially all the Company’s and the Parent’s assets, excluding intellectual property. SVB will be due a fee on September 1, 2019 of 1% of the principal amount of all advances made. The agreement imposes certain restrictions on the Company and the Parent, including on the ability to (i) transfer, assign or dispose of business or property, (ii) permit a Change in Control (as defined in the agreement), merger or consolidation, (iii) incur any Indebtedness or Liens (as defined in the agreement), (iv) maintain any Collateral Account (as defined in the agreement), (v) issue or distribute capital stock or membership interests, make distributions or pay dividends (other than dividends paid by Fig on its preferred stock), (vi) enter into transactions with affiliates except in the ordinary course of business and upon fair and reasonable terms that are no less favorable than would be obtained in an arm-length’s basis with a non- affiliate, (vii) permit any subordinated debt or make certain amendments to any document relating to such debt and (viii) fail to comply with certain governmental regulations. Each of these restrictions is subject to certain exceptions, as specified in the agreement. In connection with the agreement, the Parent issued to SVB a ten-year warrant to purchase 104,529 shares of the Parent’s common stock, at $0.32 per share, subject to certain additional terms and conditions. In October 2016 and December 2016, the Parent withdrew $750,000 and $250,000, respectively, from such loan and repaid $250,000 of the loan to SVB in December 2016.

The Company and the Parent are jointly and severally liable under the Loan and Security Agreement. The Company and the Parent have agreed that all advances, draws or other borrowings as well as repayments made under the Loan and Security Agreement will be made for the direct benefit of Fig, in such amounts, at such times and under such terms as determined by Fig. If the borrowings are made or used other than as specified, the Company will seek recoveries from the Parent. The Parent will bear all of the costs incurred in connection with the Loan and Security Agreement, including the cost associated with the issuance of the warrant, unless otherwise agreed in writing by both parties.

The Company recognizes obligations resulting from the Loan and Security Agreement as the sum of (a) the amount the Company agreed to pay on the basis of its arrangement with its co-obligor (the Parent) and (b) any additional amount the Company expects to pay on behalf of its co-obligor (the Parent). As of March 31, 2017, borrowings of $750,000 are outstanding and recognized on the Parent’s financial statements. Principal repayments by the Parent to SVB of $25,000 per month for 30 months commenced April 1, 2017. The Company does not expect to repay any outstanding amounts under the loan on behalf of the Parent.

6.        RELATED PARTY TRANSACTIONS

Cost Sharing Agreement

On December 3, 2015, the Company, on behalf of itself and the subsidiaries, entered into a master services agreement with the Parent. In June 2016, this agreement was superseded and replaced with the Cost Sharing Agreement with the Parent. Certain expenses incurred by the Company to date were paid by the Parent and allocated to the Company according to, in most instances, pre-determined formulas pursuant to the Cost Sharing Agreement. The Parent allocates (i) 50% of the salary of each of the Chief Executive Officer, Mr. Justin Bailey, and one other employee, to Fig, and the remaining 50% of each such salary to the Parent; and (ii) 100% of the salaries of the Chief Operating Officer, Mr. Jonathan Chan, to Fig. As the Parent provides Fig with management and administrative services, as well as services relating to information technology provision and support, distribution rights management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance, the costs of these activities are allocated 50% to the Parent and 50% to the Company.

F-25

The Cost Sharing Agreement is effective through December 31, 2017, and will automatically renew for successive one-year terms each December 31, unless either party provides the other party with written notice of its intent not to renew at least three months prior to such date.

7.       LICENSE AGREEMENTS

The Company enters into game co-publishing license agreements with third party developers for each crowdpublishing campaign that it hosts on its Parent’s website, Fig.co. These crowdpublishing campaigns allow the developers to raise funds for their games through sales of rewards, and they allow the Company to gauge interest in an offering of Fig Game Shares that would reflect its economic returns as a publisher of the game. A crowdfunding campaign must be successful before the Company will greenlight its publishing of a game.

A campaign is successful if the goals in the license agreements are met through a combination of rewards pledges to developers and Fig Game Share reservations. If a crowdpublishing campaign meets its goal, the developer receives the proceeds of all the rewards pledges directly from a third-party payment processor. Fig is not involved in the payment and fulfillment of rewards pledges. The Company pays to the developer various amounts over time to fund the development of the game until it is ready for commercial marketing and sale (“Fig Funds”). The amount of the Fig Funds is determined by the Company within a range specified in the license agreement, based on a number of factors, many of which relate to the Company’s assessment of the results of the campaign and the developer develops the game and delivers it pursuant to the terms of the license agreement. In exchange, the Company receives its share of revenue from the sales receipts and sometimes an additional service fee from sales of the game as compensation. If the campaign is not successful, the license agreement terminates and the rewards pledges are not collected.

As of March 31, 2017, 11 crowdpublishing campaigns conducted on Fig.co for games to be published by Fig successfully met their goals, including two crowdpublishing campaigns for games developed by related parties, Double Fine Productions, Inc. (“Double Fine”) whose chief executive officer is a stockholder and board member of the Parent, and inXile Entertainment, Inc. (“inXile”), whose chief executive officer is a stockholder of the Parent. Pursuant to the associated license agreements, upon closing of the successful campaigns, Fig will provide Fig Funds of ranging from $600,000 to $3.0 million to Double Fine, and from $1.2 million to $2.5 million to inXile. During the six months ended March 31, 2017, the Company has paid an aggregate of $350,000 and $985,000 of Fig Funds to Double Fine and inXile, respectively. In addition, Fig might provide additional Fig Funds ranging from $127,000 to $3.4 million to the other game developers, of which the Company has paid $373,000 during the six months ended March 31, 2017. These minimum amounts are included in game development expenses and accrued liabilities in the accompanying unaudited condensed consolidated financial statements.

8.       SECURITIES OFFERINGS

Proposed Offerings

The Company offered its (1) preferred stock in Fig Publishing, Inc. and (2) units representing membership interests in its consolidated variable interest entities (“LLC Units”), “Fig Small Batch, LLC” and “Fig WL3, LLC”, each a Delaware limited liability company (“Fig Game Shares” or “Units” as the context requires), through various offerings under the Regulation A and Regulation D exemptions from registration under the Securities Act of 1933 (each a “Proposed Regulation A Offering” or “Proposed Regulation D Offering”, respectively, and collectively the “Proposed Offerings”). Each Fig Game Share has no voting rights and is designed to reflect the economic performance of a specific video game license agreement that the Company has entered into with a third-party video game developer in connection with the game.

During the six months ended March 31, 2017, the Company closed several securities offerings selling Fig Game Shares and LLC units. From inception through March 31, 2017, the Company sold an aggregate of 1,493 Fig Game Shares for proceeds of approximately $0.2 million, net of offering costs of $0.5 million. The Company also sold an aggregate of 1,707 LLC Units for proceeds of approximately $1.1 million, net of offering costs of $17,000.

F-26

As of March 31, 2017, the Company has an aggregate of $82,000 of investors’ advances in connection with one of the Proposed Offerings in the accompanying unaudited condensed consolidated balance sheet. If the Proposed Offering is not successful, all funds received for such offering will be returned to the investors. There can be no assurance that the Company will be successful in raising any funds in connection with its Proposed Offerings.

9.       STOCKHOLDER’S EQUITY

Capital Stock

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 10,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of preferred stock, par value $0.0001 per share, of which 6,000, 1,200, and 1,250 was designated for the Fig Game Shares – Psy2, Fig Game Shares – CTT, and Fig Game Shares – Wasteland 3 series of its preferred stock, respectively.

a-	Common Stock

As of March 31, 2017, the Parent held 1,000 shares of the Company’s common stock, representing 100% of the then issued and outstanding shares of common stock. As a result, the Parent holds all of the voting power and has sole control of the Company.

b-	Preferred Stock

As of March 31, 2017, the Company had 1,493 shares of preferred stock, or Fig Game Shares, outstanding.

The Company’s preferred stock are designed to reflect or “track” the economic performance of a particular video game co-publishing license agreement that the Company have entered into with video game developer, rather than the economic performance of the company as a whole.

Holders of Fig Game Shares have no voting powers and no direct claim to the Company’s net assets and are not represented by separate boards of directors. Instead, holders of Fig Game Shares are stockholders of the Company, with a single board of directors and subject to all of the risks and liabilities of the Company. If the games are successfully developed and published, the Board may declare dividend to allot part of its revenue shares to holders of Fig Game Shares. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of liabilities of the Company, holder of Fig Game Shares will be entitled to received (i) all dividends and other distributions declared or accrued on such series by the Board but not yet paid, plus (ii) an amount equal to the value of the net assets attributed to the publishing rights under the License Agreements.

Stock Based Compensation - Stock Option Activity

The Parent allocated approximately $161,000 and $51,000 of stock based compensation expense to the Company for the six months ended March 31, 2017 and 2016, respectively.

10.     COMMITMENTS AND CONTINGENCIES

Lease

The Company is not a party to any leases. Rent expense for the six months ended March 31, 2017 and 2016, of approximately $30,000 and $21,000, respectively, resulted from an allocation of the Parent’s rent expense, in accordance with the Cost Sharing Agreement.

F-27

Litigation

The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss. As of March 31, 2017, there were no such matters.

11.     SUBSEQUENT EVENTS

Qualified Offerings

On May 10, 2017 and June 12, 2017, the Company’s Proposed Regulation A Offerings to sell up to 2,250 and 1,000 Fig Game Shares in connection with the games Pillars of Eternity II and Phoenix Point, respectively, were qualified by the SEC. All gross proceeds will be distributed directly to Fig. To date, neither offering has closed and all proceeds were kept in escrow and the Company had not received any funds distributed in connection with such offering.

On June 9, 2017, the Company received a $1.0 million capital contribution from the Parent, pursuant to which no additional shares were issued.

F-28

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
2.1.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 1-U filed on March 23, 2017).
2.1.3	Amended and Restated Certificate of Designations for Fig Game Shares – PSY2 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
2.1.4	Certificate of Designations for Fig Game Shares – Wasteland 3 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 1-U filed on March 23, 2017).
2.1.5	Certificate of Designations for Fig Game Shares – CTT (incorporated by reference to Exhibit 3.4 to Post-Qualification Amendment No. 6 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
2.1.6	Certificate of Designations for Fig Game Shares – Pillars of Eternity II (incorporated by reference to Exhibit 2.1.6 to Post-Qualification Amendment No. 7 to the Company's Offering Statement on Form 1-A (File No. 024-10507)).
2.1.7	Certificate of Designations for Fig Game Shares – Phoenix Point (incorporated by reference to Exhibit 2 to the Company’s Semiannual Report on Form 1-SA filed on June 29, 2017).
2.2	Bylaws (incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
4.1	Form of Subscription Agreement between the Company and Investors in Fig Game Shares – CTT (incorporated by reference to Exhibit 4.1 to Post-Qualification Amendment No. 9 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.1.1	Amended and Restated License Agreement between Double Fine Productions, Inc. and the Company, executed October 3, 2016, in respect of Psychonauts 2 (incorporated by reference to Exhibit 6.2 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
6.1.2	Amended and Restated License Agreement between inXile Entertainment, Inc. and the Company, dated as of March 20, 2017, in respect of Wasteland 3 (incorporated by reference to Exhibit 6.1 the Company’s Current Report on Form 1-U filed on March 23, 2017).
6.1.3	Amended and Restated License Agreement between Dark Rock Industries Limited, Obsidian Entertainment, Inc. and the Company, dated as of April 11, 2017, in respect of Pillars of Eternity II: Deadfire (incorporated by reference to Exhibit 6.3 to Post-Qualification Amendment No. 6 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.1.4	License Agreement between Snapshot Games Inc. and the Company, dated as of March 23, 2017, in respect of Phoenix Point (incorporated by reference to Exhibit 6.1.4 to Post-Qualification Amendment No. 7 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.1.5	Amended and Restated Video Game License Agreement between Interdimensional Games Incorporated and the Company, dated as of April 27, 2017, in respect of Consortium: The Tower (incorporated by reference to Exhibit 6.1.5 to Post-Qualification Amendment No. 9 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.2	Cost Sharing Agreement by and between the Company and Loose Tooth Industries, Inc., dated as of June 30, 2016 (incorporated by reference to Exhibit 6.5 to Pre-Qualification Amendment No. 3 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
6.3	Loan and Security Agreement among Silicon Valley Bank, Loose Tooth Industries, Inc. and the Company, dated as of September 30, 2016 (incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on October 7, 2016).
6.4	Fig WL3, LLC Limited Liability Company Operating Agreement, dated as of November 22, 2016 (incorporated by reference to Exhibit 6.5 to Post-Qualification Amendment No. 1 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
11.1	Consent of Independent Registered Public Accounting Firm
12.1	Opinion of Ellenoff Grossman & Schole LLP for Fig Game Shares – CTT (incorporated by reference to Exhibit 12.1 to Post-Qualification Amendment No. 9 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
13.1	Testing-the-waters Materials for Fig Game Shares – CTT (incorporated by reference to Exhibit 13.1 to Post-Qualification Amendment No. 9 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).
15.1	Form of Developer Questionnaire (incorporated by reference to Exhibit 15.1 to Pre-Qualification Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10507)).

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 11, 2017.

FIG PUBLISHING, INC.

By:	/s/ Justin Bailey
Justin Bailey
Chief Executive Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justin Bailey	Sole Director, Chief Executive Officer	July 11, 2017
Justin Bailey	(Principal Executive Officer), Principal
Financial Officer and Principal
Accounting Officer

III-2